Exhibit 10.34

EXECUTION VERSION

REVOLVING FACILITY CREDIT AGREEMENT

among

FENDER MUSICAL INSTRUMENTS CORPORATION,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

THE CIT GROUP/COMMERCIAL SERVICES, INC. and

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN),

as Co-Documentation Agents,

WELLS FARGO FOOTHILL, LLC,

as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of June 7, 2007

J.P. Morgan Securities Inc., as Sole Lead Arranger and Sole Bookrunner

3.16	Use of Proceeds	56
3.17	Environmental Matters	57
3.18	Accuracy of Information, etc	57
3.19	Security Documents	58
3.20	Solvency	58
3.21	Regulation H	59
3.22	Insurance	59

SECTION 4.	CONDITIONS PRECEDENT	59

4.1	Conditions to Revolving Loans	59
4.2	Conditions to Each Extension of Credit	62

SECTION 5.	AFFIRMATIVE COVENANTS	63

5.1	Financial Statements	63
5.2	Certificates; Other Information	63
5.3	Payment of Taxes	65
5.4	Maintenance of Existence; Compliance	65
5.5	Maintenance of Property; Insurance	65
5.6	Inspection; Books and Records; Discussions; Field Examinations and Appraisals	66
5.7	Notices	66
5.8	Environmental Laws	68
5.9	Additional Collateral, etc	68
5.10	Casualty and Condemntation	69

SECTION 6.	NEGATIVE COVENANTS	69

6.1	Indebtedness	69
6.2	Liens	71
6.3	Fundamental Changes	72
6.4	Disposition of Property	73
6.5	Restricted Payments	73
6.6	Investments	74
6.7	Optional Payments and Modifications of Certain Debt Instruments	75
6.8	Transactions with Affiliates	76
6.9	Swap Agreements	76
6.10	Negative Pledge Clauses	76
6.11	Clauses Restricting Subsidiary Distributions	76
6.12	Lines of Business	77
6.13	Consolidated Fixed Charge Coverage Ratio	77
6.14	Amendment of Organizational Documents	77

SECTION 7.	EVENTS OF DEFAULT	77

SECTION 8.	THE AGENTS	80

8.1	Appointment	80
8.2	Delegation of Duties	80
8.3	Exculpatory Provisions	80
8.4	Reliance by Administrative Agent	80

8.5	Notice of Default	81
8.6	Non-Reliance on Agents and Other Lenders	81
8.7	Indemnification	82
8.8	Agent in Its Individual Capacity	82
8.9	Successor Administrative Agent	82
8.10	Documentation Agents and Syndication Agent	83

SECTION 9.	MISCELLANEOUS	83

9.1	Amendments and Waivers	83
9.2	Notices	85
9.3	No Waiver; Cumulative Remedies	85
9.4	Survival of Representations and Warranties	86
9.5	Payment of Expenses and Taxes	86
9.6	Successors and Assigns; Participations and Assignments	87
9.7	Adjustments; Set-off	89
9.8	Counterparts	90
9.9	Severability	90
9.10	Integration	90
9.11	GOVERNING LAW	91
9.12	Submission To Jurisdiction; Waivers	91
9.13	Acknowledgements	91
9.14	Releases of Guarantees and Liens	92
9.15	Confidentiality	92
9.16	Appointment for Perfection	93
9.17	WAIVERS OF JURY TRIAL	93
9.18	Several Obligations; Nonreliance; Violation of Law	93
9.19	USA PATRIOT Act	93
9.20	Survival	93
9.21	Delivery of Addenda	94
9.22	Intercreditor Agreement	94

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
1.1C	Existing Letters of Credit
3.4	Consents, Authorizations, Filings and Notices
3.9	Intellectual Property
3.13	ERISA
3.15	Subsidiaries
3.19(a)	UCC Filing Jurisdictions
3.19(b)	Mortgage Filing Jurisdictions
6.1(e)	Existing Indebtedness
6.2(f)	Existing Liens
6.6(l)	Existing Investments
6.8	Affiliate Transactions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Sullivan & Cromwell LLP
F-2	Form of Legal Opinion of Sullivan & Cromwell LLP (Real Property)
F-3	Form of Legal Opinion of the General Counsel of the Borrower
F-4	Form of Legal Opinion of De Brauw Blackstone Westbroek New York
G	Form of Exemption Certificate
H	Form of Addendum
I	Form of Intercreditor Agreement
J	Form of Solvency Certificate
K	Form of Borrowing Base Certificate

CREDIT AGREEMENT (this “Agreement”), dated as of June 7, 2007, among FENDER MUSICAL INSTRUMENTS CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), THE CIT GROUP/COMMERCIAL SERVICES, INC. and WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as co-documentation agents (in such capacity, the “Documentation Agents”), WELLS FARGO FOOTHILL, LLC, as syndication agent (in such capacity, the “Syndication Agent”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms.

As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account”: as defined in the Guarantee and Collateral Agreement.

“Account Debtor”: any Person obligated on an Account.

“Acquired Entity”: as defined in the definition of “Permitted Acquisitions”.

“Addendum”: an instrument, substantially in the form of Exhibit H, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Additional Lender”: as defined in Section 2.22.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Documentation Agents and the Administrative Agent.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Agreement”: as defined in the preamble hereto.

“Alternate Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin”: for any day, (i) with respect to any ABR Loan, 0%, and (ii) with respect to any Eurodollar Revolving Loan, (x) from and including the Closing Date to but not including the date that is six months after the Closing Date, 1.25% per annum and (y) thereafter, the applicable rate per annum set forth below under the caption “Eurodollar Spread” based upon the Commitment Utilization Percentage:

Commitment Utilization Percentage	Eurodollar Spread
< 50%	1.25%
≥ 50%	1.50%

“Applicable Percentage”: with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Swingline Loans or Overadvances, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time), and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments.

“Approved Fund”: as defined in Section 9.6(b).

“Arranger”: J.P. Morgan Securities Inc.

“Asset Sale”: any Disposition of assets by the Borrower or any Restricted Subsidiary provided that the term “Asset Sale” shall not include any Dispositions (a) of Inventory (as such term is defined in the UCC) Disposed of in the ordinary course of business, (b) of obsolete, surplus or worn out assets, assets that are no longer useful or used in the business of the Borrower and any Restricted Subsidiary (including, without limitation, Intellectual Property) or scrap, in each case Disposed of in the ordinary course of business or by operations or divisions discontinued or to be discontinued, (c) without recourse and in the ordinary course of business of overdue accounts receivable in connection with the compromise or collection thereof, (d) constituting the licensing of Intellectual Property in the ordinary course of business and other licensing or leasing arrangements, (e) constituting the settlement, release or surrender of tort or other litigation claims, (f) constituting asset contributions made in connection with Investments otherwise permitted under Section 6.6, (g) among the Borrower and the Guarantors, and (h) that results in cash consideration of less than $500,000.

“Assignee”: as defined in Section 9.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Availability”: at any time, an amount equal to (a) the lesser of the Revolving Commitment and the Borrowing Base minus (b) the Revolving Exposure of all Revolving Lenders minus (c) Reserves.

“Availability Period”: the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Revolving Commitment”: at any time, the Revolving Commitment then in effect minus the Revolving Exposure of all Revolving Lenders at such time.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing”: (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base”: at any time, the sum of (a) 85% of the Borrower’s Eligible Domestic Accounts at such time, plus (b) the lesser of (i) 50% of the Borrower’s Eligible Foreign Accounts and (ii) $5,000,000 plus (c) the product of 85% multiplied by the Net Orderly Liquidation Value Percentage multiplied by the Borrower’s Eligible Raw Materials at such time, plus (d) the product of 85% multiplied by the Net Orderly Liquidation Value Percentage multiplied by the Borrower’s Eligible Finished Goods at such time, minus (e) Reserves.

“Borrowing Base Certificate”: a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit K or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Request”: a request by the Borrower for a Revolving Borrowing in accordance with Section 2.2.

“Business”: as defined in Section 3.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, the aggregate of all expenditures by the Borrower and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are capitalized under GAAP on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalent Investment”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of nine months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of nine months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control”: at any time, any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) other than the Permitted Investors shall have acquired beneficial ownership of 50.1% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Borrower or shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).

“Class”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances or Overadvances.

“Class C Shares”: the Class C shares of the Borrower.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is June 7, 2007.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Group Members, now owned or hereafter acquired, upon which a Lien is purported to be granted under any Security Document, provided, that Collateral shall not include any Excluded Property (as defined in the Guarantee and Collateral Agreement).

“Collateral Access Agreement”: as defined in the Guarantee and Collateral Agreement.

“Collection Account”: as defined in the Guarantee and Collateral Agreement.

“Commitment”: with respect to each Lender, the sum of such Lender’s Revolving Commitment.

“Commitment Utilization Percentage”: on any day, the percentage equivalent of a fraction (a) the numerator of which shall equal the average daily Aggregate Credit Exposure for the Fiscal Quarter most recently ended prior to such day and (b) the denominator of which shall equal the Total Commitments in effect on such day (or, on any day after termination of the Total Commitments, the Total Commitments in effect immediately preceding such termination).

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated May, 2007 and furnished to certain Lenders.

“Consolidated EBITDA”: with respect to the Borrower and the Restricted Subsidiaries for any period, Consolidated Net Income for such period, plus (a) the sum of the following, without duplication and, in each case, to the extent deducted in determining such Consolidated Net Income: (i) any provision for income taxes, (ii) all interest expense, (iii) depreciation and amortization expense, (iv) loss from extraordinary or non-recurring items for such period, (v) the amount of deferred compensation and severance charges and fees, losses or charges resulting from hedging activities, including but not limited to any decrease in fair value of interest rate swap agreements and any losses on foreign currency contracts not entered into for speculative purposes, (vi) the amount of all non-cash charges for such period (including any impairment or writeoff of goodwill or other intangible assets), (vii) the amortization of any financing costs or fees or original issue discount incurred in connection with any Indebtedness, (viii) the amount of any commissions, fees and charges for the issuance, renewal or maintenance of any letters of credit, bankers’ acceptances or other credit enhancements and guarantees, (ix) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges, (x) costs, fees, charges and expenses (including legal and consulting fees) incurred in connection with or written off as a result of: (1) this Agreement, (2) Permitted Acquisitions and other investments permitted under this Agreement (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), (3) issuances of Capital Stock, (4) disposition, incurrence or refinancing of any Indebtedness (including Capital Lease Obligations, Sale and Leaseback transactions and other items included in the definition of Indebtedness), including in each case, all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness, and (5) the Borrower’s remediation effort in connection with the implementation of the SAP ERP Software System; (xi) fees, expenses and any indemnification payments made under any acquisition, (xii) expenses and fees incurred in connection with the registration and protection of trademarks or trade names and in connection with the prosecution or defense of intellectual property rights and infringement actions, (xiii) the amount of cost savings projected by the Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) in connection with an acquisition; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken within 18 months after the date of such acquisition and (C) the aggregate amount of cost savings added pursuant to this clause shall not exceed an amount equal to 15% of the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries (on a pro forma basis after giving effect to such acquisition and any previous acquisition in the relevant period) for the period of four consecutive Fiscal Quarters most recently ended prior to the determination date, (xiv) net payments, if any, of obligations under any Swap Agreement, (xv) the effect of any discontinued operations or assets held for sale in accordance with GAAP, and (xvi) for the periods prior to the Closing Date, the amount of reserves taken for the bankruptcy of certain customers, including without limitation Brook Mays Music Company and Dennis Bamber Inc. in an aggregate amount not to exceed $2,000,000; less (b) the sum of the following to the extent included in determining Consolidated Net Income (i) income tax benefits for such period, (ii) gain from extraordinary or non-recurring items for such period, and (iii) any increase in fair value of interest rate swap agreements.

“Consolidated Fixed Charge Coverage Ratio”: for any twelve month period, determined as of the last day of the last fiscal quarter for which financial statements are required to be delivered by the Borrower, means the ratio of (a) Consolidated EBITDA for such period minus the amount of cash Capital Expenditures during such period to (b) the sum of the following during such period: (i) cash income taxes paid by the Borrower and the Restricted Subsidiaries during such period; (ii) cash dividends, cash redemptions and other cash distributions in respect of equity interests in the Borrower (excluding any redemptions of Class C Shares) during such period; (iii) cash interest paid on Consolidated Funded Indebtedness during such period; and (iv) all scheduled principal payments made in cash on Consolidated Funded Indebtedness during such period. For purposes of determining whether the Consolidated Fixed Charge Coverage Ratio has been met in connection with any Permitted Acquisition, the Consolidated EBITDA and the amounts of fixed charges of the Borrower and the Acquired Entity shall be combined and determined on a pro forma basis.

“Consolidated Funded Indebtedness”: for any date of determination, the sum of (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, and (c) all Capital Lease Obligations of such Person.

“Consolidated Net Income”: for any period, the net income (or loss) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income (a) except as otherwise provided in this Agreement with respect to calculations to be made on a pro forma basis, the net income (or loss) of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary of, or was merged or consolidated into, such Subsidiary or any of such Subsidiary’s Subsidiaries, (b) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which the Borrower or any Restricted Subsidiary has an ownership interest, except to the extent any such income has actually been received by the Borrower or such Restricted Subsidiary in the form of cash dividends or distributions, (c)

the undistributed earnings of any Restricted Subsidiary (other than a Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary, (d) any gain or loss resulting from the write-up or write-down of any asset for which the offsetting entry would be an adjustment to net income, (e) any net gain or loss arising from the acquisition of any securities, or the extinguishment of any Indebtedness of the Borrower or any Restricted Subsidiary under GAAP, (f) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP in connection with any Permitted Acquisition (including, without limitation, the total amount of depreciation and amortization, cost of sales and other non-cash expense resulting from the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent such non-cash expense results from such purchase accounting adjustments) will be disregarded, and (g) the cumulative effect of a change in accounting principles.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: as defined in the Guarantee and Collateral Agreement.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Controlled Disbursement Account”: collectively, the following accounts at Wells Fargo Bank, National Association: USD account #9600033256 (AZ), and any replacement or additional accounts of the Borrower maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between the Borrower and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of the Borrower, any Group Member and any designated Subsidiary of the Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Credit Exposure”: as to any Lender at any time, such Lender’s Revolving Exposure at such time.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Deposit Accounts”: as defined in the Guarantee and Collateral Agreement.

“Deposit Account Control Agreement”: as defined in the Guarantee and Collateral Agreement.

“Disposition”: with respect to any property owned by any Group Member, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”: as defined in the preamble hereto.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Eligible Accounts”: at any time, the Accounts of the Borrower which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) with respect to any Eligible Domestic Account, if such Account is unpaid more than 90 days after the date of the original invoice therefor, and with respect to Eligible Foreign Account, if such Account is unpaid more than 120 days after the date of the original invoice therefor, or in each case, which has been written off the books of the Borrower or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Eligible Accounts owing from such Account Debtor and its Affiliates to the Borrower exceeds 15% of the aggregate Eligible Accounts; provided that the customer concentration ratio shall be 35% for Eligible Accounts of Guitar Center;

(f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Guarantee and Collateral Agreement has been breached or is not true;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower’s completion of any further performance or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrower or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason other than any check or other instrument of payment that is not material to the credit of the Account Debtor as determined by the Administrative Agent in its Permitted Discretion;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(m) which is owed by any Affiliate (other than the Japanese Affiliates), employee, officer or director of any Group Member;

(n) which is owed by an Account Debtor or any Affiliate (other than the Japanese Affiliates) of such Account Debtor to which any Group Member is indebted, but only to the extent of such indebtedness;

(o) which is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof or is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute; provided that any contra-account exception to eligibility or other criteria constituting an offset for accounts payable of the Borrower to any Account Debtor shall not include (nor shall the Borrower be required to track for Borrowing Base purposes) “FOB destination” sales not yet received by such Account Debtor;

(p) which is evidenced by any promissory note, chattel paper, or instrument;

(q) which is owed by an Account Debtor located in Minnesota, New Jersey or West Virginia which are as of the date hereof the jurisdictions that require filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrower to seek judicial enforcement in such jurisdiction of payment of such Account or located in any other jurisdiction that the Administrative Agent may add in its Permitted Discretion as a result of a similar requirement, unless the Borrower has filed such report or qualified to do business in such jurisdiction;

(r) with respect to which the Borrower has made any agreement with the Account Debtor for any reduction thereof to the extent of such reduction, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the Borrower created a new receivable for the unpaid portion of such Account;

(s) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(t) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Borrower has or has had an ownership interest in such goods, or which indicates any party other than the Borrower as payee or remittance party;

(u) which was created on cash on delivery terms; or

(v) which the Administrative Agent, using its Permitted Discretion, otherwise determines is not an Eligible Account.

“Eligible Currency”: Dollars, Canadian Dollars, Japanese Yen, Pounds Sterling, Mexican Pesos or Eurodollars.

“Eligible Domestic Accounts”: Eligible Accounts which are (i) owed by an Account Debtor which (x) maintains its chief executive office in the United States or Canada and (y) is organized under applicable law of the United States, any state of the United States, Canada or any province of Canada and (ii) owed in U.S. dollars.

“Eligible Finished Goods”: on any date, Eligible Inventory defined as Finished Goods by the Borrower on such date as shown on the Borrower perpetual inventory records in accordance with its current and historical accounting practices.

“Eligible Foreign Accounts”: Eligible Accounts other than Eligible Domestic Accounts which are payable in the United States and in an Eligible Currency.

“Eligible Inventory”: at any time, the Inventory of the Borrower which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent with such priority and perfection determined based on the applicable law where such Inventory is located, but subject (with respect to priority) to carriers’, warehousemen’s or other like Liens arising in the ordinary course of business and for which appropriate reserves have been established in accordance with clause (g) or (h) below;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(c) with respect to which any covenant, representation, or warranty contained in this Agreement or the Guarantee and Collateral Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(d) in which any Person other than the Borrower shall (i) have any ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(e) which is not Raw Materials or Finished Goods or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods (other than Raw Materials) which are not of a type held for sale in the ordinary course of business;

(f) which is not located in the U.S. or The Netherlands or in transit to the U.S. or The Netherlands between locations owned or leased by the Borrower or any of the Restricted Subsidiaries;

(g) which is located in any location leased by the Borrower unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve equal to the lesser of the market value of the Inventory in such location and three-months’ rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(h) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(j) which is the subject of a consignment by the Borrower as consignor;

(k) which contains or bears any intellectual property rights licensed to the Borrower unless the Administrative Agent, in its Permitted Discretion, is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor; (ii) violating any contract with such licensor or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to the sale of such Inventory under the current licensing agreement;

(l) which is not reflected in a current perpetual inventory report of the Borrower (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory); or

(m) which the Administrative Agent, using its Permitted Discretion, otherwise determines is not Eligible Inventory.

“Eligible Raw Materials”: on any date, Eligible Inventory defined as Raw Materials by the Borrower on such date as shown on the Borrower’s perpetual inventory records in accordance with its current and historical accounting practices.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health from exposure to any Hazardous Materials or the environment and applicable to the Group Members, as now or may at any time hereafter be in effect.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Group Member resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., Chicago time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Taxes”: with respect to the Administrative Agent or any Lender or any other recipient of any payment hereunder or under any other Loan Document, Taxes to the extent constituting or relating to:

(a) income or franchise taxes imposed on (or measured by) such recipient’s net income by any Governmental Authority of the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which it is doing business for tax purposes or in the case of the Administrative Agent or any Lender, in which its applicable lending office is located or in which it is doing business for tax purposes;

(b) any branch profits taxes imposed by any jurisdiction described in clause (a) above;

(c) any Tax that is attributable to the Administrative Agent’s or a Lender’s failure or inability to deliver the forms required by Section 2.17(d) or Section 2.17(e);

(d) any withholding Tax imposed by a Governmental Authority that is in effect and would apply to amounts payable to the Administrative Agent or such Lender at the time the Lender becomes a party to this Agreement; provided that with respect to a Lender that is not a party to this Agreement at the Closing Date this clause (d) shall not apply to the extent (i) the indemnity payments or additional amounts such Lender (or Participant) would be entitled to receive (without regard to this clause (d)) do not exceed the indemnity payment or additional amounts that the person making such assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (ii) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 9.7(a) or that such Lender acquired pursuant to Section 2.19 (it being understood and agreed, for the avoidance of doubt, that any withholding Tax imposed on a Lender as a result of a Change in Law occurring after such time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax).

“Existing Credit Agreements”: the collective reference to (a) the $220,000,000 Credit and Guaranty Agreement, dated as of March 30, 2005, among the Borrower, the domestic Subsidiaries of the Borrower, the lenders parties thereto from time to time, Goldman Sachs Credit Partners L.P., as sole lead arranger, sole bookrunner and co-syndication agent, Wells Fargo Bank, National Association, as administrative agent, collateral agent and co-syndication agent, JPMorgan Chase Bank, N.A., as co-documentation agent, and City National Bank, as co-documentation agent, as amended by the First Amendment to the Credit and Guaranty Agreement dated as of August 15, 2005 and the Second Amendment and Waiver to Credit and Guaranty Agreement (First Lien) dated as of June 5, 2006, and (b) the $100,000,000 Credit and Guaranty Agreement, dated as of March 30, 2005, among the Borrower, the domestic Subsidiaries of the Borrower, the lenders parties thereto from time to time, Goldman Sachs Credit Partners L.P., as sole lead arranger, sole bookrunner and co-syndication agent, administrative agent and collateral agent, and Wells Fargo Bank, National Association, as co-syndication agent, JPMorgan Chase Bank, N.A., as co-documentation agent, as amended by the First Amendment to the Credit and Guaranty Agreement dated as of August 15, 2005 and the Second Amendment and Waiver to Credit and Guaranty Agreement (Second Lien) dated as of June 5, 2006.

“Existing Issuing Bank”: Wells Fargo Bank, National Association, in its capacity as issuer of the Existing Letters of Credit.

“Existing Letters of Credit”: the letters of credit issued under the Existing Credit Agreements described on Schedule 1.1C.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Financial Officer”: the chief financial officer, principal accounting officer, director of treasury, treasurer or controller of the Borrower.

“Finished Goods”: completed goods which require no additional processing or manufacturing.

“Fiscal Month”: each period of four or five consecutive weeks ending on or about the last Sunday immediately prior to or immediately following the last day of the calendar month.

“Fiscal Quarter”: each period of three consecutive months of four, four and five weeks ending on or about the last Sunday immediately prior to or immediately following March 31, June 30, September 30 and December 31 of each year.

“Fiscal Week”: each period of seven consecutive days ending on a Sunday.

“Fiscal Year”: each period of 52 or 53 consecutive weeks ending on or about the last Sunday immediately prior to or immediately following December 31.

“Flooring Arrangements”: any arrangements whereby a third party makes payments to the Borrower, as trade creditor, for the account of one or more customers of the Borrower in respect of certain accounts receivable or other monetary obligations owing from such customers to the Borrower and arising in the ordinary course of business in connection with the acquisition of goods or services by such customers.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Account”: as defined in Section 4.1(p).

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Authorization”: any permit, license, authorization, plan, directive, consent order, consent decree or other approval of or from any Governmental Authority.

“Group Members”: the collective reference to the Borrower, the Guarantors and the Restricted Subsidiaries that are not Guarantors.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”), including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to the Subsidiary Guarantors.

“Guitar Center”: Guitar Center, Inc., a Delaware corporation.

“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Incremental Amendment”: as defined in Section 2.22.

“Incremental Facility Closing Date”: as defined in Section 2.22.

“Incremental Revolving Commitments”: as defined in Section 2.22.

“Incremental Revolving Loans”: as defined in Section 2.22.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: the Intercreditor Agreement, dated as of the date hereof, among the Group Members, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as administrative agent for the lenders under the Term Facility Agreement, substantially in the form of Exhibit I.

“Interest Election Request”: a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.7.

“Interest Payment Date”: (a) as to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar month and the Maturity Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and the Maturity Date, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and the Maturity Date.

“Interest Period”: as to any Eurodollar Borrowing, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Borrowing and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the

Administrative Agent no later than 10:00 A.M., Chicago time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Inventory”: as defined in the Guarantee and Collateral Agreement.

“Investments”: as defined in Section 6.6.

“Issuing Bank”: JPMorgan Chase Bank, N.A. or Wells Fargo Bank, National Association (“WFBNA”) or Wells Fargo Foothill, LLC, acting through and as the agent for WFBNA, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.6(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Affiliates”: the collective reference to Kanda Shokai Corporation and Yamano Music Co. Ltd.

“LC Collateral Account”: as defined in Section 2.6(j).

“LC Disbursement”: a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Additional Lender. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit”: any letter of credit issued pursuant to this Agreement.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Intercreditor Agreement, any Letter of Credit applications, and all other agreements, instruments, documents and certificates identified in Section 4.1 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of the Borrower or any Guarantor, or any employee of the Borrower or any Guarantor, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans”: the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Lien (on behalf of itself and the Lenders) on the Collateral or the priority of such Lien, or (d) the rights of or benefits available to the Administrative Agent or the Lenders thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: June 7, 2012 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Mortgaged Properties”: the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by the Borrower or any Guarantor in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) with respect to any Asset Sale or Recovery Event, the proceeds thereof received by the Borrower or any of the Restricted Subsidiaries in the form of cash and Cash Equivalent Investment (including any such proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling, recovery or other transactional expenses payable by the Borrower or any of the Restricted Subsidiaries in connection with obtaining such proceeds (including reasonable and customary broker’s or investment banker’s fees or commissions, legal fees, transfer and similar taxes incurred in connection therewith and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale or other transaction), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale or Recovery Event (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale or involved in such Recovery Event and which is repaid with such proceeds (other than, in connection with an Asset Sale, any such Indebtedness assumed by the purchaser of such asset); provided, however; that, with respect to proceeds other than from Revolving Facility Priority Collateral, if (x) the Borrower shall deliver a Reinvestment Notice to the Administrative Agent within ten Business Days of receipt of the cash proceeds and (y) no Default or Event of Default shall have occurred and be continuing at the time of receipt by the Administrative Agent of the Reinvestment Notice, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of the 365-day period from the date of the Asset Sale or Recovery Event, at which time such proceeds shall be deemed to be Net Cash Proceeds, and (b) with respect to any issuance of Indebtedness by the Borrower or any of the Restricted Subsidiaries other than Indebtedness permitted to be incurred under the Loan Documents, the proceeds thereof received by the Borrower or any of the Restricted Subsidiaries in the form of cash and Cash Equivalent Investment, net of all taxes and all fees (including legal fees), commissions, underwriting discounts, costs and other expenses incurred or paid in connection therewith.

“Net Orderly Liquidation Value”: with respect to Inventory of any Person, the orderly liquidation value thereof as determined by an appraiser in a manner reasonably acceptable to the Administrative Agent in its Permitted Discretion, net of all costs of liquidation thereof.

“Net Orderly Liquidation Value Percentage”: with respect to Inventory of any Person, the percentage of Net Orderly Liquidation Value with respect to Inventory of such Person identified in the most recent inventory appraisal ordered by the Administrative Agent.

“Non-Excluded Taxes”: Taxes other than Excluded Taxes and Other Taxes.

“Non-U.S. Lender”: as defined in Section 2.17(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, all LC Exposure and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Bank or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overadvance” has the meaning assigned to such term in Section 2.5(b).

“Participant”: as defined in Section 9.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Act”: the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Perfected Cash”: cash of the Borrower held in a blocked account and as to which the Administrative Agent has a first priority perfected security interest.

“Permitted Acquisition”: any acquisition by any Group Member, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person (the “Acquired Entity”); provided, that:

(i)	immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)	all transactions in connection therewith shall be consummated in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

(iii)	in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be directly and beneficially owned 100% by a Group Member, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 5.9, as applicable to such Subsidiary;

(iv)	the sum of Availability plus Perfected Cash is at least $20,000,000, and the Consolidated Fixed Charge Coverage Ratio, determined on a pro forma basis after giving effect to the acquisition and any other transaction in connection therewith (including assumed Consolidated Funded Indebtedness) as of the last day of the most recent Fiscal Quarter for which financial statements are available is at least 1.10 to 1.00;

(v)	the Borrower shall have delivered to Administrative Agent at least five Business Days prior to such proposed acquisition, a certificate evidencing compliance with clause (iv) above, together with all relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with clause (iv) above;

(vi)	such acquisition shall be consensual;

(vii)	any Person or assets or division acquired in accordance herewith shall be in the same or a related or complementary business or lines of business in which the Borrower and/or the Restricted Subsidiaries are engaged as of the Closing Date; and

(viii)	if the assets acquired are to be included in the Borrowing Base, the Borrower shall have delivered all information reasonably requested by the Administrative Agent (including a field examination by the Administrative Agent or by firms acceptable to it) to include the acquired assets within the Borrowing Base.

“Permitted Discretion”: a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment, based upon any change in circumstances or information after the Closing Date.

“Permitted Encumbrances”: any Lien permitted under Section 6.2; provided that the term “Permitted Encumbrances” shall not include any Lien securing Consolidated Funded Indebtedness.

“Permitted Investors”: the collective reference to the Sponsor and its Control Investment Affiliates.

“Permitted Refinancing Indebtedness”: Indebtedness of the Borrower or any Restricted Subsidiary issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend or renew existing Indebtedness (“Refinanced Indebtedness”); provided, that (a) the principal amount (or accreted value, if applicable) of such refinancing, refunding, extending or renewing Indebtedness is not greater than the sum of (i) the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness plus (ii) an amount equal to unpaid accrued interest and penalties, premium thereon and fees and expenses reasonably incurred in connection with such refinancing, refunding, extension or renewal, plus (iii) if the Refinanced Indebtedness was extended under a committed financing arrangement and any such commitments remain unutilized at the time, the amount of such unutilized commitments; provided that with respect to this clause (iii), both immediately prior to and after giving effect to such Refinanced Indebtedness, no Default or Event of Default shall exist or result therefrom, (b) such refinancing, refunding, extending or renewing Indebtedness has a final maturity that is no sooner than the final maturity of, and a weighted average life to maturity that is no shorter than the then remaining weighted average life of, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending or renewing Indebtedness and any guarantees thereof remain so subordinated on terms no less favorable to the Lenders, and (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending or renewing are the only obligors on such refinancing, refunding, extending or renewing Indebtedness plus any entity acquired in connection with a substantially contemporaneous acquisition that was required to become an obligor under such Refinanced Indebtedness; provided, further, however, that Permitted Refinancing Indebtedness shall not include (i) Indebtedness of a Restricted Subsidiary (other than the Borrower) that refinances Indebtedness of the Borrower or (ii) Indebtedness of the Borrower or a Subsidiary Guarantor that refinances Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor.

“Permitted Subordinated Debt”: Indebtedness incurred in reliance upon clause (n) of Section 6.1 that is contractually subordinated to Indebtedness of the obligor under the Loan Documents to which it is a party.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Closing Agreement”: the Post-Closing Agreement, dated as of the date hereof, between the Borrower and the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent.

“Prepayment Event”: any of the following:

(a) an Asset Sale; provided that (i) prior to the Term Facility Obligations Payment Date, Asset Sale for purposes of the definition of “Prepayment Event” shall include only such assets that constitute Revolving Facility Priority Collateral, and (ii) after the Term Facility Obligations Payment Date, Asset Sale shall include all assets constituting Collateral; or

(b) a Recovery Event; provided that (i) prior to the Term Facility Obligations Payment Date, Recovery Event for purposes of the definition of “Prepayment Event” shall include only such assets that constitute Revolving Facility Priority Collateral, and (ii) after the Term Facility Obligations Payment Date, Recovery Event shall include all assets constituting Collateral; or

(c) subject to the Intercreditor Agreement, the incurrence by the Borrower or any Guarantor of any Indebtedness, other than Indebtedness permitted under Section 6.1.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Balance Sheet”: as defined in Section 3.1(a).

“Projections”: as defined in Section 5.2(b).

“Properties”: as defined in Section 3.17(a).

“Protective Advance”: as defined in Section 2.4.

“Purchase Money Indebtedness”: Indebtedness (other than the Obligations, but including Capital Lease Obligations), incurred at the time, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Raw Materials”: items/materials used or consumed in the manufacturing of goods to be sold by the Borrower in the ordinary course of business.

“Recovery Event”: any settlement of or payment in respect of (other than any settlement or payment that results in cash consideration of less than $500,000) any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of a Group Member.

“Refinancing”: the refinancing of the extensions of credit under the Existing Credit Agreements.

“Register”: as defined in Section 9.6(b).

“Registered Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.6(e) for amounts drawn under Letters of Credit.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in the business of the Borrower or any Restricted Subsidiary.

“Related Persons”: with respect to any Person, such Person’s Affiliates and the respective officers, directors, partners and employees of such Person and its Affiliates.

“Report”: reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”: any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, Specified Cash Management Reserves, reserves for the lesser of three-months rent or the amount of Availability from Inventory maintained at locations leased by the Borrower or any Guarantor and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for customs charges and carrier and shipping charges related to Eligible Inventory in transit, reserves for Specified Swap Obligations and reserves for warranty, flooring, rebate and royalty) with respect to the Collateral or the Borrower or any Guarantor.

“Responsible Officer”: the chief executive officer, president, chief financial officer or general counsel of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 6.5.

“Restricted Subsidiary”: any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Borrowing”: a Borrowing of Revolving Loans.

“Revolving Commitment”: with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances, Protective Advances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.6. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 1.1A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Closing Date is $100,000,000.

“Revolving Exposure”: with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans at such time plus (c) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time plus (d) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“Revolving Facility Priority Collateral”: as defined in the Intercreditor Agreement.

“Revolving Lender”: as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan”: a Loan made pursuant to Section 2.1(a).

“Sale and Leaseback”: any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

“SAP ERP Software System”: the enterprise resource planning software package utilized by certain Group Members in the United States.

“Schultz Repurchase”: the repurchase by the Borrower of its Capital Stock from the estate of William C. Schultz, the former chairman and chief executive officer of the Borrower.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations”: all Obligations, together with all (i) obligations with respect to Specified Cash Management Services and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of the Borrower or any Guarantor under any Loan Document.

“Settlement”: as defined in Section 2.5(c).

“Settlement Date”: as defined in Section 2.5(c).

“Showcase Arrangements”: any arrangements whereby certain rebates are earned by the Borrower’s dealers, in the ordinary course of business.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Obligations”: with respect to the Borrower or any Guarantor, any and all obligations of the Borrower or such Guarantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Specified Cash Management Services.

“Specified Cash Management Reserves”: all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Specified Cash Management Services then provided or outstanding.

“Specified Cash Management Services”: each and any of the following services provided to the Borrower or any Guarantor by the Administrative Agent or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the Borrower or any Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into, which, in the case of any Swap Agreement entered into by a Lender or an affiliate thereof (other than the Administrative Agent or an affiliate thereof), has been designated by such Lender and the Borrower as secured and the Administrative Agent is notified of such designation by such Lender not later than 30 days after the execution and delivery by the Borrower or such Guarantor, as a “Specified Swap Agreement”.

“Sponsor”: Weston Presidio.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Domestic Subsidiary of the Borrower that is a Wholly Owned Subsidiary thereof.

“Supermajority Lenders”: at any time, Lenders having Credit Exposure and unused Commitments representing more than 66-2/3% of the sum of the total Credit Exposure and unused Commitments at such time.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligations”: with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Specified Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Specified Swap Agreement transaction.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan”: as defined in Section 2.5(a).

“Syndication Agent”: as defined in the preamble hereto.

“Taxes”: any present or future taxes, levies, imposts, duties, changes or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Facility Agreement”: as defined in the Intercreditor Agreement.

“Term Facility Documents”: as defined in the Intercreditor Agreement.

“Term Facility Obligations Payment Date”: as defined in the Intercreditor Agreement.

“Term Facility Security Documents”: as defined in the Intercreditor Agreement.

“Threshold Transaction Date”: any date on which (a) the sum of Availability plus Perfected Cash is at least $20,000,000 after giving effect to the relevant transaction, (b) the Consolidated Fixed Charge Coverage Ratio, determined on a pro forma basis after giving effect to the relevant transaction and any other Indebtedness, Restricted Payment, Investment or prepayment of Permitted Subordinated Debt or Permitted Refinancing Indebtedness incurred or made in the relevant period, is at least 1.10 to 1.00 and (c) no Default or Event of Default has occurred and is continuing or would result therefrom.

“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.

“Transferee”: any Assignee or Participant.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

“UCC”: as defined in the Guarantee and Collateral Agreement.

“UCC Collateral”: as defined in the Guarantee and Collateral Agreement.

“United States”: the United States of America.

“Unliquidated Obligations”: at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary”: (a) any Subsidiary formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary as an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, provided that in the case of (a) and (b), (x) such designation or re-designation shall be deemed to be an Investment by the Borrower on the date of such designation or re-designation in an Unrestricted Subsidiary in an amount equal to the net book value of the Borrower’s investment therein, (y) no Default or Event of Default has occurred or is continuing or would result from such designation or re-designation, and (z) immediately after giving effect to such designation or re-designation, the sum of Availability plus Perfected Cash is at least $20,000,000, and the Consolidated Fixed Charge Coverage Ratio is at least 1.10 to 1.00, calculated on a pro forma basis as of the end of the quarter most recently ended prior to the date of such designation or re-designation for which financial statements have been delivered pursuant to Section 5.1, and (c) each Subsidiary of an Unrestricted Subsidiary; provided, further, however, that at the time of any written designation or re-designation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions.

(a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition and the cost of the Loans under this Agreement shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Exposures exceeding the lesser of (x) the sum of the total Revolving Commitments or (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.4. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) For purposes of determining the Borrowing Base: (i) the Administrative Agent may, in its Permitted Discretion, establish additional standards of eligibility and Reserves against eligibility, adjust Reserves and after the occurrence and during the continuance of a Default or an Event of Default, reduce advance rates or reduce one or more of the sub-limits used, (ii) in the event that an Account which was previously an Eligible Account ceases to be an Eligible Account, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate as required in Section 5.2(c); provided that if such Account is a material Account, the Borrower shall notify the Administrative Agent promptly upon its knowledge of such cessation, and (iii) in the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate as required in Section 5.2(c); provided that if such Inventory is material Inventory, the Borrower shall notify the Administrative Agent promptly upon its knowledge of such cessation.

2.2 Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.4 and 2.5.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Closing Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.8. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. ABR Revolving Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

2.3 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(e) may be given not later than 1:00 p.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.1:

(i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.4 Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.5) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances and Overadvances outstanding at any time shall not exceed 10% of the aggregate Revolving Commitments of all the Lenders; provided further that, the aggregate Revolving Exposure shall not exceed the aggregate Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Supermajority Lenders, unless the Administrative Agent (together with any Affiliate thereof) hold more than 33-1/3% of the Total Commitments in which case all Lenders (other than the Administrative Agent and any Affiliate thereof). Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section

4.2 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.4(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

2.5 Swingline Loans and Overadvances. (a) The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower requests an ABR Borrowing, the Swingline Lender or the Administrative Agent, as the case may be, may elect to have the terms of this Section 2.5(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrower on the applicable Borrowing date to the Funding Account (each such Loan made solely by the Swingline Lender or the Administrative Agent, as the case may be, pursuant to this Section 2.5(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.5(c). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrower hereby authorizes the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 2:00 p.m., Chicago time, on each Business Day, make available to the Borrower by means of a credit to the Funding Account, the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that day (as determined based on notice from the Administrative Agent). The aggregate amount of Swingline Loans outstanding at any time shall not exceed $15,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before giving effect to such Swingline Loan). All Swingline Loans shall be ABR Borrowings.

(b) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrower, on behalf of the Revolving Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to Borrower’s failure to comply with Section 2.1 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.2(c) has not been satisfied. All Overadvances shall constitute ABR Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $5,000,000 at any time, and, when combined with any outstanding Protective Advances, shall not exceed 10% of the aggregate Revolving Commitments of all the Lenders, no Overadvance may remain outstanding for more than thirty days and no Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that, the Supermajority Lenders, unless the Administrative Agent (together with any Affiliate thereof) hold more than 33-1/3% of the Total Commitments in which case all Lenders (other than the Administrative Agent and any Affiliate thereof), may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c) Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(d) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 1:00 p.m. Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.2 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.7.

2.6 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 2:00 p.m., Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of the total Revolving Commitments and the Borrowing Base.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to noon, Chicago time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., Chicago time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to noon, Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the

Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 66-2/3% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 66-2/3% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Defaults have been cured or waived.

(k) Existing Letters of Credit. Prior to the Closing Date, the Existing Issuing Bank has issued the Existing Letters of Credit which from and after the Closing Date shall constitute Letters of Credit hereunder.

2.7 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.5. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.6(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.8 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

2.9 Termination of Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c) The Borrower shall notify the Administrative Agent of any election to terminate the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Commitments shall be permanent.

2.10 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and the 30th day after such Overadvance is made.

(b) At any time that Availability plus Perfected Cash is less than $15,000,000 for a period of two consecutive Business Days or less than $12,500,000 on any Business Day, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account the previous Business Day (whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.11 Prepayments. (a) The Borrower may at any time and from time to time prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (e) of this Section 2.11; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16.

(b) Except for Overadvances permitted under Section 2.5, in the event and on such occasion that the total Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments or (B) the Borrowing Base, the Borrower shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any Guarantor in respect of any Prepayment Event, the Borrower shall, five Business Days after such Net Cash Proceeds are received by the Borrower or any Guarantor, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, however, if on any date the Borrower or any Subsidiary Guarantor shall receive Net Cash Proceeds from any Asset Sale or Recovery Event other than proceeds from Revolving Facility Priority Collateral, then, unless a Reinvestment Notice shall be delivered in respect thereof within five Business Days after receipt of such proceeds, such Net Cash Proceeds shall be applied at the end of such five-Business Day period toward the prepayment of the Loans as set forth in Section 2.11(d).

(d) All such amounts pursuant to Section 2.11(c) (as to any insurance or condemnation proceeds, to the extent they arise from casualties or losses to cash or Inventory) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitment and, after the occurrence and during the continuance of a Default or Event of Default, to cash collateralize outstanding LC Exposure. If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to equipment, fixtures and real property is not otherwise determined, the allocation and application of those proceeds shall be determined by the Administrative Agent, in its Permitted Discretion. Prepayments of any Eurodollar Loan in the case of any event described in clause (c) of the definition of the term “Prepayment Event” on any day other than the last day of the Interest Period applicable thereto shall be accompanied by any amounts owing pursuant to Section 2.16.

(e) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 2:00 p.m., Chicago time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 2:00 p.m., Chicago time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

2.12 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at 0.25% per annum on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar

Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Each Protective Advance and each Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Margin for Revolving Loans plus 2%.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided in paragraphs (a) and (b) of this Section.

(e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Eurodollar Rate or Eurodollar Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

2.14 Inability to Determine Interest Rate . If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof and confirmed in writing to the Borrower and the relevant Lenders promptly thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.

2.15 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letters of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the later of (i) the date hereof or (ii) the date such Lender became a party hereto, shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, upon at least 60 days’ prior written notice, such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written request therefor setting forth in reasonable detail the amount payable and the basis for calculating the additional amounts owed to such Lender under this Section 2.15(b) and including reasonable supporting documentation authenticating the claim, which written statement shall be made within 270 days of the date such Lender became aware of such additional amount or amounts. The Borrower shall not be liable for any additional amount or amounts prior to such notice. The Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A written statement as to any additional amounts payable pursuant to this Section and delivered pursuant to Section 2.15(b) submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual loss or out-of-pocket expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. A calculation as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17 Taxes. (a) Subject to the other provisions of Section 2.17, all payments made by the Borrower under this Agreement shall, except as required by law, be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that, if any Non-Excluded Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to provide to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) an amounts equal to the sum the Administrative Agent or such Lender would have received had no such withholding or deductions for Non-Excluded Taxes been made. With respect to any Other Taxes for which the Borrower fails to make a payment pursuant to the first sentence of this Section 2.17(a), the Lender or Administrative Agent entitled to such amounts shall deliver to the Borrower (in the case of a Lender, with a copy to the Administrative Agent) a written request therefor setting forth in reasonable detail the amount payable and the basis for calculating the additional amounts owed to such Lender or Administrative Agent under this Section 2.17(a) and including reasonable supporting documentation authenticating the claim (provided, however, the Lender or Administrative Agent shall not be required to provide any documentation or make any disclosures that it considers to be confidential), which written statement shall be made within 180 days of the date such Lender or Administrative Agent became aware of such additional amount or amounts.

(b) The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. If any Lender fails to provide the certifications described in this paragraph, such Lender acknowledges and agrees that the Borrower and/or the Administrative Agent shall be entitled to withhold and deduct from any payment otherwise due to such Lender the amount of any Taxes imposed by any Governmental Authority to the extent required by law.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower

(with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund or credit in lieu of a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over an amount equal to such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or any Lender that are attributable to the receipt of such refund or credit, without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 120 South LaSalle Street, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.5 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. At all times that full cash dominion is in effect pursuant to Section 8.3 of the Guarantee and Collateral Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.10(b)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the Business Day after receipt, subject to actual collection.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b))

or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower (other than in connection with Specified Cash Management Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Specified Cash Management Services or Swap Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than Overadvances and the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than Overadvances and the Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Specified Cash Management Services and Swap Obligations, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.5), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.3 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.5) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.3, 2.4 or 2.5, as applicable and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

2.19 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.15 or 2.17(a).

2.20 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.15 or 2.17(a), (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained); provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.17(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender for actual losses and out-of-pocket expenses, if any, due under Section 2.16 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.21 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

2.22 Incremental Facility. The Borrower may at any time on not more than four occasions after the Closing Date but prior to the Maturity Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), without having to seek consent from the Lenders, request an increase to the existing Revolving Commitments (such increase, the “Incremental Revolving Commitments,” and the loans thereunder, the “Incremental Revolving Loans”); provided that both at the time of any such request and upon the effectiveness of any Incremental Revolving Commitment referred to below, no Default or Event of Default shall exist and at the time that any Incremental Revolving Loan is made (and immediately after giving effect thereto) no Default or Event of Default shall exist. The aggregate amount of all Incremental Revolving Commitments shall not exceed $50,000,000. Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the Incremental Revolving Commitments. Incremental Revolving Commitments may be provided by any existing Lender or by any other bank or other financial institution (such existing Lender or other bank or other financial institution providing an Incremental Revolving Commitment, an “Additional Lender”), provided that such Additional Lender shall be reasonably acceptable to the Borrower and the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such Additional Lender’s providing such Incremental Revolving Commitment, if such consent would be required under Section 9.6 for an assignment of Commitments to such Additional Lender. Incremental Revolving Commitments shall become Revolving Commitments under this Agreement, Incremental Revolving Loans shall become Revolving Loans under this Agreement and each Additional Lender shall become a Revolving Lender and a Lender with respect to the Additional Revolving Commitment and all matters relating thereto pursuant to an amendment (an “Incremental Amendment”) to this Agreement and such other Loan Documents as are necessary, executed by the Borrower, each Additional Lender agreeing to provide such Commitment and the Administrative Agent. An Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions and intent of this Section and the application of the proceeds thereof. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.2. No Lender shall be obligated to provide any Incremental Revolving Loans, unless it so agrees. The Borrower may use the proceeds of Incremental Revolving Loans for any purpose not prohibited by this Agreement unless otherwise agreed in connection with such Incremental

Revolving Loans. On any Incremental Facility Closing Date on which Incremental Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, each of the Revolving Lenders shall assign to each of the Additional Lenders, and each of the Additional Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by the existing Revolving Lenders and Additional Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Commitments to the Revolving Commitments.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at April 1, 2007 (the “Pro Forma Balance Sheet”), a copy of which has heretofore been furnished to the Administrative Agent, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Refinancing, (ii) the Revolving Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Restricted Subsidiaries as at April 1, 2007, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Borrower as at December 31, 2006, and the related consolidated statements of income and of cash flows for the Fiscal Year ended on such date, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly the consolidated financial condition of the Borrower and the Restricted Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the Fiscal Year then ended. The unaudited consolidated balance sheet of the Borrower as at April 1, 2007, and the related unaudited consolidated statements of income and cash flows for the thirteen-week period ended on such date, present fairly the consolidated financial condition of the Borrower and the Restricted Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the thirteen-week period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, neither the Borrower nor any Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that should be and are not reflected under GAAP in the most recent financial statements referred to in this paragraph. During the period from December 31, 2006 to and including the date hereof there has been no Asset Sale by the Borrower or any Group Member of any material part of its business or property.

3.2 No Change.

Since December 31, 2006, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

3.3 Existence; Compliance with Law.

Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in each case, to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Power; Authorization; Enforceable Obligations.

Each of the Borrower and the Guarantors has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each of the Borrower and the Guarantors has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Refinancing and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each of the Borrower and the Guarantors party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each of the Borrower and the Guarantors party thereto, enforceable against each of the Borrower and the Guarantors in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar.

The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and the Revolving Facility Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

3.6 Litigation.

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or (b) that would reasonably be expected to have a Material Adverse Effect.

3.7 No Default.

No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens.

Each Group Member has title in fee simple to all its owned real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.2 and except for such defects of title as would not in whole or in part reasonably be expected to have a Material Adverse Effect.

3.9 Intellectual Property.

Each Group Member owns, or is licensed to use, all Intellectual Property material to the conduct of its business as currently conducted, except as would not in whole or in part reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.9, no material claim has been asserted and is pending against any Group Member by any Person challenging or questioning (i) the use by any Group Member of any of their material Intellectual Property or (ii) the validity of any Registered Intellectual Property owned by such Group Member. To the knowledge of the Borrower, the use of Registered Intellectual Property owned by any Group Member does not infringe on the rights of any Person in any material respect.

3.10 Taxes.

Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any of which the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such material tax, fee or other charge.

3.11 Federal Regulations.

No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.12 Labor Matters.

Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

3.13 ERISA.

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA), and, on and after the effectiveness of the Pension Act, no failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, in each case other than as described in Schedule 3.13. On and after the effectiveness of the Pension Act, there has been no determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA) during such five-year period. Except as set forth on Schedule 3.13, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, in each case other than as described on Schedule 3.13. Neither the Borrower nor any Commonly Controlled Entity is party to a Multiemployer Plan.

3.14 Investment Company Act; Other Regulations.

None of the Borrower or any Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. None of the Borrower or any Guarantor is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.15 Subsidiaries.

Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date or as set forth on Schedule 3.15, (a) Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by each of the Borrower and the Guarantors and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

3.16 Use of Proceeds.

The proceeds of the Loans shall be used to finance the working capital needs of the Borrower and the Restricted Subsidiaries in the ordinary course of business and/or to refinance a portion of the extensions of credit under the Existing Credit Agreements.

3.17 Environmental Matters.

Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has incurred any liability of any other Person under Environmental Laws.

3.18 Accuracy of Information, etc.

No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any of the Borrower or any Guarantor to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to the Borrower or any Guarantor that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.19 Security Documents.

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral as defined therein and proceeds thereof. In the case of (i) the Pledged Collateral described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Collateral are delivered to the Administrative Agent, (ii) the UCC Collateral, when financing statements specified on Schedule 3.19(a) in appropriate form are filed in the offices specified on Schedule 3.19(a), (iii) in the case of Collateral Deposit Accounts and Lock Boxes (as such terms are defined in the Guarantee and Collateral Agreement), upon the depository in which such accounts or lock boxes are maintained agreeing that it will comply with the instructions originated by the Administrative Agent directing disposition of the funds or items in such accounts or lock boxes without further consent from the owner of such accounts or lock boxes, and (iv) the Registered Intellectual Property described in the Guarantee and Collateral Agreement, when (A) the security interests granted in the Guarantee and Collateral Agreement in Patents, Trademarks and Copyrights are recorded in the applicable Intellectual Property registries, including United States Patent and Trademark Office and the United States Copyright Office and (B) when financing statements are filed in such Borrower or Guarantor’s jurisdiction of organization, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and the Guarantors in such Pledged Collateral, UCC Collateral, Collateral Deposit Accounts, Lock Boxes, Registered Intellectual Property and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Collateral, Liens permitted by Section 6.2) subject to the Intercreditor Agreement.

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and the Guarantors in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, subject to the Intercreditor Agreement. Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any Subsidiary Guarantor that has a value, in the reasonable opinion of the Borrower, in excess of $1,000,000.

3.20 Solvency.

Each of the Borrower and the Guarantors is, and after giving effect to the Refinancing and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

3.21 Regulation H.

No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

3.22 Insurance.

As of the Closing Date, all insurance premiums have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries is adequate.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Revolving Loans.

The agreement of each Lender to make the Revolving Loan requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement; Intercreditor Agreement. The Administrative Agent shall have received (i) this Agreement or, in the case of the Lenders, an Addendum, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, and (iii) the Intercreditor Agreement executed and delivered by the Borrower, the Guarantors, the Administrative Agent and the administrative agent for the lenders under the Term Facility Agreement.

(b) Refinancing, etc. The Administrative Agent shall have received satisfactory evidence that (i) the Borrower shall have received gross proceeds of at least $200,000,000 from the borrowing of term loans under Term Facility Agreement, (ii) all outstanding extensions of credit under the Existing Credit Agreements shall have been terminated and all amounts thereunder shall have been paid in full and (iii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

(c) Pro Forma Balance Sheet; Financial Statements. The Administrative Agent shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Borrower for the 2006 Fiscal Year and (iii) unaudited interim consolidated financial statements of the Borrower for each Fiscal Quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

(d) Projections. The Lenders shall have received satisfactory projections through 2012.

(e) Approvals. All governmental approvals necessary in connection with the Refinancing, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Refinancing or the financing contemplated hereby.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the filing of financing statements is indicated by Article 9 of the UCC, and such search shall reveal no liens on any of the assets of the Group Members except for liens permitted by Section 6.2 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(g) Fees. The Lenders, the Arranger and the Administrative Agent shall have received all fees required to be paid pursuant to the Fee Letter executed by the Borrower and the Arranger including all reasonable out-of-pocket expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) on or before the Closing Date. All such amounts will be paid on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of the Borrower and each Guarantor, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of the Borrower and each Guarantor that is a corporation certified by the relevant authority of the jurisdiction of organization thereof, and (ii) a long form good standing certificate for the Borrower and each Guarantor from its jurisdiction of organization.

(i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Sullivan & Cromwell LLP, special counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

(ii) the legal opinion of Sullivan & Cromwell LLP, special California real estate counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-2;

(iii) the legal opinion of the General Counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit F-3; and

(iv) the legal opinion of De Brauw Blackstone Westbroek New York, special Dutch counsel to the Administrative Agent, substantially in the form of Exhibit F-4.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.2 and subject to the Intercreditor Agreement), shall be in proper form for filing, registration or recordation.

(l) Mortgages, etc. (i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Mortgaged Properties.

(m) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower, substantially in the form of Exhibit J.

(n) Insurance. The Administrative Agent shall have received such insurance certificates as reasonably requested evidencing the Borrower’s compliance with the requirements of Section 5.10(b) of the Guarantee and Collateral Agreement.

(o) USA Patriot Act. Each Lender shall have received all information necessary to enable such Lender to identify the Borrower and each Guarantor in accordance with the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001).

(p) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Lender is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(q) Collateral Access and Control Agreements. The Administrative Agent shall have received each (i) Collateral Access Agreement required to be provided pursuant to Section 5.12 of the Guarantee and Collateral Agreement and (ii) Deposit Account Control Agreement required to be provided pursuant to Section 5.10 of the Guarantee and Collateral Agreement.

(r) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the Business Day of April 1, 2007, with customary supporting documentation and supplemental reporting to be agreed upon between the Administrative Agent and the Borrower.

(s) Closing Availability. After giving effect to all Borrowings to be made on the Closing Date and the issuance of any Letters of Credit on the Closing Date and payment of all fees and expenses due hereunder, and with all of the Borrower and the Guarantors’ indebtedness, liabilities, and obligations current, the Borrower’s Availability plus Perfected Cash shall not be less than $20,000,000.

(t) Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Closing Date.

(u) Post-Closing Agreement. The Administrative Agent shall have received the Post-Closing Agreement, executed and delivered by the Borrower.

For the purpose of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed an Addendum shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2 Conditions to Each Extension of Credit.

The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Borrower and the Guarantors in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Availability. After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of the Restricted Subsidiaries to:

5.1 Financial Statements.

Furnish to the Administrative Agent (and upon receipt, the Administrative Agent shall furnish to each Lender):

(a) as soon as available, but in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each Fiscal Year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, in each case, in management format and certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c) as soon as available, but in any event not later than 45 days after the end of each month occurring during each Fiscal Year of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income for such month and the portion of the Fiscal Year through the end of such month, setting forth in each case in comparative form the figures for the previous year, in each case, in management format and certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein not materially misleading in light of the circumstances under which such statements were made and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

5.2 Certificates; Other Information.

Furnish to the Administrative Agent (and upon receipt, the Administrative Agent shall furnish to each Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Group Member during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) subject to the proviso of Section 6.13, a Compliance Certificate with respect to each Group Member substantially in the form attached hereto as Exhibit B, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Group Member, and (2) a description of any Person that has become a Group Member or that has been designated as an Unrestricted Subsidiary, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(b) as soon as available, and in any event no later than 45 days after the end of each Fiscal Year of the Borrower, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected statements of income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(c) (i) on or prior to June 15, 2007 the Borrowing Base Certificate for the period ended April 29, 2007 and (ii) with respect to any Borrowing Base Certificate thereafter, as soon as available but in any event within 30 days after the end of each Fiscal Month, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided that if the sum of Availability plus Perfected Cash is less than $15,000,000, such Borrowing Base Certificate and the other documents set forth above will be delivered within five Business Days after the end of each Fiscal Week; provided further that, at any time that Availability is at least $15,000,000 for a period of 60 consecutive days, the monthly delivery of the Borrowing Base Certificate and the other documents as set forth above shall again become applicable;

(d) as soon as available but in any event within 30 days (or in the case of (iv) below, 45 days) of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:

(i) a detailed aging of the Borrower’s Accounts (1) including all invoices aged by invoice date (with terms offered) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the names and balance due for each Account Debtor;

(ii) a schedule detailing the Borrower’s Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first in, first out basis) or market, and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower, and (2) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii) a worksheet of calculations prepared by the Borrower to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv) a reconciliation of the Borrower’s Accounts and Inventory between the amounts shown in the Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and

(v) a reconciliation of the loan balance per the Borrower’s general ledger to the loan balance under this Agreement;

(e) as soon as available but in any event within 30 days of the end of each calendar month and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Borrower’s accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(f) within 120 days after the end of each Fiscal Year, an updated customer list for the Borrower and the Restricted Subsidiaries setting forth all customers during such Fiscal Year, which list shall state the customer’s name, mailing address and phone number; and

(g) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

provided, however, that any document required to be filed publicly under the Federal securities laws, if any, will be sufficient to constitute delivery to the Administrative Agent upon filing.

5.3 Payment of Taxes.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material taxes of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

5.4 Maintenance of Existence; Compliance.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise not prohibited by Section 6.3 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance.

(a) Keep all property necessary in its business in good working order and condition, ordinary wear and tear excepted to the extent that failure to do so, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (b) maintain with financially sound and reputable carriers (x) insurance in such amounts (with no greater risk retention) and against such risks

(including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (y) all insurance required pursuant to the Security Documents, and (c) furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

5.6 Inspection; Books and Records; Discussions; Field Examinations and Appraisals.

(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP shall be made of all material dealings and transactions in relation to its business and activities that are required to be made in accordance with GAAP and which shall be in material conformance with all applicable Requirements of Law, except as would not reasonably be expected to have a Material Adverse Effect, and (b) permit representatives of the Administrative Agent and the Lenders upon reasonable notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during regular business hours and as often as may reasonably be necessary and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Borrower and with its independent certified public accountants; provided that so long as no Event of Default has occurred and is continuing only one such visit shall be permitted during any Fiscal Year, such visit to be coordinated by the Administrative Agent with reasonable notice to the Lenders providing each Lender the opportunity to be included in such visit. Notwithstanding the foregoing, at any time that the Administrative Agent requests (and at the sole expense of the Borrower and the Guarantors), the Borrower shall and shall cause each of the Restricted Subsidiaries to (a) permit, no more frequently than twice in any calendar year, the Administrative Agent to conduct field examinations to ensure the adequacy of Collateral and related reporting and control systems and (b) provide, not more than once in any calendar year, the Administrative Agent with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if a Default has occurred and is continuing, there shall be no limitation on the number or frequency of field examinations or Inventory appraisals.

5.7 Notices.

Promptly give notice (to the extent legally permitted to do so) to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which questions the validity or enforceability of any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, or the creation of any Lien in favor of the PBGC or a Plan, (ii) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA), or (iii) the institution of proceedings or the taking of any other action by the

PBGC or the Borrower or any Commonly Controlled Entity with respect to the withdrawal from, or the termination, or insolvency of, any Plan;

(e) any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance;

(f) any and all default notices received under or with respect to any leased location or public warehouse where Eligible Inventory is located (which shall be delivered within two Business Days after receipt thereof);

(g) any electronic chattel paper and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act which individually has a face amount of more than $500,000 or in the aggregate more than $2,000,000 promptly and in any event within 15 Business Days after the same is acquired by it or any Guarantor;

(h) upon knowledge that any application or registration relating to any Registered Patent, Trademark or Copyright (now or hereafter existing) owned by the Borrower or any Guarantor and material to the conduct of the business or operations of the Borrower or any Guarantor is reasonably likely to become abandoned or dedicated to the public, or of any adverse determination or development (including the institution of any non-routine, or any such determination or development in, any non-routine proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any similar office, agency or tribunal in any country or any court) against the Borrower or any Guarantor regarding such Borrower or Guarantor’s right’s in, or the validity, enforceability, ownership or use of, any material Registered Intellectual Property owned by the Borrower or any Guarantor, including, without limitation, the right of the Borrower or any Guarantor to register or to maintain same;

(i) upon filing of an application for the registration, acquisition, or becoming the exclusive licensee of any Patent, Trademark or Copyright, or upon adopting or using any new mark or any mark which is confusingly similar to or a colorable imitation of any Trademark, in each case either directly or through any agent, employee, licensee or designee, promptly and in any event within 15 Business Days after such event;

(j) any Commercial Tort Claim acquired by it or any Guarantor with respect to which an action has been filed in court or any other Governmental Authority with potential value in excess of $100,000 promptly and in any event within 15 Business Days after the same is acquired by it or any Guarantor;

(k) any letter of credit with a stated amount in excess of $100,000 promptly and in any event within 15 Business Days after the Borrower or any Guarantor becomes a beneficiary thereof;

(l) at least 10 days prior to changing its, or permitting the Guarantors to change their, (a) name as it appears in official filings in the state of its incorporation or organization, (b) change the type of entity that it is, (c) organization identification number, if any, issued by its state of incorporation or other organization, or (d) state of incorporation or organization, and at least 5 days prior to changing or adding any location to the locations where its Collateral is held or stored as disclosed to the Administrative Agent on the Closing Date; and

(m) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8 Environmental Laws.

(a) Comply in all material respects with, and take commercially reasonable actions to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and take commercially reasonable actions to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

5.9 Additional Collateral, etc.

(a) With respect to any property acquired after the Closing Date by any Group Member (other than (x) real property, (y) any property described in paragraph (b) or (c) below, and (z) any property subject to a Lien expressly permitted by Section 6.2(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, other than Excluded Property as defined in the Guarantee and Collateral Agreement and subject to Liens expressly permitted by Section 6.2, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any new Domestic Subsidiary created or acquired after the Closing Date by any Group Member that is or becomes a Wholly Owned Subsidiary thereof, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement, other than Excluded Property as defined in the Guarantee and Collateral Agreement, with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new first-tier Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than any such new Subsidiary designated as an Unrestricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), and (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be reasonably necessary to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

5.10 Casualty and Condemntation.

(a) Furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any portion of the Collateral having an aggregate book value of at least $3,000,000 or the commencement of any action or proceeding for the taking of any such portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with Section 2.11(c).

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any other Group Member to, directly or indirectly:

6.1 Indebtedness.

Create, issue, incur, assume or become liable in respect of any Indebtedness except:

(a) Indebtedness of any Group Member pursuant to any Loan Document;

(b) Indebtedness of any Group Member pursuant to the Term Facility Agreement or any other Term Facility Document and Permitted Refinancing Indebtedness in respect of any thereof;

(c) Indebtedness (i) among Group Members, (ii) among Foreign Subsidiaries or (iii) among Group Members and their Subsidiaries; provided that the sum of Indebtedness owed by Subsidiaries that are not Guarantors to the Borrower or any Guarantor and Indebtedness owed by Unrestricted Subsidiaries to the Borrower or any Restricted Subsidiary shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding; provided that any such Indebtedness of the Borrower or any Guarantor shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantee Obligations incurred in the ordinary course of business by (i) the Borrower or any of its Subsidiaries of obligations of any Guarantor and (ii) any Restricted Subsidiary that is not a Guarantor of obligations of any other Restricted Subsidiary;

(e) Indebtedness outstanding on the date hereof and listed on Schedule 6.1(e) and any Permitted Refinancing Indebtedness in respect thereof;

(f) Indebtedness with respect to Capital Lease Obligations (including Sale and Leaseback transactions) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(g) Purchase Money Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; provided that any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, (ii) shall constitute not less than 100% of the aggregate consideration paid with respect to such asset and (iii) shall be incurred within 180 days after the date of acquisition of such asset;

(h) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries;

(i) Indebtedness which may be deemed to exist pursuant to any guarantees, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(j) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, securities accounts or cash management service;

(k) Guarantee Obligations incurred in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and the Restricted Subsidiaries;

(l) Indebtedness of any Foreign Subsidiary incurred in respect of bank guarantees, letters or credit or similar instruments to support local, legal, regulatory, solvency or consumer requirements or tax disputes;

(m) (i) Indebtedness in respect of (i) Flooring Arrangements in an aggregate amount not to exceed $20,000,000 at any time outstanding and (ii) Showcase Arrangements;

(n) Indebtedness incurred by Foreign Subsidiaries under working capital facilities in an aggregate principal amount not to exceed Euro 10,000,000 at any time outstanding;

(o) Indebtedness assumed in connection with a Permitted Acquisition so long as such Indebtedness is in existence at the time of the consummation of the Permitted Acquisition and is not created in anticipation thereof and Permitted Refinancing Indebtedness in respect thereof;

(p) additional Indebtedness of the Borrower or any of the Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed $25,000,000 at any one time outstanding;

(q) Indebtedness of the Borrower or any of the Restricted Subsidiaries incurred in connection with the financing of insurance premiums that is secured solely by the insurance financed not to exceed $3,000,000 in the aggregate at any time outstanding; and

(r) Indebtedness incurred on a Threshold Transaction Date.

6.2 Liens.

Create, incur, assume or become subject to any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or the Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) Liens imposed by law and pledges or deposits made in connection with workers’ compensation, unemployment insurance, social security legislation or arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(d) Liens, pledges and deposits to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, customs, stay and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 6.2(f), securing Indebtedness permitted by Section 6.1(e), provided that no such Lien is used to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 6.1(f) or 6.1(g), provided that (i) such Liens shall be created substantially simultaneously within 180 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) Liens created pursuant to the Term Facility Security Documents;

(j) any interest or title of a lessor under any lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k) Liens arising out of judgments or awards not constituting an Event of Default under Section 7(h);

(l) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(m) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property so long as consistent with the use of such real property;

(p) licenses of or other agreements relating to Intellectual Property granted by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(q) Liens on insurance policies securing any premium financing thereof; and

(r) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Restricted Subsidiaries) $10,000,000 at any one time.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.2 may at any time attach to the Borrower or any Guarantor’s (1) Accounts, other than those permitted under clauses (a), (b), (h), (i) and (n) of this Section 6.2 and (2) Inventory or proceeds thereof, other than those permitted under clauses (a), (b), (h), (i) and (n) of this Section 6.2.

6.3 Fundamental Changes.

Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Restricted Subsidiary (provided that when the Subsidiary that is not a Subsidiary

Guarantor is merging or consolidating with a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) any Foreign Subsidiary may be merged with or into another Foreign Subsidiary and the Capital Stock of a Foreign Subsidiary may be transferred from one Group Member to another Group Member, including the formation of a new first-tier Foreign Subsidiary holding company;

(c) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (i) to the Borrower or any Restricted Subsidiary (upon voluntary liquidation or otherwise) (provided that when a Subsidiary that is a Subsidiary Guarantor is so Disposing of all or substantially all of its assets to another Subsidiary, such other Subsidiary must be a Subsidiary Guarantor) or (ii) pursuant to a Disposition permitted by Section 6.4;

(d) any Subsidiary of the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not disadvantageous to the Lenders in any material respect; and

(e) any Investment expressly permitted by Section 6.6 may be structured as a merger, consolidation or amalgamation.

6.4 Disposition of Property.

Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) To the extent constituting a Disposition, Indebtedness, Liens, mergers, consolidations, amalgamations, Restricted Payments, Investments and Swap Agreements expressly permitted by Section 6.1, 6.2, 6.3, 6.5, 6.6 or 6.9;

(b) Dispositions that do not constitute Asset Sales; provided that nothing in this clause (b) shall be construed as permitting the Disposition or issuance of Capital Stock of any Subsidiary Guarantor to any Person other than to the Borrower or another Subsidiary Guarantor; and

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes of other debt securities and valued at fair market value in the case of other non-cash proceeds) (i) are less than $1,000,000 with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $10,000,000; provided that (x) the consideration received for all such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or any similar governing body)), (y) no less than 75% thereof shall be paid in cash, and (z) the Net Cash Proceeds thereof shall be applied as required by Section 2.11(c); provided that nothing in this clause (c) shall be construed as permitting the Disposition or issuance of Capital Stock of any Subsidiary Guarantor to any Person other than to the Borrower or another Subsidiary Guarantor.

6.5 Restricted Payments.

Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any

Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”) except that:

(a) any Subsidiary may make Restricted Payments to (i) the Borrower, (ii) any Subsidiary Guarantor or (iii) any other Restricted Subsidiary (pro rata to the ownership interest of such other Restricted Subsidiary);

(b) any Foreign Subsidiary of the Borrower may make Restricted Payments to another Foreign Subsidiary thereof;

(c) so long as no Event of Default shall have occurred or be continuing or would result therefrom, the Borrower may purchase Capital Stock of Borrower from present or former directors, officers or employees of any Group Member, their estates, spouses, former spouses and their heirs upon and after the death, disability or termination of employment of such officer or employee; provided, that the aggregate amount of payments under this clause after the date hereof (net of any proceeds received by the Borrower after the date hereof in connection with resales of any such Capital Stock) shall not exceed in the aggregate during any Fiscal Year $5,000,000 plus the proceeds of any key man life insurance policy; provided, further, that so long as no Event of Default shall have occurred or be continuing or would result therefrom, the Schultz Repurchase shall be permitted in an aggregate amount not to exceed $15,000,000 which repurchase amount shall not be counted against the threshold set forth in the preceding proviso; and

(d) the Borrower may make additional Restricted Payments on a Threshold Transaction Date.

6.6 Investments.

Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) accounts receivable and other extensions of trade credit by the Borrower and any Restricted Subsidiary in the ordinary course of business;

(b) cash and Cash Equivalent Investment;

(c) with respect to any Foreign Subsidiary, (i) investment-grade instruments and securities, (ii) deposit accounts, certificates of deposit, time deposits or overnight bank deposits with a bank or other depository institution, and (iii) such other securities and investments as the Borrower and the Administrative Agent may agree;

(d) Guarantee Obligations permitted by Section 6.1 and intercompany Indebtedness permitted by Section 6.1(c);

(e) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any Subsidiary Guarantors;

(f) Investments (i) in any securities received in satisfaction or partial satisfaction thereof from financially troubled debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with past practices of the Borrower and the Restricted Subsidiaries;

(g) loans and advances to officers, directors and employees of any Group Member (i) in the ordinary course of business (including for travel, entertainment and relocation expenses) consistent with past practices in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding and (ii) for the purpose of funding the purchase of Capital Stock (including any director’s qualifying shares) or other equity interests in a Group Member in an aggregate amount for all Group Members not to exceed $3,000,000 at any one time outstanding;

(h) intercompany Investments by any Group Member in the Borrower or any Person that is or thereby becomes a Subsidiary Guarantor;

(i) Permitted Acquisitions;

(j) Investments (i) by any Foreign Subsidiary in another Foreign Subsidiary and (ii) by a Group Member in any Subsidiary including a Foreign Subsidiary or an Unrestricted Subsidiary; provided, that Investments permitted under this Section 6.6(j)(ii) are contemporaneously or within five Business Days remitted to a Borrower or any Guarantor and such Investments are made to facilitate repatriation of monies to the United States;

(k) to the extent constituting Investments, Indebtedness permitted under Section 6.1(m);

(l) Investments described in Schedule 6.6(l) and existing on the Closing Date;

(m) Capital Expenditures;

(n) the Borrower may enter into Swap Agreements that are not speculative in nature to the extent not prohibited under this Agreement;

(o) Investments made by any Group Member as a result of consideration received in connection with an Asset Sale or other transaction effected in compliance with Section 6.4(c); and

(p) Investments made on a Threshold Transaction Date.

Notwithstanding the foregoing, in no event shall the Borrower or any Guarantor make any Investment which results in or facilitates any Restricted Payment not otherwise permitted under the terms of Section 6.5.

6.7 Optional Payments and Modifications of Certain Debt Instruments.

(a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Permitted Subordinated Debt or any Permitted Refinancing Indebtedness incurred in respect of any of the foregoing; provided that the Borrower may pay, prepay, repurchase or redeem any of the foregoing Indebtedness on any Threshold Transaction Date; provided, further, that the Borrower may pay, prepay, repurchase or redeem any of the foregoing Indebtedness, pursuant to a refinancing thereof with Permitted Refinancing Indebtedness (to the extent permitted by Section 6.1); (b) amend, modify, waive or otherwise change, or consent or agree to any material amendment, modification, waiver or other change to, any of the terms of any Indebtedness described in clause (i) above or any preferred stock that is materially adverse to the interests of the Lenders; or (c) designate any Indebtedness (other than obligations of the Group Members pursuant to the Loan Documents and the Term Facility Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any Indebtedness described in clause (i) above that is subordinated to the Obligations.

6.8 Transactions with Affiliates.

Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, (c) any transaction between the Borrower and any Guarantor or between Guarantors, (d) transactions described in Schedule 6.8 and (e) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.9 Swap Agreements.

Enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates.

6.10 Negative Pledge Clauses.

Enter into any agreement that prohibits or limits the ability of any Group Member to create, incur or assume any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) the Term Facility Agreement and the other Term Facility Documents, (c) agreements evidencing Indebtedness of any Foreign Subsidiary of the Borrower permitted hereunder (provided that any prohibition or limitation thereunder is limited to the property or assets of such Foreign Subsidiary), (d) leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business (provided that any prohibition or limitation thereunder relates to customary provisions restricting assignments, subletting or other transfers and is limited to the property or assets subject to such agreement or arrangement) and (e) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.11 Clauses Restricting Subsidiary Distributions.

Enter into or permit to become effective any consensual encumbrance or restriction on the ability of any Group Member to (a) make Restricted Payments in respect of any Capital Stock of such Group Member held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, the Borrower or any Restricted Subsidiary or (c) transfer any of its assets to the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

6.12 Lines of Business.

Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Group Members are engaged on the date of this Agreement, that are reasonably related or complementary thereto or that are an extension thereof.

6.13 Consolidated Fixed Charge Coverage Ratio.

(a) At any time that the sum of Availability plus Perfected Cash is less than $15,000,000, permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive Fiscal Quarters of the Borrower to be less than 1.00 to 1.00; provided that each time that the Borrower transitions from not being subject to the covenant set forth in this Section 6.13 to being subject thereto, the first such determination shall be made in respect of the most recent twelve-month period ending on the last day of the latest month for which financial statements were delivered pursuant to Section 5.1(c) and the Borrower shall deliver a Compliance Certificate together with such monthly financial statements.

6.14 Amendment of Organizational Documents. Amend, modify or waive any of its rights under its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such amendment, modification or waiver would be adverse to the Lenders.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable by it hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by the Borrower or any Guarantor herein or in any other Loan Document to which it is a party or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) the Borrower or any Guarantor shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or 5.7 (l) or Section 6 of this Agreement; or

(d) the Borrower or any Guarantor shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document to which it is a party (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of (i) 15 days after the earlier of knowledge of such breach or written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.1 through 5.6, 5.7 (other than 5.7(a)), 5.10 or 5.12 of this Agreement or (ii) 30 days after the earlier of knowledge of such breach or written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any Section of this Agreement or any other Loan Document (other than as provided in clauses (a), (b), (c) and (d)(i) of this Section 7); or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) within five days after the scheduled or original due date of any such amount; or (ii) default in making any payment of any interest on any such Indebtedness or fees beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, within five days after the due date, one or more defaults, events or conditions of the type described in clauses (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness then due in the outstanding principal amount of at least $10,000,000 in the aggregate; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Group Member or Commonly Controlled Entity shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) or, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) on and after the effectiveness of the Pension Act, there is a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Guarantor to enforce any such judgment or the Borrower or any Guarantor shall fail within 30 days to discharge one or more non-monetary judgments or orders, in each case, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or

(i) any material provision of the Security Documents shall cease to be in full force and effect, or the Borrower or any Guarantor or any Affiliate of the Borrower or any Guarantor shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, in each case for any reason other than the failure of the Administrative Agent or any Secured Party having due knowledge or notice of the event causing such invalidity or unenforceability to take any action within its control; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or the Borrower or any Guarantor or any Affiliate of the Borrower or any Guarantor shall so assert; or

(k) a Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Upon any Event of Default, the requirements under Section 2.6(j) shall be complied with in respect to all outstanding Letters of Credit. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

SECTION 8. THE AGENTS

8.1 Appointment.

Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions.

Neither any Agent nor any of their respective officers, directors, partners, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Group Member or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Group Member a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Group Member.

8.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Agents and Other Lenders.

Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, partners, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the Guarantors and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the Guarantors and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, partners, employees, agents, advisors, attorneys-in-fact or affiliates.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Borrower and the Guarantors and will rely significantly upon the Borrower and the Guarantors’ books and records, as well as on representations of the Borrower and the Guarantors’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Group Member or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

8.7 Indemnification.

The Lenders agree to indemnify each Agent and its officers, directors, partners, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent Indemnitee or its Related Persons (if any). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity.

Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Group Member as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9 Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.10 Documentation Agents and Syndication Agent.

Neither the Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers.

(a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Group Member party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Group Member party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower and the Guarantors hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.4); (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender; (v) increase the advance rates set forth in the definition of Borrowing Base, add new categories of eligible assets or modify the definitions applicable to existing categories of eligible assets in a manner that would have the effect of increasing Availability, without the written consent of Lenders having Credit Exposure and unused Commitments representing more than 75% of the sum of the total Credit Exposure and unused Commitments at such time; (vi) amend, modify or waive any provision of Section 8 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.5 without the written consent of the Swingline Lender; or (viii) amend, modify or waive any provision of Section 2.6 without the written consent of the Issuing Bank. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower and the Guarantors, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower and the Guarantors, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.6, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(c) Notwithstanding the foregoing, this Agreement, including this Section 9.1, and the other Loan Documents may be amended pursuant to Section 2.22 in order to incorporate any Incremental Revolving Commitments and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Commitments and the Revolving Loans and the accrued interest and fees in respect thereof and to include appropriately the Additional Lenders in any determination of the Required Lenders.

9.2 Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Fender Musical Instruments Corporation 8860 E. Chaparral Road, Suite 100 Scottsdale, AZ 85250
Attention: Richard A. Kerley, Chief Financial Officer Mark Van Vleet, General Counsel
Telecopy: (480) 368-5460
Telephone: (480) 596-7105

with a copy to:	Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, CA 90067
Attention: Hydee R. Feldstein, Esq.
Telecopy: (310) 712-8800
Telephone: (310) 712-6690

Administrative Agent:	JPMorgan Chase Bank, N.A. 2200 Ross Avenue, Floor 6 Dallas, TX 75201
Attention: Kevin Padgett
Telecopy: (214) 965-2594
Telephone: (214) 965-3700

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 or to compliance and no Event of Default certificates delivered pursuant to Sections 5.2 and 5.7 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower (on behalf of the Borrower and the Guarantors) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

9.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties.

All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5 Payment of Expenses and Taxes.

(a) The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Arranger for all their reasonable out-of-pocket and documented costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable, documented fees and disbursements of counsel to the Administrative Agent and the Arranger and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (ii) to pay or reimburse each Lender and the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one counsel in each relevant jurisdiction in which property is located and of counsel to the Administrative Agent, and (iii) to pay, indemnify, and hold each Lender, the Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents to the extent, in the case of this clause (iii), payable under and in accordance with Section 2.17, subject to the limitations of Section 2.13.

(b) The Borrower shall indemnify the Agents, the Issuing Bank and each Lender, and each Related Person of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Refinancing or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Restricted Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause the Restricted Subsidiaries not to assert, and hereby waives and agrees to cause the Restricted Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.

(e) All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to Richard A. Kerley, Chief Financial Officer (Telephone No. (480) 596-7105) (Telecopy No. (480) 368-5460), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to any Person if an Event of Default has occurred and is continuing;

(B) the Administrative Agent; and

(C) the Issuing Bank;

provided that no consent of the Borrower, the Administrative Agent or the Issuing Bank shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund (as defined below).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.17 unless such Participant is able to comply and in fact complies with Section 2.17(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

9.7 Adjustments; Set-off.

(a) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(b) NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.1 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

9.8 Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration.

This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12 Submission To Jurisdiction; Waivers.

Each of the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13 Acknowledgements.

The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each of the Borrower and the Guarantors under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) Except as provided above in this Section 9.14, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower and the Guarantors in respect of) all interests retained by the Borrower and the Guarantors, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

9.15 Confidentiality.

(a) Each of the Agents and each Lender agrees to keep confidential all non-public information provided to it by the Borrower or any Guarantor, any Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any pledgee referred to in Section 9.6(d) or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of or request from any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if consented to in writing by the Borrower.

(b) Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

9.16 Appointment for Perfection.

Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

9.17 WAIVERS OF JURY TRIAL.

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.18 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

9.19 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

9.20 Survival. All covenants, agreements, representations and warranties made by the Borrower and the Guarantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.5 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.21 Delivery of Addenda.

Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

9.22 Intercreditor Agreement.

The terms of this Agreement, any lien and security interest granted to the Administrative Agent pursuant to the Security Documents and the exercise of any right or remedy by the Administrative Agent under the Loan Documents are subject to the provisions of the Intercreditor Agreement. In the event of any inconsistency between the provisions of this Agreement and the other Loan Documents and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall supersede the provisions of this Agreement and the other Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

FENDER MUSICAL INSTRUMENTS CORPORATION

By:	/s/ William L. Mendello
Name: William L. Mendello
Title: Chairman and Chief Executive Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Dan Lane
Name: Dan Lane
Title: SVP

WELLS FARGO FOOTHILL, LLC, as Syndication Agent and as a Lender

By:	/s/ Samat Amladi
Name: Samat Amladi
Title: Vice President

THE CIT GROUP/COMMERCIAL SERVICES, INC., as Documentation Agent and as a Lender

By:	/s/ Brent Phillips
Name: Brent Phillips
Title: Vice President

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Documentation Agent and as a Lender

By:	/s/ Vicki Balmot
Name: Vicki Balmot
Title: Managing Director

SCHEDULE 1.1A

COMMITMENTS

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$35,000,000
Wells Fargo Foothill, LLC	$30,000,000
The CIT Group/Commercial Services, Inc.	$17,500,000
Wachovia Capital Finance Corporation (Western)	$17,500,000
Total	$100,000,000

Schedule 1.1A

Schedule 1.1B Mortgaged Property

Grantor	Property	County	Owned/Leased
FMIC	311 Cessna Circle, Corona, CA 92880	Riverside	Own

Schedule 1.1C Existing Letters of Credit

LC #	LC Amount	Issuing Bank	Beneficiary	Expiration Date

456855	$162,500	Wells Fargo Bank	The Travelers Indemnity Company	April 1, 2008

456860	$1,889,500	Wells Fargo Bank	The Travelers Indemnity Company	December 15, 2007

481601	$325,000	Wells Fargo Bank	The Travelers Indemnity Company	August 31, 2007

482906	$150,000	Wells Fargo Bank	Atlantic Mutual Companies	July 31, 2007

578864	$546,000	Wells Fargo Bank	American Casualty Company of Reading, PA	August 25, 2007

Schedule 3.4 Consents, Authorizations, Filings and Notices

1.	Fender Musical Instruments Corporation Resolutions of a Special Meeting of the Board of Directors on June 3, 2007.

2.	Written Consent of the Sole Director of Fender Asia Pacific Corp. in Lieu of Special Meeting, dated June 3, 2007.

3.	Written Consent of the Sole Director of Jackson/Charvel Manufacturing, Inc. in Lieu of Special Meeting, dated June 3, 2007.

4.	Written Consent of the Board of Directors of Fender International Corporation in Lieu of Special Meeting, dated June 3, 2007.

Schedule 3.9 Intellectual Property

Matters Currently Proceeding Before the Trademark Trial and Appeal Board (“TTAB”) of the United States Patent and Trademark Office (“USPTO”):

1.	In re Application Serial Nos. 76/516,126 and/or 76/516, 127 and/or 76/515,928, filed 4/25/03: Fender Musical Instruments Corporation (“FMIC”) filed three separate trademark registration applications for trademark registrations on the principal register of the two dimensional body designs of electric guitars and basses used by FMIC and its predecessors. During publication of the applications in the Official Gazette, a consortium of companies filed notices of opposition of the applications (“Opposers”). The matters were consolidated in the TTAB as Consolidated Opposition No. 91161403. Following denial of the Opposers’ motion for summary judgment, the TTAB scheduled the matter for trial, the testimony periods of which are currently set to conclude on or by November 15, 2007.

2.

In the Matter of USPTO Trademark Registration No. 2,772,766 (Supplemental Register): On October 11, 2003, Jackson/Charvel Manufacturing, Inc. (“JCMI”), a wholly-owned subsidiary of FMIC, filed an application for registration on the principal register of the word mark SAN DIMAS (Ser. No. 78/312,464) in connection with JCMI’s Charvel® brand guitars. On April 30, 2004, the USPTO trademark examiner issued a non-final office action, citing SAN DIMAS GUITARS THE CALIFORNIA GUITAR COMPANY (Design) (Registration No. 2,772,766), listed in the Supplemental Register of the USPTO (“No. 766”), as a potential bar to the registration of SAN DIMAS. Thereafter, on October 24, 2003, FMIC initiated a cancellation proceeding against No. 766. The matter is currently pending before the TTAB as Cancellation No. 92042614. Following denial of Registrant’s motion for summary judgment, the matter proceeded to trial. Briefing has been completed, and is pending resolution.

Non-final Office Actions and Initial Examiners Refusals requesting additional evidence to support the claim of distinctiveness or raising a likelihood of confusion objection:

1.	HEADSTOCK (TACOMA-PAPOOSE) US Ser. No. 78872376 is the subject of an Examiner’s Office Action dated October 17, 2006.

2.	GUITAR BODY DESIGN, Argentina Appl. No. 2558572 is the subject of a second Examiner’s Refusal.

3.	GUITAR BODY DESIGN, Argentina Appl. No. 2558570 is the subject of a second Examiner’s Refusal.

4.	GUITAR BODY DESIGN, Argentina Appl. No. 2558571 is the subject of a second Examiner’s Refusal.

5.	HEADSTOCK, Argentina Appl. No. 2558574 is the subject of an initial Examiner’s Refusal.

6.	HEADSTOCK, Argentina Appl. No. 2558575 is the subject of an initial Examiner’s Refusal.

7.	HEADSTOCK, Argentina Appl. No. 2558573 is the subject of an initial Examiner’s Refusal.

8.	HEADSTOCK, China, Appl. No. 3941290 is the subject of an initial Examiner’s Refusal.

9.	HEADSTOCK, China, Appl. No. 3941291 is the subject of an initial Examiner’s Refusal

10.	HEADSTOCK, China, Appl. No. 3941292 is the subject of an initial Examiner’s Refusal.

11.	F (THICK SCRIPT), India, Appl. No. 1445184 is the subject of an initial Examiner’s Refusal.

12.	F (THIN SCRIPT), India, Appl. No. 1445190 is the subject of an initial Examiner’s Refusal.

13.	FENDER (THICK SCRIPT), India, Appl. No. 1445186 is the subject of an initial Examiner’s Refusal.

14.	FENDER (THICK SCRIPT) India, Appl. No. 1445188 is the subject of an initial Examiner’s Refusal.

15.	J BASS, India, Appl. No. 1445191 is the subject of an initial Examiner’s Refusal.

16.	JAZZ BASS, India, Appl. No. 1445192 is the subject of an initial Examiner’s Refusal.

17.	P BASS, India, Appl. No. 1445193 is the subject of an initial Examiner’s Refusal.

18.	PRECISION BASS, India, Appl. No. 1445194 is the subject of an initial Examiner’s Refusal.

19.	STRAT, India, Appl. No. 1445187 is the subject of an initial Examiner’s Refusal.

20.	STRATOCASTER, India, Appl. No. 1445189 is the subject of an initial Examiner’s Refusal.

21.	TELE, India, Appl. No. 1445195 is the subject of an initial Examiner’s Refusal.

22.	TELECASTER, India, Appl. No. 1445185 is the subject of an initial Examiner’s Refusal.

23.	HEADSTOCK, Singapore, Appl. No. T03/14978F is the subject of an initial Examiner’s Refusal.

24.	HEADSTOCK Singapore, Appl. No. T03/14977H is the subject of an initial Examiner’s Refusal.

25.	HEADSTOCK Singapore, Appl. No. T03/14976Z is the subject of an initial Examiner’s Refusal.

Schedule 3.13 ERISA

1.	FMIC is in the process of terminating the Fender Musical Instruments Bargaining Employees 401(k)Plan.

Schedule 3.15 Subsidiaries

Name of Subsidiary	Jurisdiction	Borrower or Guarantor Owner	% of Each Class of Capital Stock Owned by Borrower or Grantor

Fender International Corporation	Delaware	Fender Musical Instruments Corporation	100%

Jackson/Charvel Manufacturing, Inc.	Delaware	Fender Musical Instruments Corporation	100%

Fender Asia Pacific Corp.	Delaware	Fender Musical Instruments Corporation	100%

Fender Musical Instruments GmbH	Germany	Fender International Corporation	100%

Fender Musical Instruments S.A.R.L.	France	Fender International Corporation	100%

Fender Musical Instruments Europe Limited	United Kingdom	Fender International Corporation	100%

Fender (EDC) B.V.	The Netherlands	Fender International Corporation	100%

Fender Scandinavia A.B.	Sweden	Fender International Corporation	100%

Fender Iberica S.L.	Spain	Fender International Corporation	100%

Instrumentos Musicales Fender, S.A. de C.V.	Mexico	Fender Musical Instruments Corporation	99.99%
		Fender International Corporation	.01%
Fender Players Club.com, LLC	Wisconsin	Fender Musical Instruments Corporation	50%
K.K. Fender Promotion	Japan	Fender Musical Instruments Corporation	50%

Schedule 3.19(a) UCC Filing Jurisdictions

Name of Grantor	Type of Organization (e.g. corporation, limited partnership)	Jurisdiction of Organization	Organizational Identification Number
FMIC	Corporation	Delaware	2053985

FIC	Corporation	Delaware	2920426

JCMI	Corporation	Delaware	3582984

FAPC	Corporation	Delaware	4232455

Other Actions: Delivery of Pledged Stock:

Grantor	Stock Issuer	Class of Stock	Certified (Y/N)	Stock Certificate No.	Par Value.	No. of Pledged Shares (if certificated)	Pledged Shares as a % of Total Outstanding Stock
FMIC	Fender International Corporation	Common	Y	2	$0.01	100	100.00

FMIC	Jackson/Charvel Manufacturing, Inc.	Common	Y	001	$0.0001	5,000	100.00

FMIC	Fender Asia Pacific Corp.	Common	Y	1	$0.01	1,000	100.00

FMIC	Instrumentos Musicales Fender, S.A. de C.V.	Series B	Y	4	$1.00	9,749	65.00

FIC	Fender Musical Instruments GmbH	Common	N	N/A	N/A	N/A	65,00

FIC	Fender Musical Instruments France S.A.R.L.	Capital	N	N/A	N/A	N/A	65.00

FIC	Fender Musical Instruments Europe Limited	Ordinary	Y	3	£1.00	39,000	65.00

FIC	Fender (EDC) B.V.	Capital	N	NA	NA	NA	65.00

FIC	Fender Iberica	Participating Units	N	N/A	NA	NA	65.00

FIC	Fender Scandinavia A.B.	N/A	Y	1-650	SEK 100	650	65.00

Schedule 3.19(b) Mortgage Filing Jurisdictions

1.	311 Cessna Circle, Corona, Riverside County, California

Schedule 6.1(e) Existing Indebtedness

Capital Leases[1]
Equipment	Lessor	Amount

PC’s & Peripherals	First American Equipment Leasing	$130,012

Copiers	Xerox Corp.	$173,730

Copiers	Wells Fargo Financial Leasing	$72,923

Various Equipment	Chase Equipment Leasing	$683,381

Computer Servers and Hardware	Sun (now with GE Capital)	$883,761

Various	Various (< $5,000 per item)	$2,771 in the aggregate

Letters of Credit
LC #	LC Amount	Beneficiary	Issued By

456855	$162,500	The Travelers Indemnity Company	Wells Fargo

456860	$1,889,500	The Travelers Indemnity Company	Wells Fargo

481601	$325,000	The Travelers Indemnity Company	Wells Fargo

482906	$150,000	Atlantic Mutual Companies	Wells Fargo

578864	$546,000	American Casualty Company of Reading, PA	Wells Fargo

Interest Rate Swaps
Effective	Maturity	Notional	Bank

05/03/05	05/01/08	$75,000,000	JP Morgan Chase

[1]	Capital Lease balances as of May 27, 2007.

03/23/06	05/01/09	$50,000,000	JP Morgan Chase

05/01/07	05/01/11	$50,000,000	Goldman Sachs

05/01/08	05/01/11	$75,000,000	Goldman Sachs

Guarantees
Amount	Agreement

€250,000	Guarantee, dated as of May 5, 2006, by Fender International Corporation in favor of Fender Iberica S.L.

€1,022,584	Guaranty, dated as of December 20, 1995, by FMIC in favor of German Commerz Bank Aktiengesellschaft

Schedule 6.2(f) Existing Liens

Debtor	Filing Number	Filing Date	Type of Filing	Secured Party	Collateral Description	Jurisdiction
Fender Musical Instruments Corporation	2007 1290955	04/06/2007	UCC-1 Financing Statement	CIT Technologies Corporation	Specified leased equipment	Delaware

Fender Musical Instruments Corporation	3020284 9	01/06/2003	UCC-1 Financing Statement	First American Commercial Bancorp, Inc.	Specified leased property and equipment; partially assigned to TCF Leasing, Inc.	Delaware

Fender Musical Instruments Corporation	Initial #: 3020284 9 Amendment #: 3112897 7	05/01/2003	UCC-3 Partial Assignment	TCF Leasing, Inc.	Specified leased equipment	Delaware

Fender Musical Instruments Corporation	3020286 4	01/06/2003	UCC-1 Financing Statement	First American Commercial Bancorp, Inc.	Specified leased property and equipment; partially assigned to TCF Leasing, Inc.	Delaware

Fender Musical Instruments Corporation	Initial #: 30202864 Amendment #: 32043644 9	08/07/2003	UCC-3 Partial Assignment	TCF Leasing, Inc.	Specified leased property and equipment	Delaware

Fender Musical Instruments Corporation	3020643 6	01/06/2003	UCC-1 Financing Statement	First American Commercial Bancorp, Inc.	Specified leased property and equipment; assigned to TCF Leasing, Inc.	Delaware

Fender Musical Instruments Corporation	Initial #: 3020643 6 Amendment #: 3063452 0	02/19/2003	UCC-3 Assignment	TCF Leasing, Inc.	Specified leased property and equipment	Delaware

Fender Musical Instruments Corporation	3067305 6	02/27/2003	UCC-1 Financing Statement	Raymond Leasing Corporation	1-Raymond Reach S/N 03242 1-Exide Battery S/N RAL 163573 l- C&D Charger S/N FRIC955000	Delaware

Fender Musical Instruments Corporation	3204331 6	08/07/2003	UCC-1 Financing Statement	First American Commercial Bancorp, Inc.	Specified leased property and equipment; partially assigned to National City Leasing Corporation	Delaware

Fender Musical Instruments Corporation	Initial #: 3204331 6 Amendment #: 4077658 5	03/12/2004	UCC-3 Partial Assignment	National City Leasing Corporation	Specified leased property and equipment	Delaware

Fender Musical Instruments Corporation	4064128 4	03/05/2004	UCC-1 Financing Statement	First American Commercial Bancorp, Inc.	Specified leased property and equipment; partially assigned to: (i) National City	Delaware

Leasing Corporation; (ii) National City Commercial Capital Corporation; (iii) National City Commercial Capital Corporation; and (iv) TCF Equipment Finance, Inc.

Fender Musical Instruments Corporation	Initial #: 4064128 4 Amendment #: 4222178 8	08/02/2004	UCC-3 Partial Assignment	National City Leasing Corporation	Specified leased property and equipment	Delaware

Fender Musical Instruments Corporation	Initial #: 4064128 4 Amendment #: 5112636 7	04/04/2005	UCC-3 Partial Assignment	National City Commercial Capital Corporation	Specified leased property and equipment	Delaware

Fender Musical Instruments Corporation	Initial #: 4064128 4 Amendment #: 5333833 3	10/21/2005	UCC-3 Partial Assignment	National City Commercial Capital Corporation	Specified leased property and equipment	Delaware

Fender Musical Instruments Corporation	Initial #: 4064128 4 Amendment #: 6233838 2	07/03/2006	UCC-3 Partial Assignment	TCF Equipment Finance, Inc.	Specified leased property and equipment	Delaware

Fender Musical Instruments Corporation	5307347 6	10/04/2005	UCC-1 Financing Statement	Art Guitar LLC	Equipment in the form of a Mimaki Model UJF-605C Flatbed printer/plotter Serial Number C5401018	Delaware

Fender Musical Instruments Corporation	5320903 9	10/18/2005	UCC-1 Financing Statement	First American Commercial Bancorp, Inc.	Specified leased property and equipment	Delaware

Fender Musical Instruments Corporation	6203160 7	06/14/2006	UCC-1 Financing Statement	First American Commercial Bancorp, Inc.	Specified leased property and equipment; partially assigned to Bank of the West, Trinity Division	Delaware

Fender Musical Instruments Corporation	Initial #: 6203160 7 Amendment #: 6358702 9	10/17/2006	UCC-3 Partial Assignment	Bank of the West, Trinity Division	Specified leased property and equipment	Delaware

Fender Musical Instruments Corporation	6203182 1	06/14/2006	UCC-1 Financing Statement	First American Commercial Bancorp, Inc.	Specified leased property and equipment; partially assigned to Bank of the West	Delaware

Fender Musical Instruments Corporation	Initial #: 6203182 1 Amendment #: 6304149 8	08/31/2006	UCC-3 Partial Assignment	Bank of the West	Specified leased property and equipment	Delaware

Fender Musical Instruments Corporation	6286363 7	08/17/2006	UCC-1 Financing Statement	First American Commercial Bancorp, Inc.	Specified leased property and equipment	Delaware

Fender Musical Instruments Corporation	6318354 8	09/14/2006	UCC-1 Financing Statement	Sun Microsystems Global Financial Services, A Sun Microsystems, Inc. Business	Specified leased equipment	Delaware

Fender Musical Instruments Corporation	6339555 5	09/14/2006	UCC-1 Financing Statement	General Electric Capital Corporation	Specified leased equipment	Delaware

Fender Musical Instruments Corporation	6354979 7	10/13/2006	UCC-1 Financing Statement	CIT Technologies Corporation	Specified leased equipment	Delaware

Fender Musical Instruments Corporation	6444576 3	12/19/2006	UCC-1 Financing Statement	Chase Equipment Leasing Inc.	Specified leased property and equipment	Delaware

Fender Musical Instruments	0301560495	1/10/2003	UCC-1 Financing Statement	Wells Fargo Financial Leasing, Inc	Specified copier	California

Fender Musical Instruments Corp	0334960301	12/09/2003	UCC-1 Financing Statement	Wells Fargo Financial Leasing, Inc.	Specified copiers	California

Fender Musical Instruments Corporation	057043806750	10/04/2005	UCC-1 Financing Statement	Art Guitar LLC	Specified equipment	California

Fender Musical Instruments	200312921836	12/29/2003	UCC-1 Financing Statement	Pitney Bowes Credit Corporation	Specified leased equipment	Arizona

Schedule 6.6(I) Existing Investments

Joint Ventures

Name of Joint Venture	Jurisdiction	Borrower or Guarantor Owner	% of Each Class of Capital Stock
Fender Players Club.com, LLC	Wisconsin	Fender Musical Instruments Corporation	50%
K.K. Fender Promotion	Japan	Fender Musical Instruments Corporation	50%

Other Investments:

Grantor	Issuer	Original Principal Amount	Outstanding Principal Balance*	Issue Date / Date of Agreement	Maturity Date
FMIC	Joe Carducci	$45,000	$27,774	December 10, 1997, as amended on January 1, 2004	Payment in Full

FMIC	Cliff Engle	$48,900	$48,900	May 25, 2007	Earlier of sale of issuer’s previous residence or May 24, 2012

FMIC	Denis Lambert	$15,338	$15,338	August 14, 2006

Within 30 days of employee’s resignation or termination, should such resignation or termination occur prior to the completion of one year of continuous employment.

The Note will be cancelled at completion of one year of employee service.

FMIC	Denis Lambert	$30,000	$30,000	November 15, 2006	Within 30 days of employee’s

resignation or termination, should such resignation or termination occur prior to the completion of one year of continuous employment.

The Note will be cancelled at completion of one year of employee service.

FMIC	Tippanna Vinayak	Up to $30,000	$30,000	January 5, 2007

Within 30 days of employee's resignation or termination, should such resignation or termination occur prior to the completion of one year of continuous employment.

The Note will be cancelled at completion of one year of employee service

*	Outstanding balance as of 5/30/07

Pursuant to a Services Agreement, dated February 27, 2002, between FMIC and Drum Workshop Inc., Drum Workshop Inc. owes approximately $200,000 to FMIC in outstanding utility payments and manpower costs fronted by FMIC.

Schedule 6.8 Affiliate Transactions

Guaranty, dated as of December 20, 1995, by FMIC in favor of German Commerz Bank Aktiengesellschaft

Distribution Agreement, dated as of June 17, 1999, to be effective as of April 12, 1999, by and between Fender International Corporation (“FIC”) and Fender (EDC) B.V.

Joint Venture Agreement, dated as of February 2, 2000, by and between FMIC and Yamano Music Co., Ltd.

Master License, Product Supply and Consulting Services Agreement dated as of April 1, 2001, by and between Fender Musical Instruments Corporation and Fender Players Club.com, L.L.C.

Third Amended and Restated Shareholders’ Agreement, dated as of December 28, 2001, as amended on June 24, 2002, among FMIC, Holders of FMIC’s Class A Common Stock and Class B Common Stock party thereto, Weston Presidio Capital IV, LP., WPC Entrepreneur Fund II, LP, Weston Presidio Capital III, L.P. and WPC Entrepreneur Fund, L.P. (collectively, “Weston Presidio”), as amended and related agreements.

Management Rights Agreement, dated as of December 28, 2001, among FMIC and Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund II, L.P., Weston Presidio Capital III, L.P. and WPC Entrepreneur Fund L.P.

Indemnification Agreement, dated as of December 28, 2001, among FMIC and certain indemnities named therein.

Fender Musical Instruments Class C Common Stock Purchase Agreement, dated as of December 28, 2001, by and among FMIC and certain Investors named therein.

Revised and Amended Distribution Agreement, dated as of March 23, 2005, by and between Yamano Music Co., Ltd. and FMIC.

Distribution Agreement, dated as of March 25, 2005, by and between FMIC and Kanda Shokai Co., Ltd.

Distribution Agreement, dated as of January 1, 2005, by and between FIC and Fender Musical Instruments S.A.R.L.

Distribution Agreement, dated January 1, 2005, by and between FIC and Fender Musical Instruments Europe Ltd.

Distribution Agreement, dated as of January 1, 2005, by and between FIC and Fender Musical Instruments GmbH.

Distribution Agreement, dated as of January 1, 2006, by and between FIC and Fender Iberica S.L.

Distribution Agreement, dated as of January 1, 2006, by and between FIC and Fender Scandinavia A.B.

Guarantee of Payment, dated as of May 5, 2006, by FIC in favour of Fender Iberica S.L.

Share Transfer of Fender Musical Instruments GmbH dated August 24, 2006, between FMIC and FIC.

Amendment to the Distribution Agreement by and between FIC and Fender (EDC) B.V., to be effective as of April 12, 1999, dated May 30, 2007.

EXHIBIT A

REVOLVING FACILITY

GUARANTEE AND COLLATERAL AGREEMENT

made by

FENDER MUSICAL INSTRUMENTS CORPORATION

and certain of its Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of June 7, 2007

TABLE OF CONTENTS

		Page
SECTION 1.	DEFINED TERMS	1
1.1	Definitions	1
1.2	Other Definitional Provisions	5

SECTION 2.	GUARANTEE	1
2.1	Guarantee	5
2.2	Right of Contribution	6
2.3	No Subrogation	6
2.4	Amendments, etc. with respect to the Borrower Obligations	6
2.5	Guarantee Absolute and Unconditional	7
2.6	Reinstatement	7
2.7	Payments	7

SECTION 3.	GRANT OF SECURITY INTEREST	8
3.1	Collateral	8

SECTION 4.	REPRESENTATIONS AND WARRANTIES	9
4.1	Title; No Other Liens	9
4.2	Perfected First Priority Liens	9
4.3	Type and Jurisdiction of Organization, Organizational and Identification Numbers; Principal Location	10
4.4	Collateral Locations	10
4.5	Deposit Accounts	10
4.6	Exact Names	10
4.7	Letter-of-Credit Rights and Chattel Paper	10
4.8	Accounts and Chattel Paper	10
4.9	Inventory	11
4.10	Intellectual Property	11
4.11	Equipment	12
4.12	No Financing Statements; Security Agreements	12
4.13	Pledged Collateral	12
4.14	Commercial Tort Claims	13

SECTION 5.	COVENANTS	13
5.1	General	13
5.2	Receivables	14
5.3	Delivery of Instruments, Securities, Chattel Paper and Documents	14
5.4	Uncertificated Pledged Collateral	15
5.5	Pledged Collateral	15
5.6	Intellectual Property	16
5.7	Commercial Tort Claims	17
5.8	Letter-of-Credit Rights	17
5.9	Insurance	17
5.10	Deposit Account Control Agreements	17
5.11	Updated Collateral Information	17
5.12	Collateral Access Agreements	18

i

SECTION 6.	REMEDIAL PROVISIONS	18
6.1	Remedies	18
6.2	Grantor’s Obligations Upon an Event of Default	20
6.3	Proceeds to be Turned Over to Administrative Agent	20
6.4	Grant of Intellectual Property License	20

SECTION 7.	ACCOUNT VERIFICATION; ATTORNEY-IN-FACT; PROXY	21
7.1	Account Verification	21
7.2	Authorization for Secured Party to Take Certain Action	21
7.3	Proxy	22
7.4	Nature of Appointment; Limitation of Duty	22

SECTION 8.	COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT
	ACCOUNTS	22
8.1	Collection of Receivables	23
8.2	Covenant Regarding New Deposit Accounts; Lock Boxes	23
8.3	Application of Proceeds; Deficiency	23

SECTION 9.	THE ADMINISTRATIVE AGENT	24
9.1	Duty of Administrative Agent	24
9.2	Execution of Financing Statements; Other Perfection Actions	24
9.3	Authority of Administrative Agent	24

SECTION 10.	MISCELLANEOUS	25
10.1	Amendments in Writing	25
10.2	Notices	25
10.3	No Waiver by Course of Conduct; Cumulative Remedies	25
10.4	Waivers	25
10.5	Limitation on Administrative Agent’s and Lenders’ Duty with Respect to the Collateral	26
10.6	Compromises and Collection of Collateral	26
10.7	Specific Performance of Certain Covenants	27
10.8	Enforcement Expenses; Indemnification	27
10.9	Successors and Assigns	27
10.10	Set-Off	27
10.11	Counterparts	27
10.12	Severability	27
10.13	Section Headings	27
10.14	Integration	28
10.15	GOVERNING LAW	28
10.16	Submission To Jurisdiction; Waivers	28
10.17	Acknowledgements	28
10.18	Additional Grantors	29
10.19	Releases	29
10.20	WAIVER OF JURY TRIAL	29
10.21	Intercreditor Agreement	29
10.22	Dutch Parallel Debts	29

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EXHIBITS

Exhibit A	Notice Addresses; Information and Collateral Locations
Exhibit B	Deposit Accounts; Lock Boxes
Exhibit C	Letter of Credit Rights; Chattel Paper
Exhibit D	Intellectual Property Rights
Exhibit E	[Reserved]
Exhibit F	Pledged Collateral, Securities and Investment Property
Exhibit G	Amendment (Additional Collateral)
Exhibit H	Assumption Agreement
Exhibit I	Form of Grant of Security Interest in Intellectual Property
Exhibit J	Form of Deposit Account Control Agreement

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GUARANTEE AND COLLATERAL AGREEMENT, dated as of June 7, 2007, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Revolving Facility Credit Agreement, dated as of June 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FENDER MUSICAL INSTRUMENTS CORPORATION (the “Borrower”), the Lenders and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in Article 8 or 9 of the UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Intermediary, Deposit Account, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Securities Account, Securities Intermediary, Security and Supporting Obligations.

(b) The following terms shall have the following meanings:

“Account Debtor”: any Person obligated on an Account.

“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations, Specified Cash Management Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or, in the case of any Specified Swap Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any letter of credit, any Specified Swap Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable and documented fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Collateral”: as defined in Section 3.

“Collateral Access Agreement”: any landlord waiver or other agreement, in form and substance satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Grantor for any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Deposit Account”: as defined in Section 8.1(a).

“Collateral Report”: any certificate (including any Borrowing Base Certificate), report or other document delivered by any Grantor to the Administrative Agent or any Lender with respect to the Collateral pursuant to any Loan Document.

“Collection Account”: as defined in Section 8.1(b).

“Control”: as defined in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyrights”: (i) all works of authorship and copyrights arising under the laws of the United States, any group of countries, other country or any political subdivision thereof, in any media, whether registered or unregistered and whether published or unpublished, all registrations thereof, and all applications in connection therewith, including, without limitation, all registrations and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Deposit Account Control Agreement”: an agreement, substantially in the form attached as Exhibit J or otherwise reasonably satisfactory to the Administrative Agent, among any Grantor, a banking institution holding such Grantor’s funds, and the Administrative Agent with respect to collection and control of all deposits and balances held in a Deposit Account maintained by any Grantor with such banking institution.

“Excluded Property”: as defined in Section 3.1.

“Exclusively Licensed Material Registered Intellectual Property”: Registered Intellectual Property that is exclusively licensed to a Grantor and where sales of products licensed under the relevant license agreement exceed $US15 million per year.

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“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction other than the United States of America or a state thereof.

“Foreign Subsidiary Voting Stock”: the outstanding voting Capital Stock of any Foreign Subsidiary.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document or any Specified Swap Agreement to which such Guarantor is a party and any Specified Cash Management Obligations, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each Grantor other than the Borrower.

“Infringement”: infringement, misappropriation, dilution or other violation.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Copyrights, the Patents and the Trademarks.

“Issuers”: the collective reference to each issuer of any Capital Stock constituting Pledged Collateral.

“Licenses”: (a) any and all licensing agreements or similar arrangements in and to Intellectual Property and all rights under same, and (b) all income, royalties, and payments now or hereafter due or payable under and with respect thereto, to the extent (a) and (b) do not constitute Excluded Property.

“Liquidity Event”: any date on which the sum of Availability and Perfected Cash falls below $15,000,000 for a period of two consecutive Business Days or below $12,500,000 on any Business Day.

“Lock Boxes”: as defined in Section 8.1(a).

“Lock Box Agreements”: as defined in Section 8.1(a).

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patents”: (i) all letters patent of the United States, any group of countries, other country or any political subdivision thereof, (ii) all applications for letters patent of the United States or any group of countries, other country or any political subdivision thereof, (iii) all reissues, continuations and continuations-in-part, divisions and extensions thereof, similar legal protection related thereto, or rights to obtain the foregoing.

“Pledged Collateral”: all Instruments, Securities and Investment Property of each Grantor, whether or not physically delivered to the Administrative Agent pursuant to this Agreement

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other than Excluded Property; provided that in no event shall more than 65% of the total outstanding Foreign Subsidiary Voting Stock constitute Pledged Collateral or otherwise be pledged or required to be pledged hereunder.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, Stock Rights arising from Pledged Collateral.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account) that constitute Revolving Facility Priority Collateral owned by a Grantor.

“Registered Intellectual Property”: all registrations and applications for registration of Trademarks, Patents and Copyrights.

“Required Secured Parties”: (a) prior to an acceleration of the Obligations under the Credit Agreement, the Required Lenders, (b) after an acceleration of the Obligations under the Credit Agreement but prior to the date upon which the Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full, Lenders holding in the aggregate at least a majority of the total of the Aggregate Credit Exposure, and (c) after the Credit Agreement has terminated by its terms and all of the Obligations thereunder have been paid in full (whether or not the Obligations under the Credit Agreement were ever accelerated), Lenders holding in the aggregate at least a majority of the aggregate net early termination payments and all other amounts then due and unpaid from any Grantor to the Lenders under Specified Swap Agreements, as determined by the Administrative Agent in its reasonable discretion.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders and any affiliate of any Lender to which Borrower Obligations or Guarantor Obligations, as applicable, are owed.

“Securities Act”: the Securities Act of 1933, as amended.

“Stock Rights”: all dividends, instruments or other distributions and any other right or property which the Grantors shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock constituting Collateral, any right to receive Capital Stock and any right to receive earnings, in which the Grantors now have or hereafter acquire any right, issued by an issuer of such Capital Stock.

“Term Facility Agent”: as defined in the Intercreditor Agreement.

“Term Facility Documents”: as defined in the Intercreditor Agreement.

“Term Facility Security Documents”: as defined in the Intercreditor Agreement.

“Trademarks”: (i) all trademarks, trade names, brand names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, domain names, service marks, logos and other source or business identifiers, and all goodwill associated therewith or symbolized thereby, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any group of countries other country or

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any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

“UCC”: the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or any Lender’s Lien on any Collateral.

“UCC Collateral”: that portion of the Collateral in which a security interest may be perfected by the recordation of a financing statement pursuant to Article 9 of the UCC applicable to a Grantor and such Collateral.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any applicable jurisdiction.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GUARANTEE

2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding or all Letters of Credit shall have been backstopped or cash collateralized and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

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(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding or all Letters of Credit shall have been backstopped or cash collateralized and the Commitments are terminated.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding or all Letters of Credit shall have been backstopped or cash collateralized and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4 Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment

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of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

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SECTION 3. GRANT OF SECURITY INTEREST

3.1 Collateral. Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest (the priority of which shall be as set forth in the Intercreditor Agreement) in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts, Securities Accounts and Commodity Accounts;

(d) all Documents;

(e) all Equipment;

(f) all Fixtures;

(g) all General Intangibles;

(h) all Goods;

(i) all Instruments;

(j) all Intellectual Property and Licenses;

(k) all Inventory;

(1) all Investment Property;

(m) all cash and Cash Equivalent Investments;

(n) all Letter-of-Credit Rights;

(o) all other property not otherwise described above (except for any property specifically excluded from any clause in this section, and any property specifically excluded from any defined term used in any clause of this section above);

(p) all books and records pertaining to the Collateral; and

(q) to the extent not otherwise included (but subject to all exclusions in this section or in the definitions of this Agreement), all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3 or any other provision in this Agreement or any other Loan Document, the term Collateral and the terms set forth in this Section defining the components of Collateral shall not include, and this Agreement shall not

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constitute a grant of a security interest in, any of the following (the “Excluded Property”): (i) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property or Pledged Collateral, any applicable shareholder or similar agreement, except to the extent that a term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective and unenforceable against such Grantor under applicable law, (ii) any property owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money or capital or finance lease obligation permitted to be incurred pursuant to the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money or capital or finance lease obligation) prohibits the creation of any other Lien on such property, (iii) any United States intent-to-use trademark or service mark application until an amendment to allege use or a statement of use has been filed under 15 U.S.C. §1501(d) and accepted by the United States Patent and Trademark Office, to the extent that granting a security interest therein before such time would invalidate such intent-to-use trademark or service mark application, and (iv) any Vehicles and title documents with respect to Vehicles; provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to above (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to above).

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Title; No Other Liens. Such Grantor has good and valid rights in or the title to and the power to transfer the Collateral with respect to which such Grantor has purported to grant a security interest hereunder, free and clear of all Liens except for Liens not prohibited under the Credit Agreement, and has all requisite power and authority to grant to the Administrative Agent the security interest granted hereunder in such Collateral.

4.2 Perfected First Priority Liens. As of the Closing Date, this Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral. In the case of (i) the Pledged Collateral, when stock certificates representing such Pledged Collateral are delivered to the Term Facility Agent, (ii) the UCC Collateral, when financing statements specified on Schedule 3.19(a) to the Credit Agreement in appropriate form are filed in the offices specified on Schedule 3.19(a) to the Credit Agreement, (iii) Collateral Deposit Accounts and Lock Boxes, upon the depository in which such accounts or lock boxes are maintained agreeing that it will comply with the instructions originated by the Administrative Agent directing disposition of the funds or items in such accounts or lock boxes without further consent from the owner of such accounts or lock boxes, and (iv) Collateral which is Registered Intellectual Property, when (A) the security interests granted hereunder in such Collateral which is Registered Intellectual Property are duly and properly recorded in the applicable Intellectual Property registries, including United States Patent and Trademark Office and the United States Copyright Office and (B) when financing statements are filed in such Grantor’s jurisdiction of organization, this Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of each Grantor in such Pledged Collateral, UCC Collateral,

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Collateral Deposit Accounts, Lock Boxes and Collateral which is Registered Intellectual Property as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Collateral, Liens not prohibited by the Credit Agreement) subject to the Intercreditor Agreement.

4.3 Type and Jurisdiction of Organization, Organizational and Identification Numbers; Principal Location. The type of entity of such Grantor, its state of organization, the organizational number issued to it by its state of organization and its federal employer identification number are set forth on Exhibit A. Such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Exhibit A.

4.4 Collateral Locations. All of such Grantor’s locations where Inventory or where books and records relating to Accounts in each case with an aggregate book value of at least $300,000 is located are listed on Exhibit A. All of said locations are owned by such Grantor except for locations (i) which are leased by the Grantor as lessee and designated in Part VII(b) of Exhibit A and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part VII(c) of Exhibit A.

4.5 Deposit Accounts. All of such Grantor’s Deposit Accounts and Lock Boxes as of the Closing Date are listed on Exhibit B.

4.6 Exact Names. Such Grantor’s name in which it has executed this Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization. Such Grantor has not, during the past four months, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition. Such Grantor has not changed its legal name in the past five years.

4.7 Letter-of-Credit Rights and Chattel Paper. Exhibit C lists all Letter-of-Credit Rights and Chattel Paper of such Grantor as of the Closing Date.

4.8 Accounts and Chattel Paper.

(a) In all material respects, to such Grantor’s knowledge, the names of the obligors, amounts owing, due dates and other information with respect to its Accounts and Chattel Paper are and will be correctly stated in the books and records of such Grantor and in all Collateral Reports with respect thereto furnished to the Administrative Agent by such Grantor from time to time.

(b) With respect to its Accounts, except Accounts that are not Eligible Accounts or as otherwise disclosed on the Collateral Reports most recently delivered to the Administrative Agent under Sections 5.2(c) and 5.2(d) of the Credit Agreement, and, in each case, as of the effective date of such Collateral Reports (i) all Accounts as of such date are Eligible Accounts; (ii) all Accounts as of such date represent bona fide sales of Inventory or rendering of services to Account Debtors in the ordinary course of such Grantor’s business and are not evidenced by a judgment, Instrument or Chattel Paper; (iii) to such Grantor’s knowledge, there are no facts, events or occurrences as of such date which materially impair the validity or enforceability of such Accounts or would reasonably be expected to reduce the amount payable thereunder as shown on such Collateral Reports with respect thereto; (iv) such Grantor has not received any notice of proceedings or actions which are pending or, to Grantor’s knowledge, threatened as of such date against any Account Debtor which would reasonably be expected to materially impair the collectibility of the Accounts owed by such Account Debtor to the Grantor; (v) such Grantor has no knowledge as of such date that any Account Debtor is unable generally to pay its debts as they become due; (vi) to Grantor’s knowledge, all material payments as of such date have been or shall be

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made to a Lock Box or a Collateral Deposit Account or otherwise in accordance with Section 8.1; and (vii) to such Grantor’s knowledge, all Account Debtors have the capacity to contract.

4.9 Inventory. With respect to any of its Inventory, except with respect to Ineligible Inventory or as otherwise disclosed on the Collateral Reports most recently delivered to the Administrative Agent under Sections 5.2(c) and 5.2(d) of the Credit Agreement, and, in each case, as of the effective date of such Collateral Reports (a) as of the Closing Date, such Inventory (other than Inventory in transit) with an aggregate book value of at least $300,000 is located at one of such Grantor’s locations set forth on Exhibit A or at any other location disclosed to the Administrative Agent pursuant to Section 5.7(1) of the Credit Agreement or 5.11, (b) no Inventory (other than Inventory in transit) with an aggregate book value of at least $300,000 is as of such date, stored at any other location except as disclosed to the Administrative Agent pursuant to Section 5.7(1) of the Credit Agreement or 5.11, (c) such Grantor has good title to such Inventory and such Inventory is not subject to any Lien or security interest whatsoever except for the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and Lenders, and except for Liens permitted under the Credit Agreement, (d) except as specifically disclosed in the most recent Collateral Report, such Inventory is Eligible Inventory, (d) such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or disposition of that Inventory, (e) to such Grantor’s knowledge, such Inventory has been produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder in all material respects and (f) to such Grantor’s knowledge, the completion of manufacture, sale or other disposition of such Inventory by the Administrative Agent following an Event of Default shall not require the consent of any Person and shall not constitute a material breach or default under any contract or agreement to which such Grantor is a party or to which such property is subject.

4.10 Intellectual Property.

(a) Exhibit D lists all Registered Intellectual Property owned by such Grantor in its own name on the Closing Date.

(b) Each Grantor owns or is licensed to use all Intellectual Property that is material to its business as currently conducted, free and clear of any Liens except Liens not prohibited by Section 5.1(e), and takes reasonable actions to protect, preserve and maintain the material Intellectual Property (i) it owns or (ii) which is owned by a third party but which such Grantor is obliged to protect, preserve or maintain under any exclusive License.

(c) On the Closing Date, all material Registered Intellectual Property owned by such Grantor and, to the knowledge of such Grantor, exclusively licensed by such Grantor, has not expired or been abandoned. On the Closing Date, (i) to the knowledge of such Grantor, all material Registered Intellectual Property owned by such Grantor is valid and enforceable, and is not being Infringed by any other Person in any material respect; (ii) such Grantor has not received any written notice that any Exclusively Licensed Material Registered Intellectual Property is invalid or unenforceable or that such Exclusively Licensed Material Registered Intellectual Property is being Infringed by any other Person in any material respect. To the knowledge of such Grantor, on the Closing Date, the operation of such Grantor’s business and its use of any material Intellectual Property owned by such Grantor does not Infringe the intellectual property rights of any other Person in any material respect. On the Closing Date, such Grantor has not received any written notice that the operation of such Grantor’s business and its use of Exclusively Licensed Material Registered Intellectual Property Infringes the intellectual property rights of any other Person in any material respect.

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(d) Except as set forth on Exhibit D, on the Closing Date, no action or proceeding against a Grantor is pending, or, to the knowledge of such Grantor, threatened, or imminent against such Grantor and no holding, decision or judgment has been rendered by any Governmental Authority or arbitrator against such Grantor, that seeks to limit, cancel or challenge the validity, enforceability, ownership or use of, or such Grantor’s rights in, any material Intellectual Property in any material respect. On the Closing Date, such Grantor has not received any written notice that an action or proceeding is pending, to the knowledge of a licensor of Exclusively Licensed Material Registered Intellectual Property threatened, or imminent against such licensor of Exclusively Licensed Material Registered Intellectual Property or that any holding, decision or judgment has been rendered by any Governmental Authority or arbitrator against such licensor of Exclusively Licensed Material Registered Intellectual Property that seeks to limit, cancel or challenge the validity, enforceability, ownership or use of, or such Grantor’s rights in, any Exclusively Licensed Material Registered Intellectual Property in any material respect.

(e) Except as set forth in Exhibit D, on the Closing Date, none of the material Registered Intellectual Property owned by such Grantor is the subject of any licensing or franchise agreement to which such Grantor is the licensor or franchisor, other than licenses granted in the ordinary course of business, or other licenses with a duration of 30 days or less.

(f) On the Closing Date, to the knowledge of such Grantor, (i) such Grantor is not and is not alleged to be in breach or default of any agreement to which such Grantor is a party pursuant to which such Grantor licenses in Exclusively Licensed Material Registered Intellectual Property, and (ii) all such agreements are valid and enforceable. The execution by such Grantor of this Agreement and the transactions contemplated hereby shall not impair the rights of such Grantor under, or cause a breach or default of, or give rise to any right of termination, modification, cancellation or acceleration under, any such agreement.

4.11 Equipment. As of the Closing Date, none of its Equipment with an aggregate book value in excess of $1,000,000 is covered by any certificate of title, except for the Vehicles. As of the Closing Date, such Grantor does not own any aircraft, boat, ship, barge, train or other rolling stock.

4.12 No Financing Statements; Security Agreements. No financing statement or security or collateral agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed or is of record in any jurisdiction except (a) for financing statements or security or collateral agreements naming the Administrative Agent on behalf of the Lenders as the secured party, (b) as permitted by this Agreement, the Credit Agreement and the Term Facility Security Documents and (c) financing statements filed in connection with the Liens with respect to extensions of credit under the Existing Credit Agreements which are to be discharged on or prior to the Closing Date.

4.13 Pledged Collateral.

(a) Exhibit F sets forth a complete and accurate list of all Pledged Collateral owned by such Grantor as of the Closing Date. Except as otherwise indicated on Exhibit F, such Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibit F as being owned by it, free and clear of any Liens, except for the security interest granted hereunder to the Administrative Agent for the benefit of the Secured Parties and the security interest granted in favor of the Term Facility Agent under the Term Facility Security Documents. Such Grantor further represents and warrants that (i) all Pledged Collateral owned by it constituting Capital Stock has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Administrative Agent representing Capital Stock, either such certificates are Securities as defined in Article 8 of the UCC as a

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result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Administrative Agent so that the Administrative Agent may take steps to perfect its security interest therein as a General Intangible, (iii) all such Pledged Collateral held by a Securities Intermediary is covered by a control agreement among such Grantor, the Securities Intermediary and the Administrative Agent pursuant to which the Administrative Agent has Control and (iv) to the best of such Grantor’s knowledge, all Pledged Collateral which represents Indebtedness owed to such Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer and such issuer is not in default thereunder.

(b) In addition, as of the Closing Date, to the best of such Grantor’s knowledge, (i) none of the Pledged Collateral owned by it has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Collateral or which obligate the issuer of any Capital Stock included in the Pledged Collateral to issue additional Capital Stock, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any Governmental Authority in the United States or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Agreement or for the execution, delivery and performance of this Agreement by such Grantor, or for the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

4.14 Commercial Tort Claims

(a) On the Closing Date, no Grantor has rights in any Commercial Tort Claim with respect to which an action has been filed in court or any other Governmental Authority with potential value in excess of $100,000.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Administrative Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full, no Letter of Credit shall be outstanding or all Letters of Credit shall have been backstopped or cash collateralized and the Commitments shall have terminated:

5.1 General.

(a) Collateral Records. Such Grantor will maintain complete and accurate books and records with respect to the Collateral owned by it, and furnish to the Administrative Agent such reports relating to such Collateral as the Administrative Agent shall reasonably from time to time request.

(b) Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Administrative Agent to file, and if requested will deliver to the Administrative Agent, all financing statements and other documents necessary for the creation and perfection of a security interest and take such other actions as may from time to time be requested by the Administrative Agent in order to maintain, subject to the Intercreditor Agreement, a first perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor. Any financing statement filed by the Administrative Agent may be filed in any filing office in any applicable UCC jurisdiction and may (i) indicate such Grantor’s Collateral (1) as all assets or personal property of the Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction, or (2) by any other description which reasonably approximates the

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description contained in this Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor, and (B) in the case of a financing statement filed as a fixture filing or indicating such Grantor’s Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.

(c) Further Assurances. Subject to the Intercreditor Agreement, such Grantor agrees to take any and all appropriate actions reasonably necessary to defend title to the Collateral against all Persons and to defend the security interest of the Administrative Agent in its Collateral and the priority thereof against any Lien not permitted hereunder, the Credit Agreement or the Term Facility Documents.

(d) Disposition of Collateral. Such Grantor will not sell, lease or otherwise dispose of the Collateral owned by it except for dispositions not prohibited by the Credit Agreement.

(e) Liens. Such Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except (i) the Lien created by this Agreement, (ii) the Lien created by the Term Facility Security Documents and (iii) other Liens not prohibited by the Credit Agreement.

(f) Other Financing Statements. Such Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except in connection with Liens not prohibited by Section 5.1(e). Such Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming the Administrative Agent as secured party without the prior written consent of the Administrative Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

5.2 Receivables.

(a) Certain Agreements on Receivables. After the occurrence and during the continuance of an Event of Default, such Grantor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof other than in accordance with its present policies and in the ordinary course of business.

(b) Electronic Chattel Paper. Such Grantor shall, upon the Administrative Agent’s written request, take all steps necessary to grant the Administrative Agent Control (subject to the Intercreditor Agreement) of any electronic chattel paper and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act which individually has a face amount of more than $500,000 or in the aggregate more than $2,000,000in accordance with the UCC.

5.3 Delivery of Instruments, Securities, Chattel Paper and Documents. Subject to the Intercreditor Agreement, such Grantor will (a) deliver to the Administrative Agent three Business Days after the execution of this Agreement the originals of all Chattel Paper which individually has a face amount of more than $500,000 or in the aggregate more than $2,000,000, Securities and Instruments constituting Collateral owned by it (if any then exist), (b) hold in trust for the Administrative Agent upon receipt and within three Business Days thereafter deliver to the Administrative Agent any such Chattel Paper, Securities and Instruments constituting Collateral, (c) upon the Administrative Agent’s request, deliver to the Administrative Agent and thereafter hold in trust for the Administrative Agent upon receipt and within three Business Days thereafter deliver to the Administrative Agent any Document evidencing or constituting Collateral and (d) upon the Administrative Agent’s request, deliver to the Administrative

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Agent a duly executed amendment (which amendment shall be subject to the Intercreditor Agreement) to this Agreement, in the form of Exhibit G hereto (the “Amendment”), pursuant to which such Grantor will pledge any such additional Collateral. Such Grantor hereby authorizes the Administrative Agent to attach each Amendment to this Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

5.4 Uncertificated Pledged Collateral. Subject to the Intercreditor Agreement, such Grantor will permit the Administrative Agent from time to time to cause the appropriate Issuers (and, if held with a Securities Intermediary, such Securities Intermediary) of uncertificated securities or other types of Pledged Collateral owned by it not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this Agreement. Subject to the Intercreditor Agreement, with respect to any Pledged Collateral owned by it, such Grantor will use its reasonable efforts to cause (a) the Issuers of uncertificated securities which are Pledged Collateral and (b) any Securities Intermediary which is the holder of any such Pledged Collateral, to cause the Administrative Agent to have and retain Control (subject to the Intercreditor Agreement) over such Pledged Collateral. Without limiting the foregoing, such Grantor will, with respect to any such Pledged Collateral held with a Securities Intermediary, use commercially reasonable efforts to cause such Securities Intermediary to enter into a control agreement with the Administrative Agent, in form and substance satisfactory to the Administrative Agent, giving the Administrative Agent Control (subject to the Intercreditor Agreement).

5.5 Pledged Collateral.

(a) Registration of Pledged Collateral. If an Event of Default shall occur and be continuing, such Grantor will permit any registerable Pledged Collateral owned by it to be registered in the name of the Administrative Agent or its nominee (subject to the Intercreditor Agreement) at any time at the option of the Required Lenders.

(b) Exercise of Rights in Pledged Collateral.

(i) Without in any way limiting the foregoing and subject to clause (ii) below, such Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this Agreement, the Credit Agreement or any other Loan Document or any Term Facility Document; provided, however, that no vote or other right shall be exercised or action taken which would have the effect of materially impairing the rights of the Administrative Agent in respect of such Pledged Collateral or breach the Intercreditor Agreement.

(ii) Such Grantor will permit the Administrative Agent or its nominee (subject to the Intercreditor Agreement) at any time after the occurrence and during the continuance of an Event of Default, without notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Capital Stock or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof.

(iii) Such Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral owned by it to the extent not in violation of the Credit Agreement; provided that if an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, the Administrative Agent shall have the right to receive all cash dividends, interest, payments and other Proceeds paid in respect of the Pledged Collateral.

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5.6 Intellectual Property.

(a) Such Grantor will (i) not terminate, cancel, materially modify, fail to renew, or breach any agreement pursuant to which it licenses in any Exclusively Licensed Material Registered Intellectual Property unless the Intellectual Property licensed thereunder is, in such Grantor’s reasonable business judgment, no longer material or useful to its business, and (ii) exercise all of its affirmative rights and remedies under any such agreement where appropriate solely in such Grantor’s reasonable business judgment.

(b) Such Grantor shall take all actions necessary or reasonably requested by the Administrative Agent to maintain and pursue each application (and to obtain the relevant registration) and to maintain the registration of all Collateral which is Registered Intellectual Property (now or hereafter existing) owned by it and, where such Grantor has standing to and is obligated to do so, Collateral which is Registered Intellectual Property exclusively licensed by it, including, without limitation, the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings, except if, solely in such Grantor’s reasonable business judgment, such Collateral is not or is no longer material or useful to its business.

(c) Upon request of the Administrative Agent, such Grantor shall execute and deliver any and all security or collateral agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s first priority security interest (subject to the Intercreditor Agreement) in any Patent, Trademark or Copyright with respect to which such Grantor has filed an application for registration or has become the exclusive licensee or that such Grantor has acquired or any new mark or any mark which is confusingly similar to or a colorable imitation of any Trademark that such Grantor adopts or uses.

(d) In the event that any material Intellectual Property owned by such Grantor is materially Infringed by a third party, such Grantor shall (i) take such actions as solely such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property, and (ii) if such Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns thereof and, where appropriate solely in Grantor’s reasonable business judgment and where Grantor has standing to do so, sue for Infringement, seek injunctive relief and recover any and all damages for such Infringement.

(e) Such Grantor (either itself or through licensees) will not knowingly do any act, or omit to do any act, whereby any Collateral which is material Registered Intellectual Property it owns, or any material portion of any material Copyright it owns, is reasonably likely to become abandoned or dedicated to the public, or whereby such Grantor’s rights therein are reasonably likely to be invalidated or otherwise impaired except if, solely in such Grantor’s reasonable business judgment, such material Registered Intellectual Property owned by it is no longer material or useful to its business.

(f) Except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, such Grantor (either itself or through licensees) (i) will take commercially reasonable steps to substantially maintain, solely if consistent with such Grantor’s reasonable business judgment, as in the past, the quality of all products and services offered under each material Trademark owned or exclusively licensed by such Grantor, and (ii) will use the Registered Intellectual Property it owns with all appropriate notices of registration and all other legends required by applicable Requirements of Law.

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(g) Except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, such Grantor (either itself or through licensees) will not knowingly Infringe the Intellectual Property rights of any other Person.

5.7 Commercial Tort Claims. In the event that any Commercial Tort Claim is acquired by a Grantor with respect to which an action has been filed in court or any other Governmental Authority with potential value in excess of $100,000, unless the Administrative Agent otherwise consents, such Grantor shall enter into an amendment to this Agreement, in the form of Exhibit G hereto, granting to Administrative Agent a first priority security interest (subject to the Intercreditor Agreement) in such Commercial Tort Claim.

5.8 Letter-of-Credit Rights. If such Grantor is or becomes the beneficiary of a letter of credit with a stated amount in excess of $100,000, it shall use reasonable efforts to cause the issuer and/or confirmation bank to (i) subject to the Intercreditor Agreement, consent to the assignment of any Letter-of-Credit Rights to the Administrative Agent and (ii) agree, if requested by the Administrative Agent after the occurrence and during the continuance of an Event of Default, to direct all payments thereunder to a Deposit Account at the Administrative Agent or subject to a Deposit Account Control Agreement for application to the Obligations, in accordance with Section 2.11 of the Credit Agreement and subject to the Intercreditor Agreement, all in form and substance reasonably satisfactory to the Administrative Agent.

5.9 Insurance. (a) In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, such Grantor shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by such Grantor within a “Special Flood Hazard Area”). The amount of flood insurance required by this Section shall be in an amount equal to the lesser of the total Commitment or the total replacement cost value of the improvements.

(b) All insurance policies required hereunder and under Section 5.5 of the Credit Agreement shall name the Administrative Agent (for the benefit of the Secured Parties) as an additional insured or as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent, which provide that: (i) all proceeds thereunder with respect to any Collateral shall be payable to the Administrative Agent; (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and loss payable or mortgagee clauses may be canceled, amended, or terminated only upon at least thirty days’ prior written notice given to the Administrative Agent.

(c) All premiums on any such insurance shall be paid when due by such Grantor, and copies of the policies delivered to the Administrative Agent. If such Grantor fails to obtain any insurance as required by this Section, the Administrative Agent at the direction of the Required Lenders may obtain such insurance at the Borrower’s expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from the Grantor’s failure to maintain such insurance or pay any premiums therefor.

5.10 Deposit Account Control Agreements. Subject to the Intercreditor Agreement, such Grantor will provide to the Administrative Agent upon the Administrative Agent’s request, a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a Deposit Account of such Grantor, other than Deposit Accounts constituting Excluded Property.

5.11 Updated Collateral Information. Such Grantor shall promptly furnish to the Administrative Agent upon the Administrative Agent’s request, such updates to the information covered

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by Section 4, including any of Exhibits A through G hereto, such that such updated information and exhibits are true and correct as of the date so furnished.

5.12 Collateral Access Agreements. Such Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Inventory included in the Borrowing Base with an aggregate book value of at least $300,000 is stored or located, reasonably satisfactory in form and substance to the Administrative Agent. With respect to such locations or warehouse space leased as of the Closing Date and thereafter, if the Administrative Agent has not received a Collateral Access Agreement as of the Closing Date (or, if later, as of the date such location is acquired or leased), Borrower’s Eligible Inventory at that location shall be subject to such Reserves as set forth in the definition of “Eligible Inventory” in the Credit Agreement. After the Closing Date, no Inventory with an aggregate book value of more than $300,000 that is shipped to a processor or converter under arrangements established after the closing date or maintained at any location that is not owned by such Grantor shall be included in the Borrowing Base unless and until a satisfactory Collateral Access Agreement shall first have been obtained with respect to such location and if it has not been obtained, Borrower’s Eligible Inventory at that location shall be subject to the establishment of Reserves as set forth in the definition of “Eligible Inventory” in the Credit Agreement.

SECTION 6. REMEDIAL PROVISIONS

6.1 Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may exercise any or all of the following rights and remedies (it being understood that any such exercise shall be subject to the Intercreditor Agreement):

(i) those rights and remedies provided in this Agreement, the Credit Agreement, or any other Loan Document; provided that this Section 6.1(a) shall not be understood to limit any rights or remedies available to the Administrative Agent and the Lenders prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security or collateral agreement;

(iii) give notice of sole Control or any other instruction under any Deposit Account Control Agreement or and other control agreement with any Securities Intermediary and take any action therein with respect to such Collateral;

(iv) without notice (except as specifically provided in Section 10.4 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable; and

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(v) concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof, provided that, in no event shall any United States intent-to-use trademark or service mark application be assigned to the Administrative Agent until an amendment to allege use or a statement of use has been filed under 15 U.S.C. §1501(d) and accepted by the United States Patent and Trademark Office.

(b) The Administrative Agent, on behalf of the Lenders, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the Lenders, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

(d) Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and Lenders), with respect to such appointment without prior notice or hearing as to such appointment.

(e) If, after the Credit Agreement has terminated by its terms and all of the Obligations have been paid in full (other than Unliquidated Obligations), and the Unliquidated Obligations shall have been cash collateralized, to the extent the same can be cash collateralized and to the extent the amount of such Unliquidated Obligations can reasonably be estimated, in a manner satisfactory to each affected Secured Party, there remain Swap Obligations outstanding, the Required Secured Parties may exercise the remedies provided in this Section 6.1 upon the occurrence of any event which would allow or require the termination or acceleration of any Swap Obligations pursuant to the terms of the Specified Swap Agreements; provided that nothing hereunder shall expand the termination or acceleration rights of any Lender (or affiliate thereof) under the Specified Swap Agreements.

(f) Notwithstanding the foregoing, neither the Administrative Agent nor the Lenders shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(g) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been

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made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

6.2 Grantor’s Obligations Upon an Event of Default. Upon the request of the Administrative Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:

(a) assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at any place or places specified by the Administrative Agent, whether at a Grantor’s premises or elsewhere;

(b) permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy;

(c) use reasonable commercial efforts to secure all consents and approvals necessary or appropriate (i) for the assignment to or for the benefit of the Administrative Agent of any License held by such Grantor, and (ii) to enforce the security interests granted hereunder; and

(d) at its own expense, cause the independent certified public accountants then engaged by each Grantor to prepare and deliver to the Administrative Agent and each Lender, at any time, and from time to time, promptly upon the Administrative Agent’s request, the following reports with respect to the applicable Grantor: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts.

6.3 Proceeds to be Turned Over to Administrative Agent. In addition to the rights of the Administrative Agent specified in Sections 6.1 and 6.2, subject to the Intercreditor Agreement, if requested by the Administrative Agent after the occurrence and during the continuance of an Event of Default, all proceeds in respect of any Collateral received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All such proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Deposit Account at the Administrative Agent or subject to a Deposit Account Control Agreement. All such proceeds while held by the Administrative Agent or in such Deposit Account (or held by such Grantor in trust for the Administrative Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in the Intercreditor Agreement.

6.4 Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Section 6 at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies (subject to the Intercreditor Agreement), during the continuance of an Event of Default, each Grantor hereby, to the extent permitted by applicable law and not otherwise prohibited by any license, sublicense or agreement to which such Grantor is a party, (a) grants to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to

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use, license or, to the extent permitted by the relevant license, sublicense any Intellectual Property rights now owned or licensed or hereafter acquired or licensed by such Grantor, and wherever the same may be located, and including in such license access to all media owned by such Grantor in which any of such owned Intellectual Property rights may be recorded or stored and to all computer software and programs owned or, to the extent permitted by the relevant license agreement, licensed by such Grantor and used for the compilation or printout thereof and (b) agrees that the Administrative Agent may sell any of such Grantor’s Inventory directly to any Person, including without limitation Persons who have previously purchased the Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Agreement, may sell Inventory which bears any Trademark owned by or, to the extent permitted by the terms of the relevant license, licensed to such Grantor and any Inventory that is covered by any Copyright owned by or, to the extent permitted by the terms of the relevant license, licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or, to the extent permitted by the terms of the relevant license, licensed to such Grantor and sell such Inventory as provided herein and in any such license.

SECTION 7. ACCOUNT VERIFICATION; ATTORNEY-IN-FACT; PROXY

7.1 Account Verification. The Administrative Agent may in its reasonable discretion from time to time in the Administrative Agent’s own name or in the name of a nominee of the Administrative Agent communicate (by mail, telephone, facsimile or email) with the Account Debtors of any such Grantor and obligors in respect of Instruments of any such Grantor to verify with such Persons, to the Administrative Agent’s reasonable satisfaction, the existence, amount and terms of Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables.

7.2 Authorization for Secured Party to Take Certain Action.

(a) Each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time after the occurrence and during the continuance of an Event of Default, in its reasonable discretion, and appoints the Administrative Agent as its attorney in fact (i) to collect any cash proceeds of the Collateral, (ii) to apply the proceeds of any Collateral received by the Administrative Agent to the Obligations as provided in the Intercreditor Agreement, (iii) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), (iv) to contact Account Debtors for any reason, (v) to demand payment or enforce payment of the Receivables in the name of the Administrative Agent or such Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (vi) to sign such Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables, (vii) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (viii) to settle, adjust, compromise, extend or renew the Receivables, (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (x) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (xi) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xii) to change the address for delivery of mail addressed to such Grantor to such address as the Administrative Agent may designate and to receive, open and dispose of all mail addressed to such Grantor, (xiii) give notice exercising Control under any control agreement or any similar agreement with respect to any Securities Account or Securities Intermediary or Commodity Account or Commodity Intermediary, (xiv) assign any Intellectual Property for such term or terms, on such conditions, and in such manner, as the Administrative Agent may deem appropriate; and (xv) to do all other acts and things necessary to carry out this Agreement; and such Grantor agrees to reimburse the Administrative Agent on demand for any reasonable out-of-pocket payment made or expense incurred by

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the Administrative Agent in connection with any of the foregoing; provided that (a) this authorization shall not relieve such Grantor of any of its obligations under this Agreement or under the Credit Agreement and (b) the Administrative Agent shall exercise the foregoing rights in accordance with this Agreement, the Credit Agreement and the Intercreditor Agreement.

(b) The powers conferred on the Administrative Agent, for the benefit of the Administrative Agent and Secured Parties, under this Section 7.2 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers. Anything in this Section 7.2 or elsewhere in this Agreement or in any other Loan Document to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided in this Section 7.2 unless an Event of Default shall have occurred and be continuing.

7.3 Proxy. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 7.2 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT (SUBJECT TO THE INTERCREDITOR AGREEMENT) TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT (SUBJECT TO THE INTERCREDITOR AGREEMENT) TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

7.4 Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS SECTION 7 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 9.20. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE ADMINISTRATIVE AGENT, NOR ANY LENDER, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

SECTION 8. COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT

ACCOUNTS

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8.1 Collection of Receivables.

(a) Within 30 days after the Closing Date, each Grantor shall (a) execute and deliver to the Administrative Agent Deposit Account Control Agreements for each Deposit Account maintained by such Grantor into which all cash, checks or other similar payments relating to or constituting payments made in respect of Receivables will be deposited (a “Collateral Deposit Account”), which Collateral Deposit Accounts are identified as such on Exhibit B, and (b) establish lock box service (the “Lock Boxes”) with the bank(s) set forth in Exhibit B, which lock boxes shall be subject to “springing” control agreements in the form provided by or otherwise acceptable to the Administrative Agent and shall be accompanied by an acknowledgment by the bank where the Lock Box is located of the Lien of the Administrative Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to the Collection Account (a “Lock Box Agreement”). After the Closing Date, each Grantor will comply with the terms of Section 8.2.

(b) Upon the occurrence of an Event of Default or Liquidity Event, (i) each Grantor shall direct all of its Account Debtors to forward payments directly to Lock Boxes subject to Lock Box Agreements, (ii) the Administrative Agent shall have sole access to the Lock Boxes at all times and each Grantor shall take all actions necessary to grant the Administrative Agent such sole access, (iii) if any Grantor should refuse or neglect to notify any Account Debtor to forward payments directly to a Lock Box subject to a Lock Box Agreement after notice from the Administrative Agent, the Administrative Agent shall be entitled to make such notification directly to Account Debtor, (iv) if notwithstanding the foregoing instructions, any Grantor receives any proceeds of any Receivables, such Grantor shall receive such payments as the Administrative Agent’s trustee, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of Receivables received by it to a Collateral Deposit Account, (v) all funds deposited into any Lock Box subject to a Lock Box Agreement or a Collateral Deposit Account will be swept on a daily basis into a collection account maintained by the Borrower with the Administrative Agent (the “Collection Account”). The Administrative Agent shall hold and apply funds received into the Collection Account as provided by the terms of Section 8.3 and subject to the Intercreditor Agreement. Anything in this Section 8.1(b) or elsewhere in this Agreement or in any other Loan Document to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any of its rights under this Section 8.1(b) or deliver a notice of control or similar instructions to any banking institution holding a Collateral Deposit Account or Lock Box unless an Event of Default or Liquidity Event shall have occurred and be continuing.

8.2 Covenant Regarding New Deposit Accounts; Lock Boxes. Before opening or replacing any Collateral Deposit Account, each Grantor shall cause each bank or financial institution in which it seeks to open (i) a Collateral Deposit Account, to enter into a Deposit Account Control Agreement with the Administrative Agent in order to give the Administrative Agent Control of such Deposit Account, or (ii) a Lock Box, to enter into a Lock Box Agreement with the Administrative Agent in order to give the Administrative Agent Control of the Lock Box. In the case of Collateral Deposit Accounts or Lock Boxes maintained with Lenders, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

8.3 Application of Proceeds; Deficiency. All amounts deposited in the Collection Account shall be deemed received by the Administrative Agent in accordance with Section 2.18 of the Credit Agreement and shall, after having been credited to the Collection Account, be applied (and allocated) by Administrative Agent in accordance with Section 2.10(b) of the Credit Agreement (the “Dominion”); provided that, at any time that Availability plus Perfected Cash is at least $15,000,000 for a period of 60 consecutive days and no Default or Event of Default has occurred and is continuing, the Dominion shall cease and the Administrative Agent shall deposit all amounts received in the Collection Account in

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accordance with the Borrower’s written instructions unless and until an Event of Default or a Liquidity Event subsequently occurs in which case the Dominion shall again become effective. The Administrative Agent shall require all other cash proceeds of the Collateral, which are not required to be applied to the Obligations pursuant to Section 2.11 of the Credit Agreement, to be deposited in a special non-interest bearing cash collateral account with the Administrative Agent and held there as security for the Obligations. No Grantor shall have any control whatsoever over said cash collateral account. Any such proceeds of the Collateral shall be applied in the order set forth in Section 2.18 of the Credit Agreement unless a court of competent jurisdiction shall otherwise direct. The balance, if any, after all of the Obligations have been satisfied, shall be deposited by the Administrative Agent into the Borrower’s general operating account identified to the Administrative Agent by the Borrower. The Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any attorneys’ fees and other expenses incurred by Administrative Agent or any Lender to collect such deficiency.

SECTION 9. THE ADMINISTRATIVE AGENT

9.1 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

9.2 Execution of Financing Statements; Other Perfection Actions. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof. Each Grantor authorizes the Administrative Agent to contact and enter into one or more agreements with the Issuers of uncertificated securities which are Pledged Collateral or with Securities Intermediaries holding Pledged Collateral as may be necessary to give the Administrative Agent Control over such Pledged Collateral (subject to the Intercreditor Agreement). Each Grantor authorizes the Administrative Agent to execute, deliver and record any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Secured Parties’ security interest with respect to any Intellectual Property constituting Collateral (subject to the Intercreditor Agreement).

9.3 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the

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Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 10. MISCELLANEOUS

10.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.1 of the Credit Agreement.

10.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Exhibit A hereto.

10.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 10.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

10.4 Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Section 10.2, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any Lender arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Administrative Agent or such Lender as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Lender, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

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10.5 Limitation on Administrative Agent’s and Lenders’ Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each Lender shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any Lender shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 10.5 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral after the occurrence and during the continuance of an Event of Default and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 10.5. Without limitation upon the foregoing, nothing contained in this Section 10.5 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 10.5 or give the Administrative Agent any rights or remedies in addition to those available under any Loan Document after the occurrence and during the continuance of an Event of Default.

10.6 Compromises and Collection of Collateral. The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing (and subject to the Intercreditor Agreement), compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such

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action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

10.7 Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 5.1(d), 5.1(e), 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.12, 6.2, 10.1 or Section 8 will cause irreparable injury to the Administrative Agent and the Lenders, that the Administrative Agent and Lenders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Lenders to seek and obtain specific performance of other obligations of the Grantors contained in this Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 10.7 shall be specifically enforceable against the Grantors.

10.8 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse the Administrative Agent for all its reasonable, out-of-pocket, documented costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable, out-of-pocket, documented fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent.

10.9 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their successors and assigns; provided that no party may assign, transfer or delegate any of its rights or obligations under this Agreement except in accordance with the Credit Agreement.

10.10 Set-Off. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Grantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Grantor. Each Lender agrees promptly to notify the relevant Grantor and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.11 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

10.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

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10.14 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

10.15 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.16 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New. York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.17 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

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10.18 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 5.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Exhibit H hereto.

10.19 Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Specified Swap Agreements and Specified Cash Management Obligations) shall have been paid in full, the Commitments have been terminated and the Letters of Credit shall have been cash collateralized, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor, the Administrative Agent shall prepare and deliver to such Grantor a customary payoff letter, specifying the amount of the Obligations to be repaid or otherwise satisfied and agree to terminate all Liens, security interests or other interests in Collateral hereunder or under any other Loan Document and, in connection with any such termination, the Administrative Agent shall agree to deliver, and upon full payment of the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Specified Swap Agreements and Specified Cash Management Obligations), the termination of the Commitments and the cash collateralization of the Letters of Credit, shall deliver to such Grantor, or as such Grantor may direct, any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all or a majority of the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

10.20 WAIVER OF JURY TRIAL. EACH GRANTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.21 Intercreditor Agreement. The terms of this Agreement, any Lien granted to the Administrative Agent (for the benefit of the Secured Parties) pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall supersede the provisions of this Agreement.

10.22 Dutch Parallel Debts.

29

(a) Each Grantor undertakes to the Administrative Agent to pay to the Administrative Agent its Dutch Parallel Debts. This clause (a) is (i) for the purpose of ensuring the validity and effect of any Lien governed by Dutch law and granted or to be granted by any Grantor pursuant to the Loan Documents, and (ii) without prejudice to the other provisions of the Loan Documents. Each Dutch Parallel Debt is a separate and independent obligation and shall not constitute the Administrative Agent and any Secured Party as joint creditors of any Underlying Debt. If any Underlying Debt is avoided or reduced other than (x) as a result of payment to, or recovery or discharge by, the Secured Party to which the Underlying Debt is owed or (ii) otherwise with the consent of that Secured Party, the amount of the Dutch Parallel Debt corresponding to that Underlying Debt shall be equal to the amount which the Underlying Debt would have had if the avoidance or reduction had not occurred.

(b) No Grantor may pay any Dutch Parallel Debt other than at the instruction of, and in the manner determined by, the Administrative Agent. Without prejudice to the preceding sentence, no Grantor shall be obliged to pay any Dutch Parallel Debt before the corresponding Underlying Debt has fallen due. All payments to be made by a Grantor in respect of its Dutch Parallel Debts shall be calculated and be made without (and clear of any deduction for) set-off or counterclaim.

(c) Any payment made, or amount recovered, in respect of a Grantor’s Dutch Parallel Debts shall reduce the Underlying Debts owed to a Secured Party by the amount which that Secured Party has received out of that payment or recovery under the Loan Documents.

(d) Notwithstanding any provision to the contrary in any Loan Document, in relation to the Dutch Parallel Debts and any security governed by Dutch law: (i) the Administrative Agent shall act in its own name and not as agent of any Secured Party (but always for the benefit of the Secured Parties in accordance with the provisions of the Loan Documents); and (ii) the rights, powers and authorities vested in the Administrative Agent pursuant to the Loan Documents are subject to any restrictions imposed by mandatory Dutch law. If the Administrative Agent resigns or is replaced in accordance with Section 8.9 of the Credit Agreement, each Grantor shall execute such documents and take all such other action as is necessary in connection with the substitution, in accordance with applicable law, of the successor Administrative Agent as creditor of the Dutch Parallel Debts and as beneficiary of any security securing the Dutch Parallel Debts.

(e) Each Grantor undertakes to execute and cause the execution of any document to the extent required under Dutch law in order to grant in favor of the Administrative Agent a valid and perfected security interest in assets located in The Netherlands that constitute Collateral. Each party understands that foreclosure on any such Collateral governed by Dutch law (including allocation of the proceeds) shall be subject to Dutch law and the provisions of the relevant Security Documents governed by Dutch law.

For purposes of this Section 10.22:

“Dutch Parallel Debt” means, in relation to an Underlying Debt an obligation to pay to the Administrative Agent an amount equal to (and in the same currency as) the amount of that Underlying Debt.

“Underlying Debt” means, in relation to a Grantor and at any given time, such Grantor’s Obligations (excluding such Grantor’s Dutch Parallel Debts).

30

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

FENDER MUSICAL INSTRUMENTS CORPORATION

By:
Name:
Title:

FENDER ASIA PACIFIC CORP.

By:
Name:
Title:

FENDER INTERNATIONAL CORPORATION

By:
Name:
Title:

JACKSON/CHARVEL MANUFACTURING, INC.

By:
Name:
Title:

EXHIBIT A

(See Sections 4.3, 4.4, 4.9 and 9.2 of Agreement)

NOTICE ADDRESS FOR ALL GRANTORS

c/o

Attention:

Facsimile:

INFORMATION AND COLLATERAL LOCATIONS OF {Insert name of applicable Grantor}

I.	Name of Grantor:

II.	State of Incorporation or Organization:

III.	Type of Entity:

IV.	Organizational Number assigned by State of Incorporation or Organization:

V.	Federal Identification Number:

VI.	Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address:

Attention:

VII.	Locations of Collateral:

(a)	Properties Owned by the Grantor:

(b)	Properties Leased by the Grantor (Include Landlord’s Name):

(c) Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements (include name of Warehouse Operator or other Bailee or Consignee):

INFORMATION AND COLLATERAL LOCATIONS OF {Insert name of applicable Grantor}

I.	Name of Grantor:

II.	State of Incorporation or Organization:

III.	Type of Entity:

IV.	Organizational Number assigned by State of Incorporation or Organization:

V.	Federal Identification Number:

VI.	Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address:

Attention:

VII.	Locations of Collateral:

(a) Properties Owned by the Grantor:

(b) Properties Leased by the Grantor (Include Landlord’s Name):

(c) Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements (include name of Warehouse Operator or other Bailee or Consignee):

[NOTE: ADD ADDITIONAL INFORMATION PAGE FOR EACH GRANTOR]

EXHIBIT B

(See Section 4.5 of Agreement)

DEPOSIT ACCOUNTS

Name of Grantor	Name of Institution	Account Number	Check here if Deposit Account is a Collateral Deposit Account	Description of Deposit Account if not a Collateral Deposit Account

LOCK BOXES

Name of Grantor	Name of Institution	Lock Box Number

EXHIBIT C

(See Section 4.7 of Agreement)

LETTER OF CREDIT RIGHTS

CHATTEL PAPER

EXHIBIT D

(See Section 4.10 of Agreement)

INTELLECTUAL PROPERTY RIGHTS

ISSUED PATENTS AND PATENT APPLICATIONS

Name of Grantor	Patent Title	Patent or Application Number	Jurisdiction

TRADEMARK REGISTRATIONS AND APPLICATIONS

Name of Grantor	Trademark	Registration or Serial Number	Jurisdiction

COPYRIGHT REGISTRATIONS AND APPLICATIONS

Name of Grantor	Copyright Title	Registration or Application Number	Jurisdiction

EXCLUSIVE PATENT LICENSES

Title of License	Licensor/s	Licensee/s	Date of License	Patent Title	Patent or Application Number

EXCLUSIVE TRADEMARK LICENSES

Title of License	Licensor/s	Licensee/s	Date of License	Trademark	Serial or Registration Number

EXCLUSIVE COPYRIGHT LICENSES

Title of License	Licensor/s	Licensee/s	Date of License	Copyright Title	Registration or Application Number

INTELLECTUAL PROPERTY LICENSES IN WHICH A GRANTOR IS THE LICENSOR OR

FRANCHISOR

Title of License	Licensor/s or Franchisor/s	Licensee/s or Franchisee/s	Date of License	Description of Licensed Intellectual Property

EXHIBIT E

[RESERVED]

EXHIBIT F

(See Section 4.13 of Agreement and Definition of “Pledged Collateral”)

LIST OF PLEDGED COLLATERAL, SECURITIES AND OTHER INVESTMENT PROPERTY

STOCKS

Name of Grantor	Issuer	Certificate Number(s)	Number of Shares	Class of Stock	Percentage of Outstanding Shares

BONDS

Name of Grantor	Issuer	Number	Face Amount	Coupon Rate	Maturity

GOVERNMENT SECURITIES

Name of Grantor	Issuer	Number	Type	Face Amount	Coupon Rate	Maturity

OTHER SECURITIES OR OTHER INVESTMENT PROPERTY

(CERTIFICATED AND UNCERTIFICATED)

Name of Grantor	Issuer	Description of Collateral	Percentage Ownership Interest

[Add description of custody accounts or arrangements with securities intermediary, if applicable]

EXHIBIT G

(See Section 5.3 and 5.7 of Agreement)

AMENDMENT

This Amendment, dated                         ,     is delivered pursuant to Section 5.3 of the Guarantee and Collateral Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Guarantee and Collateral Agreement. The undersigned hereby certifies that the representations and warranties in Section 4 of the Guarantee and Collateral Agreement are and continue to be true and correct. The undersigned further agrees that this Amendment may be attached to that certain Guarantee and Collateral Agreement, dated June 7, 2007, between the undersigned, as the Grantors, and JPMorgan Chase Bank, N.A., as the Administrative Agent, (the “Guarantee and Collateral Agreement”) and that the Collateral listed on Schedule I to this Amendment shall be and become a part of the Collateral referred to in said Guarantee and Collateral Agreement and shall secure all Obligations referred to in said Guarantee and Collateral Agreement.

By:
Name:
Title:

SCHEDULE I TO AMENDMENT

STOCKS

Name of Grantor	Issuer	Certificate Number(s)	Number of Shares	Class of Stock	Percentage of Outstanding Shares

BONDS

Name of Grantor	Issuer	Number	Face Amount	Coupon Rate	Maturity

GOVERNMENT SECURITIES

Name of Grantor	Issuer	Number	Type	Face Amount	Coupon Rate	Maturity

OTHER SECURITIES OR OTHER INVESTMENT PROPERTY

(CERTIFICATED AND UNCERTIFICATED)

Name of Grantor	Issuer	Description of Collateral	Percentage Ownership Interest

[Add description of custody accounts or arrangements with securities intermediary, if applicable]

COMMERCIAL TORT CLAIMS

Name of Grantor	Description of Claim	Parties	Case Number; Name of Court where Case was Filed

EXHIBIT H

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of                    , 200    , made by                                         (the “Additional Grantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H;

WHEREAS, Fender Musical Instruments Corporation (the “Borrower”), the Lenders and the Administrative Agent have entered into a Revolving Facility Credit Agreement, dated as of June 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of June 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 10.18 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Exhibit H-l hereto is hereby added to the information set forth in the Exhibits to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct as to such Additional Grantor on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

2

Exhibit H-1 to

Assumption Agreement

Supplement to Exhibit A

Supplement to Exhibit B

Supplement to Exhibit C

Supplement to Exhibit D

Supplement to Exhibit E

Supplement to Exhibit F

EXHIBIT I

FORM OF GRANT OF SECURITY INTEREST IN [TRADEMARK/PATENT/COPYRIGHT] RIGHTS

This GRANT OF SECURITY INTEREST IN [TRADEMARK/ PATENT/ COPYRIGHT] RIGHTS (“Agreement”), effective as of [date] is made by [name of Grantor], a [state] [form of entity], located at [address] (the “[Grantor]”), in favor of JPMORGAN CHASE BANK, N.A., a national banking association, as Administrative Agent (the “Agent”) for the several banks and other financial institutions (the “Lenders”), parties to the Revolving Facility Credit Agreement, dated as of June 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FENDER MUSICAL INSTRUMENTS CORPORATION (“Borrower”), the Lenders and the Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans and other extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein; and

WHEREAS, in connection with the Credit Agreement, the Grantor and certain other parties have executed and delivered a Guarantee and Collateral Agreement, dated as of June 7, 2007, in favor of the Agent (together with all amendments and modifications, if any, from time to time thereafter made thereto, the “Guarantee and Collateral Agreement”):

WHEREAS, pursuant to the Guarantee and Collateral Agreement, the Grantor pledged and granted to the Agent for the benefit of the Agent and the Lenders a continuing security interest in all Intellectual Property, including the [Trademarks/Patents/Copyrights] and exclusive Licenses thereof (other than Excluded Property); and

WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce the Lenders to make Loans and other financial accommodations to the Borrower pursuant to the Credit Agreement, the Grantor agrees, for the benefit of the Agent and the Lenders, as follows:

SECTION 1 Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement and the Guarantee and Collateral Agreement.

SECTION 2 Grant of Security Interest. The Grantor hereby pledges and grants a continuing security interest in, and a right of setoff against, and agrees to assign, transfer and convey, upon demand made upon the occurrence and during the continuance of an Event of Default without requiring further action by either party and to be effective upon such demand, all of the Grantor’s right, title and interest in, to and under the [Trademarks/Patents/Copyrights] and exclusive Licenses thereof (including, without limitation, those items listed on Schedule A hereto but excluding Excluded Property) (collectively, the “Collateral”), to the Agent for the benefit of the Agent and the Lenders to secure payment, performance and observance of the Obligations.

SECTION 3 Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States [Patent and

2

Trademark] [Copyright] Office. The security interest granted hereby has been granted to the Lenders in connection with the Guarantee and Collateral Agreement and is expressly subject to the terms and conditions thereof. The Guarantee and Collateral Agreement (and all rights and remedies of the Lenders thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4 Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Lenders with respect to the security interest in the Collateral granted hereby are more fully set forth in the Credit Agreement and the Guarantee and Collateral Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Guarantee and Collateral Agreement, the terms of the Guarantee and Collateral Agreement shall govern.

SECTION 5 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

[Remainder of page intentionally left blank]

3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers on this      day of [month, 20xx].

[NAME OF GRANTOR] as Grantor

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A. as Administrative Agent for the Lenders

By:
Name:
Title:

4

ACKNOWLEDGMENT OF GRANTOR

STATE OF                                 )

                                                     ) ss

COUNTY OF                             )

On the          day of             , 20    , before me personally came                         , who is personally known to me to be the                          of [name of Grantor], a [state] [form of entity]; who, being duly sworn, did depose and say that she/he is the                          in such [form of entity], the [form of entity] described in and which executed the foregoing instrument; that she/he executed and delivered said instrument pursuant to authority given by the [governing body of entity      i.e., Board of Directors] of such [form of entity]; and that she/he acknowledged said instrument to be the free act and deed of said [form of entity].

Notary Public

(PLACE STAMP AND SEAL ABOVE)

ACKNOWLEDGMENT OF ADMINISTRATIVE AGENT

STATE OF                                 )

                                                     ) ss

COUNTY OF                             )

On the         day of             , 20     , before me personally came                             , who is personally known to me to be the                             of JPMORGAN CHASE BANK, N.A., a national banking association; who, being duly sworn, did depose and say that she/he is the                             in such national banking association, the national banking association described in and which executed the foregoing instrument; that she/he executed and delivered said instrument pursuant to authority given by the Board of Directors of such national banking association; and that she/he acknowledged said instrument to be the free act and deed of said national banking association.

Notary Public

(PLACE STAMP AND SEAL ABOVE)

SCHEDULE A

ISSUED PATENTS AND PATENT APPLICATIONS

Name of Grantor	Patent Title	Patent or Application Number	Jurisdiction

TRADEMARK REGISTRATIONS AND APPLICATIONS

Name of Grantor	Trademark	Registration or Serial Number	Jurisdiction

COPYRIGHT REGISTRATIONS AND APPLICATIONS

Name of Grantor	Copyright Title	Registration or Application Number	Jurisdiction

EXCLUSIVE PATENT LICENSES

Title of License	Licensor/s	Licensee/s	Date of License	Patent Title	Patent or Application Number

EXCLUSIVE TRADEMARK LICENSES

Title of License	Licensor/s	Licensee/s	Date of License	Trademark	Serial or Registration Number

EXCLUSIVE COPYRIGHT LICENSES

Title of License	Licensor/s	Licensee/s	Date of License	Copyright Title	Registration or Application Number

EXHIBIT J

FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENT

This Restricted Account and Securities Account Control Agreement (the “Agreement”), dated as of the date specified on the initial signature page of this Agreement, is entered into by and among [Name of Grantor] (“Company”), JPMorgan Chase Bank, N.A., as administrative agent under the Revolving Facility Guarantee and Collateral Agreement defined below (“Secured Party”) and [Name of Depository] (“Bank”), and sets forth the rights of Secured Party and the obligations of Bank with respect to the deposit account(s) of Company at Bank identified at the end of this Agreement as the Restricted Accounts (each hereinafter referred to individually as a “Restricted Account” and collectively as the “Restricted Accounts”) and each securities account of Company at Bank linked to any Restricted Account by a sweep mechanism, provided that such securities account either (i) bears an account number identical to the linked Restricted Account or (ii) is separately identified by number at the end of this Agreement as a Securities Account (each hereinafter referred to individually as a “Securities Account” and collectively as “Securities Accounts”). As used in this Agreement, the term “Restricted Account” also refers to each Eurodollar Sweep Account or Preferred Option Sweep Account (each hereinafter an “Offshore Account”) maintained by Company and linked to another Restricted Account by a sweep mechanism. Company and Secured Party understand and acknowledge that each Restricted Account which is an Offshore Account is a subaccount, in the name of Company, of an offshore U.S. Dollar-denominated deposit account of Bank maintained with Banks’ Grand Cayman branch, and that any transfer of funds into or out of the Offshore Account, pursuant to Section 4 of this Agreement or otherwise, must pass through the domestic Restricted Account to which the Offshore Account is specifically linked. Each account numerically designated as a Restricted Account includes, for purposes of this Agreement, and without the necessity of separately listing subaccount numbers, all subaccounts presently existing or hereafter established for deposit reporting purposes and integrated with the numerically designated Restricted Account by a protocol under which deposits made through the subaccounts are posted only to the numerically designated Restricted Account.

1.

Secured Party’s Interest in Restricted Accounts and Securities Accounts. Company is party to (i) that certain Revolving Facility Guarantee and Collateral Agreement, dated as of June 7, 2007 (“Revolving Facility Guarantee and Collateral Agreement”), among Company, certain subsidiaries of Company and the Secured Party, and (ii) that certain Term Facility Guarantee and Collateral Agreement, dated as of June 7, 2007 (“Term Facility Guarantee and Collateral Agreement”; and together with the Revolving Facility Guarantee and Collateral Agreement, the “Guarantee and Collateral Agreements”), among Company, certain subsidiaries of Company and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, “Term Facility Agent”). Pursuant to each Guarantee and Collateral Agreement, Company has granted to the Secured Party and the Term Facility agent a security interest in all of Company’s right, title and interest in and to (i) the Restricted Accounts and all funds now or hereafter on deposit in or payable or withdrawable from the Restricted Accounts (the “Restricted Account Funds”), and (ii) the Securities Accounts and all financial assets, security entitlements, investment property, and other property and the proceeds thereof now or at any time hereafter held in the Securities Accounts (the “Securities Account Asssets”). (As used herein, the terms “investment property,” “financial asset” and “security entitlement” shall have the respective meanings set forth in the Uniform Commerical Code of the state whose law governs this Agreement. The parties hereby expressly agree that all property, including without limitation, cash, certificates of deposit and mutual funds, at any time held in any of the Securities Accounts is to be treated as a “financial asset”.) Except as specifically provided otherwise in this Agreement, Company has given Secured Party complete control over the Restricted Accounts, the Restricted Account Funds, the Securties Accounts, and the Securities Account Assets. Company and Secured Party desire to enter into this Agreement to further the arrangements between Secured Party and Company regarding the Restricted Accounts and the Securities Accounts.

2.	Access to Restricted Accounts and Securities Accounts. Secured Party agrees that until Bank receives, and has had a reasonable opportunity to act upon, written instructions from Secured Party directing that Company no longer have access to any Restricted Account Funds or Securities Account Assets (the “Instructions”), Company will be allowed access to the Restricted Account Funds, and access to the Securities Account Assets through redemption of Securities Account Assets and transfer of the proceeds of such redemption in each case to the applicable Restricted Account. After Bank receives the Instructions, (a) Company will no longer be allowed access to the Restricted Account Funds or Securities Account Assets, and (b) Secured Party will have the exclusive right to direct the disposition of all Restricted Account Funds and Securities Account Assets; and Bank agrees to transfer the Restricted Account Funds and Securities Account Assets to Secured Party in accordance with the provisions of Section 4 below, subject to the conditions set forth in this Agreement. Company agrees that the Restricted Account Funds and Securities Account Assets should be paid and/or delivered to Secured Party after Bank receives the Instructions, and hereby irrevocably authorizes Bank to comply with the Instructions even if Company objects in any way to the Instructions.

3.	Balance Reports. Bank agrees, at the telephone request of Secured Party on any day on which Bank is open to conduct its regular banking business other than a Saturday, Sunday or public holiday (a “Business Day”), to make available to Secured Party a report (“Balance Report”) showing the available balance in the Restricted Accounts and Securities Accounts as of the beginning of such Business Day, either on-line or by facsimile transmission, at Bank’s option. Company expressly consents to this transmission of information.

4.	Transfers to Secured Party. Bank agrees that on each Business Day after it receives the Instructions it will transfer to the Secured Party’s account specified at the end of this Agreement with the bank specified at the end of this Agreement or (if no account is so specified) to such account as Secured Party specifies in the Instructions (in either case, the “Secured Party Account”) the full amount of the available balance in the Restricted Accounts at the beginning of such Business Day, including all Restricted Account Funds and Securities Account Assets in all Offshore Accounts or Securities Accounts linked to the Restricted Accounts. Bank will use the Fedwire system to make each funds transfer unless for any reason the Fedwire system is unavailable, in which case Bank will determine the funds transfer system to be used in making each funds transfer and the means by which each transfer will be made. Bank, Secured Party and Company each agree that Bank will, without further consent of Company, comply with (i) instructions given to Bank by Secured Party directing disposition of funds in the Restricted Accounts, and (ii) entitlement orders originated by Secured Party directing disposition of Securities Account Assets in the Securities Accounts, subject otherwise to the terms of this Agreement and Bank’s standard policies, procedures and documentation in effect from time to time governing the type of disposition requested. Except as otherwise required by law, Bank will not agree with any third party to comply with instructions or entitlement orders originated by such third party for disposition of funds in any of the Restricted Accounts or Securities Account Assets in any of the Securities Accounts.

5.

Returned Items. Secured Party and Company understand and agree that the face amount (“Returned Item Amount”) of each Returned Item will be paid by Bank debiting the Restricted Account into which such Returned Item was originally deposited, without prior notice to Secured Party or Company. As used in this Agreement, the term “Returned Item” means (i) any item deposited to the Restricted Account and returned unpaid, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or the occurrence or timeliness of any drawee’s notice of non-payment; (ii) any item subject to a claim against Bank of breach of transfer or presentment warranty under the Uniform Commercial Code (as adopted in the applicable state) or Regulation CC (12 C.F.R. §229) as in effect from time to time; (iii) any automated clearing house (“ACH”) entry credited to a Restricted Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or adjustment; (iv) any credit to a Restricted Account from a merchant card transaction, against which a contractual demand for chargeback has been made; and (v) any credit to a Restricted Account made in error. Company agrees to pay all Returned Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the applicable Restricted Account to cover the Returned Item Amounts on the day they are to be debited from the Restricted Account. Secured Party agrees to pay all Returned Item Amounts within thirty (30) calendar days after demand, without setoff or counterclaim, to the extent that (i) the Returned Item Amounts are not paid in full by Company within fifteen (15) calendar days after demand on Company by Bank, and (ii) Secured Party has received proceeds from the corresponding Returned Items.

6.	Settlement Items. Secured Party and Company understand and agree that the face amount (“Settlement Item Amount”) of each Settlement Item will be paid by Bank debiting the applicable Restricted Account, without prior notice to Secured Party or Company. As used in this Agreement, the term “Settlement Item” means (i) each check or other payment order drawn on or payable against any controlled disbursement account or other deposit account at any time linked to a Restricted Account by a zero balance account connection (each a “Linked Account”), which Bank cashes or exchanges for a cashier’s check or official check over its counters in the ordinary course of business prior to receiving the Instructions and having had a reasonable opportunity to act on them, and which is presented for settlement against the Restricted Account (after having been presented against the Linked Account) after Bank receives the Instructions, (ii) each check or other payment order drawn on or payable against the Restricted Account, which, on the Business Day Bank receives the Instructions, Bank cashes or exchanges for a cashier’s check or official check over its counters in the ordinary course of business after Bank’s cutoff time for posting, (iii) each ACH credit entry initiated by Bank, as originating depository financial institution, on behalf of Company, as originator, prior to Bank having received the Instructions and having had a reasonable opportunity to act on them, which ACH credit entry settles after Bank receives the Instructions, and (iv) any other payment order drawn on or payable against the Restricted Account, which Bank has paid or funded prior to receiving the Instructions and having had a reasonable opportunity to act on them, and which is first presented for settlement against the Restricted Account in the ordinary course of business after Bank receives the Instructions and has transferred Account Funds to Secured Party under Section 4 of this Agreement. Company agrees to pay all Settlement Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the applicable Restricted Account to cover the Settlement Item Amounts on the day they are to be debited from the Restricted Account. Secured Party agrees to pay all Settlement Item Amounts within thirty (30) calendar days after demand, without setoff or counterclaim, to the extent that (i) the Settlement Item Amounts are not paid in full by Company within fifteen (15) calendar days after demand on Company by Bank, and (ii) Secured Party has received Restricted Account Funds under Section 4 of this Agreement.

7.

Bank Fees. Company agrees to pay all Bank’s fees and charges for the maintenance and administration of the Restricted Accounts and Securities Accounts and for the treasury management and other account services provided with respect to the Restricted Accounts and Securities Accounts (collectively “Bank Fees”), including, but not limited to, the fees for (a) the Balance Reports provided on the Restricted Accounts and Securities Accounts, (b) the funds transfer services received with respect to the Restricted Accounts, (c) Returned Items, (d) funds advanced to cover overdrafts in the Restricted Accounts (but without Bank being in any way obligated to make any such advances), and (e) duplicate bank statements on the Restricted Accounts. The Bank Fees will be paid by Bank debiting one or more of the Restricted Account on the Business Day that the Bank Fees are due, without notice to Secured Party or Company. If there are not sufficient funds in the Restricted Accounts to cover fully the Bank Fees on the Business Day they are debited from the Restricted Accounts, such shortfall or the amount of such Bank Fees will be paid by Company sending Bank a check in the amount of such shortfall or such Bank Fees, without setoff or counterclaim, within fifteen (15) calendar days after demand of Bank.

8.	Account Documentation. Bank, Secured Party and Company agree that this Agreement supersedes, to the extent applicable, all prior agreements of Company and Bank with respect to the Restricted Accounts and Securities Accounts including without limitation (i) Bank’s Commercial Account Agreement or other deposit account agreement governing the Restricted Accounts and (ii) Bank’s Acceptance of Services, Master Agreement for Treasury Management Services, and applicable sweep option Service Description or securities account agreement governing the Offshore Accounts and Securities Accounts (collectively, the “Account Documentation”). Subject to the immediately preceding sentence, Secured Party and Company acknowledge that Bank’s operation of the Restricted Accounts and Securities Accounts will be in accordance with, the terms and provisions of the Account Documentation.

9.	Bank Statements. After Bank receives the Instructions, Bank will, upon receiving a written request from Secured Party, send to Secured Party by United States mail, at the address indicated for Secured Party after its signature to this Agreement, duplicate copies of all bank statements on the Restricted Accounts and Securities Accounts which are sent to Company. Company and/or Secured Party will have thirty (30) calendar days after receipt of a bank statement to notify Bank of an error in such statement. Bank’s liability for such errors is limited as provided in the “Limitation of Liability” section of this Agreement.

10.	Partial Subordination of Bank’s Rights. Bank hereby subordinates to the security interest of Secured Party in the Restricted Accounts and Securities Accounts (i) any security interest which Bank may have or acquire in the Restricted Accounts or Securities Accounts, and (ii) any right which Bank may have or acquire to set off or otherwise apply any Restricted Account Funds or Securities Account Assets against the payment of any indebtedness from time to time owing to Bank from Company, except for debits to the Restricted Accounts permitted under this Agreement for the payment of Returned Item Amounts, Settlement Item Amounts or Bank Fees.

11.	Bankruptcy Notice; Effect of Filing. If Bank at any time receives notice of the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company (a “Bankruptcy Notice”), Bank will continue to comply with its obligations under this Agreement, except to the extent that any action required of Bank under this Agreement is prohibited under applicable bankruptcy laws or regulations or is stayed pursuant to the automatic stay imposed under the United States Bankruptcy Code or by order of any court or agency. With respect to any obligation of Secured Party hereunder which requires prior demand upon Company, the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company shall automatically eliminate the necessity of such demand upon Company by Bank, and shall immediately entitle Bank to make demand on Secured Party with the same effect as if demand had been made upon Company and the time for Company’s performance had expired.

12.	Legal Process, Legal Notices and Court Orders. Bank will comply with any legal process, legal notice or court order it receives if Bank determines in its sole discretion that the legal process, legal notice or court order is legally binding on it.

13.	Indemnification for Following Instructions. Secured Party and Company each agree that, notwithstanding any other provision of this Agreement, Bank will not be liable to Secured Party or Company for any losses, liabilities, damages, claims (including, but not limited to, third party claims), demands, obligations, actions, suits, judgments, penalties, costs or expenses, including, but not limited to, attorneys’ fees, (collectively, “Losses and Liabilities”) suffered or incurred by Secured Party or Company as a result of or in connection with, (a) Bank complying with any binding legal process, legal notice or court order referred to in Section 12 of this Agreement, (b) Bank following any instruction or request of Secured Party, or (c) Bank complying with its obligations under this Agreement. Company will indemnify Bank against any Losses and Liabilities Bank may suffer or incur as a result of or in connection with any of the circumstances referred to in clauses (a) through (c) of this Section 13. To the extent not paid by Company within fifteen (15) calendar days after demand and to the extent not due to Bank’s gross negligence or willful misconduct, Secured Party will indemnify Bank against any Losses and Liabilities Bank may suffer or incur as a result of or in connection with any of the circumstances referred to in clause (b) of this Section 13 such indemnity being limited to the amounts actually received by Secured Party under Section 4 of this Agreement less any reasonable fees and charges.

14.	No Representations or Warranties of Bank. Bank agrees to perform its obligations under this Agreement in a manner consistent with the quality provided when Bank performs similar services for its own account. However, Bank will not be responsible for the errors, acts or omissions of others, such as communications carriers, correspondents or clearinghouses through which Bank may perform its obligations under this Agreement or receive or transmit information in performing its obligations under this Agreement. Secured Party and Company also understand that Bank will not be responsible for any loss, liability or delay caused by wars, failures in communications networks, labor disputes, legal constraints, fires, power surges or failures, earthquakes, civil disturbances or other events beyond Bank’s control. BANK MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICE OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

15.

Limitation of Liability. Bank will not be responsible for any Losses and Liabilities due to any cause other than its own negligence or breach of this Agreement, in which case its liability to Secured Party and Company shall, unless otherwise provided by any law which cannot be varied by contract, be limited to direct money damages in an amount not to exceed ten (10) times all the Bank Fees charged or incurred during the calendar month immediately preceding the calendar month in which such Losses and Liabilities occurred (or, if no Bank Fees were charged or incurred in the preceding month, the Bank Fees charged or incurred in the month in which the Losses and Liabilities occurred). Company will indemnify Bank against all Losses and Liabilities suffered or incurred by Bank as a result of third party claims; provided, however, that to the extent such Losses and Liabilities are directly caused by Bank’s negligence or breach of this Agreement such indemnity will only apply to those Losses and Liabilities which exceed the liability limitation specified in the preceding sentence. The limitation of Bank’s liability and the indemnification by Company set out above will not be applicable to the extent any Losses and Liabilities of any party to this Agreement are directly caused by Bank’s gross negligence or willful misconduct. IN NO EVENT WILL BANK BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, WHETHER ANY CLAIM IS BASED ON CONTRACT OR TORT, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN TO BANK AND REGARDLESS OF THE FORM OF THE CLAIM OR ACTION, INCLUDING, BUT NOT LIMITED TO, ANY CLAIM OR ACTION ALLEGING GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FAILURE

TO EXERCISE REASONABLE CARE OR FAILURE TO ACT IN GOOD FAITH. Any action against Bank by Company or Secured Party under or related to this Agreement must be brought within twelve (12) months after the cause of action accrues.

16.	Termination. This Agreement and the Service may be terminated by Secured Party or Bank at any time by either of them giving thirty (30) calendar days prior written notice of such termination to the other parties to this Agreement at their contact addresses specified after their signatures to this Agreement; provided, however, that this Agreement and the Service may be terminated immediately upon written notice (i) from Bank to Company and Secured Party should Company or Secured Party fail to make any payment when due to Bank from Company or Secured Party under the terms of this Agreement (ii) from Secured Party to Bank upon termination or release of Secured Party’s security interest in the Restricted Accounts and Securities Accounts. Company’s and Secured Party’s obligation to report errors in funds transfers and bank statements and to pay Returned Items Amounts, Settlement Item Amounts, and Bank Fees, as well as the indemnifications made, and the limitations on the liability of Bank accepted, by Company and Secured Party under this Agreement will continue after the termination of this Agreement and/or the closure of the Restricted Accounts and/or Securities Accounts with respect to all the circumstances to which they are applicable existing or occurring before such termination or closure, and any liability of any party to this Agreement, as determined under the provisions of this Agreement, with respect to acts or omissions of such party prior to such termination or closure will also survive such termination or closure. Upon any termination of this Agreement and the Service or closure of the Restricted Accounts all available balances in the Restricted Accounts (including proceeds from redemption of all Securities Account Assets) on the date of such termination or closure will be transferred to Secured Party as requested by Secured Party in writing to Bank.

17.	Modifications, Amendments, and Waivers. This Agreement may not be modified or amended, or any provision thereof waived, except in a writing signed by all the parties to this Agreement.

18.	Notices. All notices from one party to another shall be in writing, or be made by a telecommunications device capable of creating a written record, shall be delivered to Company, Secured Party and/or Bank at their contact addresses specified after their signatures to this Agreement, or any other address of any party notified to the other parties in writing, and shall be effective upon receipt. Any notice sent by a party to this Agreement to another party shall also be sent to all other parties to this Agreement. Bank is authorized by Company and Secured Party to act on any instructions or notices received by Bank if (a) such instructions or notices purport to be made in the name of Secured Party, (b) Bank reasonably believes that they are so made, and (c) they do not conflict with the terms of this Agreement as such terms may be amended from time to time, unless such conflicting instructions or notices are supported by a court order.

19.	Successors and Assigns. Neither Company nor Secured Party may assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Bank, which consent will not be unreasonably withheld or delayed. Bank may not assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Secured Party, which consent will not be unreasonably withheld or delayed; provided, however, that no such consent will be required if such assignment or transfer takes place as part of a merger, acquisition or corporate reorganization affecting Bank.

20.	Governing Law. Company and Secured Party understand that Bank’s provision of the Service under this Agreement is subject to federal laws and regulations. To the extent that such federal laws and regulations are not applicable this Agreement shall be governed by and be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

21.	Severability. To the extent that this Agreement or the Service to be provided under this Agreement are inconsistent with, or prohibited or unenforceable under, any applicable law or regulation, they will be deemed ineffective only to the extent of such prohibition or unenforceability and be deemed modified and applied in a manner consistent with such law or regulation. Any provision of this Agreement which is deemed unenforceable or invalid in any jurisdiction shall not affect the enforceability or validity of the remaining provisions of this Agreement or the same provision in any other jurisdiction.

22.	Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

23.	Entire Agreement. This Agreement, together with the Account Documentation, contains the entire and only agreement among all the parties to this Agreement and between Bank and Company, and Bank and Secured Party, with respect to (a) the Service, (b) the interest of Secured Party and the Lenders in the Restricted Accounts and Restricted Account Funds, (c) the interest of Secured Party and the Lenders in the Securities Accounts and Securities Account Assets, and (c) Bank’s obligations to Secured Party and the Lenders in connection with the Restricted Accounts and Securities Accounts.

24.	Term Facility. Bank and Company acknowledge and agree that Secured Party’s “control” (as defined in the Uniform Commercial Code of the state whose law governs this Agreement) hereunder with respect to the Restricted Accounts, the Restricted Account Funds, the Securities Accounts and the Securities Account Assets is also for the benefit of the Term Facility Agent acting for and on behalf of itself and the secured parties under the Term Facility Guarantee and Collateral Agreement solely to the extent required to perfect their security interest in such collateral. Upon written confirmation by Secured Party that its security interest with respect to the Restricted Accounts, the Restricted Account Funds, the Securities Accounts and the Securities Account Assets has been released, and if Company and Term Facility Agent confirms in writing to Bank that security interest of the Term Facility Agent under the Term Facility Guarantee and Collateral Agreement has not been released, Bank and Company agree to enter into an agreement substantially in the form of this Agreement with Term Facility Agent as “Secured Party”.

[SIGNATURE PAGE FOLLOWS]

This Agreement has been signed by the duly authorized officers or representatives of Company, Secured Party and Bank on the date specified below.

Date: June [7], 2007

Restricted Account Number(s):

Securities Account Number(s):

Secured Party Account Number:

Bank of Secured Party Account:

[NAME OF GRANTOR]	JPMORGAN CHASE BANK, N.A.

By:	By:

Name:	Name:

Title:	Title:

Address for Notices:	Address for Notices:

[NAME OF DEPOSITORY]

By:

Name:

Title:

Address for Notices:

EXHIBIT B

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 5.2(a) of the Revolving Facility Credit Agreement, dated as of June [7], 2007 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among FENDER MUSICAL INSTRUMENTS CORPORATION (the “Borrower”), the Lenders party thereto, the Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting Chief Financial Officer of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its consolidated Restricted Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4. Attached hereto as Attachment 2 is

(i) a reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio, Availability and Perfected Cash as of the last day of the Fiscal Quarter.

(ii) if the Consolidated Fixed Charge Coverage Ratio has not been met, a reasonably detailed information regarding transactions during the fiscal quarter involving any incurrence of Indebtedness pursuant to Section 6.1(r), Restricted Payments under Section 6.5(d), Investments under Section 6.6(p) or payments, prepayments, repurchases or redemptions under Section 6.7(a).

(iii) Consolidated Leverage Ratio as of the last day of the most recent Fiscial Year1

5. Attached hereto as Attachment 3 are the computations necessary to determine the Applicable Margin commencing on the Business Day this certificate is delivered.

[1]	To be included on an annual basis.

[6. Attached hereto as Attachment 4 is a description of any change in the jurisdiction of organization of any Group Member since [the Closing Date] [the date of the most recent Compliance Certificate delivered].]

[7. Attached hereto as Attachment 5 is a description of any Person that has become a Group Member or that has been designated as an Unrestricted Subsidiary since [the Closing Date] [the date of the most recent Compliance Certificate delivered].]

IN WITNESS WHEREOF, I have executed this Certificate this             day of ,             200_.

Name:
Title: Chief Financial Officer

Exhibit B

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Exhibit B

Attachment 2

to Compliance Certificate

The information described herein is as of                 ,         , and pertains to the period from             ,        to             ,       .

[Set forth Covenant Calculations]

Exhibit B

Attachment 3

to Compliance Certificate

Applicable Margin Calculations

Exhibit B

Attachment 4

to Compliance Certificate

Changes in Jurisdictions of Organization

Exhibit B

Attachment 5

to Compliance Certificate

Persons that have become a Group Member

Subsidiaries that have been designated as Unrestricted Subsidiaries

Exhibit B

EXHIBIT C

FORM OF

CLOSING CERTIFICATE

Pursuant to Section 4.1(h) of the Revolving Facility Credit Agreement, dated as of June [7], 2007 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among FENDER MUSICAL INSTRUMENTS CORPORATION (the “Borrower”), the Lenders party thereto, the Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF GROUP MEMBER] (the “Certifying Group Member”) hereby certifies as follows:

1. The representations and warranties of the Certifying Group Member set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Certifying Group Member pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2.                                      is the duly elected and qualified Secretary of the Certifying Group Member and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and the use of proceeds thereof. [Borrower only]

4. The conditions precedent set forth in Section 4.1 of the Credit Agreement were satisfied as of the Closing Date. [Borrower only]

The undersigned Secretary of the Certifying Group Member certifies as follows:

5. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Group Member, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Certifying Group Member.

6. The Certifying Group Member is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

7. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Certifying Group Member on                                 ; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Group Member now in force relating to or affecting the matters referred to therein.

8. Attached hereto as Annex 2 is a true and complete copy of the By-Laws of the Certifying Group Member as in effect on the date hereof.

9. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation of the Certifying Group Member as in effect on the date hereof.

Exhibit C

10. The following persons are now duly elected and qualified officers of the Certifying Group Member holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Group Member each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Group Member pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title: Secretary

Date: , 2007

Exhibit C

EXHIBIT D

This instrument prepared by, and after recording please return to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue	County of Riverside California
New York, New York 10017
Attention: Christopher Garcia

DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS,

FIXTURE FILING AND FINANCING STATEMENT

made by

FENDER MUSICAL INSTRUMENTS CORPORATION,

Grantor,

to

LAWYERS TITLE INSURANCE COMPANY,

as Trustee for the use and benefit of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Beneficiary

Dated as of June     , 2007

THIS INSTRUMENT SHOULD BE APPROPRIATELY INDEXED, NOT ONLY AS A DEED OF TRUST BUT ALSO AS A FIXTURE FILING AND FINANCING STATEMENT COVERING GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN.

The lien created by this Deed of Trust on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to JPMorgan Chase Bank, N.A., as Administrative Agent, and its successors and assigns in such property in accordance with the provisions of the Intercreditor Agreement dated as of June [7], 2007 among JPMorgan Chase Bank, N.A., as Revolving Facility Agent,

JPMorgan Chase Bank, N.A., as Term Facility Agent, and Fender Musical Instruments Corporation and certain of its subsidiaries.

38.	Receipt of Copy	20
39.	Acceptance by Trustee	20
40.	Grantor’s Waivers	20
41.	Request for Notice	20
42.	Non-Residential Property	20
43.	Environmental Default and Remedies	20

DEED OF TRUST, SECURITY AGREEMENT,

ASSIGNMENT OF LEASES AND RENTS,

FIXTURE FILING AND FINANCING STATEMENT

THIS DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, FIXTURE FILING AND FINANCING STATEMENT, dated as of June_, 2007 is made by FENDER MUSICAL INSTRUMENTS CORPORATION, a Delaware corporation (“Grantor”), whose address is 8860 E Chaparral Road, Suite 100, Scottsdale, AZ 85250-2610, to LAWYERS TITLE INSURANCE COMPANY, a California corporation, as trustee (in such capacity, “Trustee”), having an address at Symphony Towers, 750 B Street, Suite 3000, San Diego, CA 92101, for the use and benefit of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, “Beneficiary”) whose address is 270 Park Avenue, New York, New York 10017. References to this “Deed of Trust” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders and replacements of this instrument.

Background

A. Grantor, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”). The CIT Group/Commercial Services, Inc. and Wachovia Bank, National Association, as co-documentation agents, Wells Fargo Bank, National Association, as syndication agent, and Beneficiary, are parties to that certain Revolving Facility Credit Agreement, dated as of June         , 2007 (as amended, supplemented, restated, substituted, replaced or otherwise modified from time to time, the “Credit Agreement”).

B. Pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Grantor upon the terms and subject to the conditions set forth therein.

C. Grantor is the owner of the fee simple estate in the parcel(s) of real property, described on Schedule A attached hereto (the “Land”), together with all of the buildings, improvements, structures and fixtures now or subsequently located on the Land (the “Improvements”; the Land and the Improvements being collectively referred to as the “Real Estate”).

D. It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Grantor under the Credit Agreement that the Grantor shall have executed and delivered this Deed of Trust to Beneficiary for the benefit of the Secured Parties.

Granting Clauses

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor agrees that to secure the prompt and complete payment and performance of the unpaid principal of and interest on the Loans and Reimbursement Obligations, Specified Cash Management Obligations and all other obligations and liabilities of the Grantor (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Beneficiary or any Lender (or, in the case of any Specified Swap Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Deed of Trust, the other Loan Documents, any letter of credit, any Specified Swap Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable and documented fees and disbursements of counsel to the Beneficiary or to the Lenders that are required to be paid by the Grantor pursuant to the terms of any of the foregoing agreements) (collectively, the “Obligations”);

GRANTOR HEREBY CONVEYS GRANTS, SELLS, BARGAINS, CONFIRMS, ASSIGNS, TRANSFERS AND SETS OVER TO TRUSTEE AND ALSO TO SUBSTITUTE TRUSTEE (AS DEFINED BELOW) IN TRUST, WITH POWER OF SALE FOR THE USE AND BENEFIT OF BENEFICIARY, FOR THE RATABLE BENEFIT OF THE SECURED PARTIES, AND GRANTS BENEFICIARY AND TRUSTEE INSOFAR AS ANY PROPERTY CONSTITUTES PERSONAL PROPERTY, A SECURITY INTEREST IN AND TO, GRANTOR’S RIGHT, TITLE AND INTEREST IN AND TO ALL OF THE FOLLOWING:

(a) the Land;

(b) all right, title and interest Grantor now has or may hereafter acquire in and to the Improvements or any part thereof, and all the estate, right, title, claim or demand whatsoever of Grantor, in possession or expectancy, in and to the Real Estate or any part thereof;

(c) all right, title and interest of Grantor in, to and under all easements, rights of way, licenses, operating agreements, abutting strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and flowage rights, development rights, air rights, mineral and soil rights, plants, standing and fallen timber, and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Real Estate, and any reversions, remainders, rents, issues, profits and revenue thereof and, to the extent Grantor has any right, title or interest therein, all land lying in the bed of any street, road or avenue, in front of or adjoining the Real Estate to the center line thereof;

(d) all of the fixtures, chattels, business machines, machinery, apparatus, equipment, furnishings, fittings, appliances and articles of personal property of every kind and nature whatsoever, and all appurtenances and additions thereto and substitutions or replacements thereof (together with, in each case, attachments, components, parts and accessories) currently owned or subsequently acquired by Grantor and now or subsequently attached to, or contained in or used or usable in any way in connection with any operation or letting of the Real Estate, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, storm doors and windows, heating, electrical, and mechanical equipment, mining and extracting equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), communication systems (including satellite dishes and antennae), sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description (all of the foregoing in this paragraph (d) being referred to as the “Equipment”);

(e) all right, title and interest of Grantor in and to all substitutes and replacements of, and all additions and improvements to, the Real Estate and the Equipment, subsequently acquired by or released to Grantor or constructed, assembled or placed by Grantor on the Real Estate, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Real Estate or offsite, and, in each such case, without any further deed, conveyance, assignment or other act by Grantor;

(f) to the extent not prohibited under the applicable contract, consent, license or other item unless the appropriate consent has been obtained, all right, title and interest of Grantor in, to and under all leases (including mining leases), subleases, underlettings, railroad siding agreements, mining coordination agreements, concession agreements, royalty leases, management agreements, licenses and other agreements relating to the use or occupancy of the Real Estate or the Equipment or any part thereof, now existing or subsequently entered into by Grantor and whether written or oral and all guarantees of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Grantor in respect of cash and securities deposited thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Trust Property (as defined below) (collectively, the “Rents”);

(g) all unearned premiums under insurance policies now or subsequently obtained by Grantor relating to the Real Estate or Equipment and Grantor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below; and all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made to the present or any subsequent owner of the Real Estate or Equipment for the taking by eminent domain, condemnation or otherwise, of all or any part of the Real Estate or any easement or other right therein;

(h) to the extent not prohibited under the applicable contract, consent, license or other item unless the appropriate consent has been obtained, all right, title and interest of Grantor in and to (i) all contracts from time to time executed by Grantor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, occupancy, sale or financing of the Real Estate or Equipment or any part thereof and all agreements and options relating to the purchase or lease of any portion of the Real Estate or any property which is adjacent or peripheral to the Real Estate, together with the right to exercise such options and all leases of Equipment, (ii) all consents, licenses, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Real Estate or any part thereof, and (iii) all drawings, plans, specifications and similar or related items relating to the Real Estate;

(i) all rights (including, without limitation, alley, drainage, crop, mineral, mining, coal, water, sand, oil and gas rights, and any other rights to produce or share in the production of anything from or attributable thereto), title and interest of Grantor in and to the Real Estate, and any and all privileges, royalties and appurtenances to the Real Estate, now or hereafter belonging or in any way pertaining thereto, and all as-extracted collateral produced from or allocated to the Real Estate, including, without limitation, minerals, oil, gas and other hydrocarbons and all products processed or obtained therefrom, and the proceeds thereof; and

(j) all proceeds, both cash and noncash, of the foregoing.

(All of the foregoing property and rights and interests now owned or held or subsequently acquired by Grantor and described in the foregoing clauses (a) through (c) are collectively referred to as the “Premises”, and those described in the foregoing clauses (a) through (j) are collectively referred to as the “Trust Property”‘).

TO HAVE AND TO HOLD the Trust Property and the rights and privileges hereby granted unto Beneficiary, Trustee, Substitute Trustee, and their successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed, no Letter of Credit shall be outstanding and the Commitments shall be terminated.

This Deed of Trust covers present and future advances and re-advances, in the aggregate amount of the obligations secured hereby, made by the Secured Parties for the benefit of Grantor, and the lien of such future advances and re-advances shall relate back to the date of this Deed of Trust.

Terms and Conditions

Grantor further represents, warrants, covenants and agrees with Beneficiary and the Secured Parties as follows:

1. Defined Terms. Capitalized terms used herein (including in the “Background” and “Granting Clauses” sections above) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement, and the terms of usage set forth in Section 1.2 of the Credit Agreement shall apply hereto. References in this Deed of Trust to the “Default Rate” shall mean the interest rate applicable pursuant to Section 2.8(c) of the Credit Agreement. References herein to the “Secured Parties” shall mean the collective reference to (i) Beneficiary, (ii) the Lenders, (iii) any affiliate of any Lender to which any Obligations are owed, and (iv) the respective successors, indorsees, transferees and permitted assigns of each of the foregoing.

2. Warranty of Title. Grantor warrants that it has good record title in fee simple to, or a valid leasehold interest in, the Real Estate, and good title to any right, title and interest that Grantor has in and to the rest of the Trust Property, subject (as to the Real Estate) only to the matters that are set forth in Schedule B of the title insurance policy or policies, if any, being issued to Beneficiary to insure the lien of this Deed of Trust and any other lien or encumbrance as permitted by Section 6.2 of the Credit Agreement (collectively the “Permitted Exceptions”). Grantor shall warrant, defend and preserve such title and the lien of this Deed of Trust against all claims of all persons and entities (not including the holders of the Permitted Exceptions).

3. Payment of Obligations. Grantor shall pay and perform the Obligations at the times and places and in the manner specified in the Loan Documents.

4. Requirements. Grantor shall comply with all covenants, restrictions and conditions now or later of record which may be applicable to any of the Trust Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Trust Property, except where a failure to do so could not reasonably be expected to (i) materially impair Grantor’s ability to conduct its business at the Premises, or (ii) materially and adversely impair the value of the Trust Property (assuming its current use).

5. Payment of Taxes and Other Impositions, (a) Prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed, Grantor shall pay and discharge all taxes, charges and assessments of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Real Estate, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, vault taxes and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or which may become a lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to herein as the “Impositions”), except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Grantor has set aside on its books adequate reserves with respect thereto in accordance with, and if required by, GAAP, or except as would not have a Material Adverse Effect. Upon request by Beneficiary, Grantor shall deliver to Beneficiary evidence reasonably acceptable to Beneficiary showing the payment of any such Imposition. If by law any Imposition, at Grantor’s option, may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Grantor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any, as such installments become due.

(b) Nothing herein shall affect any right or remedy of Trustee or Beneficiary under this Deed of Trust or otherwise, without notice or demand to Grantor, to pay any Imposition if the same is not paid or contested in accordance with Section 5(a) above, and add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate. Any sums paid by Beneficiary in discharge of any Impositions shall be (i) a lien on the Premises secured hereby prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Deed of Trust, and (ii) payable within 30 days following demand by Grantor to Beneficiary together with interest at the Default Rate as set forth above.

6. Insurance, (a) Grantor shall maintain, or cause to be maintained, with financially sound and reputable companies, such insurance policies as are required by Section 5.5 of the Credit Agreement.

(b) If Grantor is in default of its obligations to insure or deliver any such policy or policies, then Beneficiary, at its option upon 30 days’ notice to Grantor, may effect such insurance from year to year at rates substantially similar to the rate at which Grantor had insured the Premises, and pay the premium or premiums therefor, and Grantor shall pay to Beneficiary within 30 days following demand such premium or premiums so paid by Beneficiary with interest from the time of payment at the Default Rate.

(c) All insurance proceeds paid or payable in connection with any damage or casualty to the Real Estate shall be applied in the manner specified in the Credit Agreement

(d) In the event of foreclosure of this Deed of Trust or other transfer of title to the Trust Property, all right, title and interest of Grantor in and to any insurance policies then in force shall pass to the purchaser or grantee.

7. Restrictions on Liens and Encumbrances. Except for the lien of this Deed of Trust and the Permitted Exceptions or as otherwise may be permitted under the Credit Agreement, Grantor shall not further encumber the Trust Property nor create or suffer to exist any lien, charge or encumbrance on the Trust Property, or any part thereof, whether superior or subordinate to the lien of this Deed of Trust and whether recourse or non-recourse.

8. Due on Sale and Other Transfer Restrictions. Except as not prohibited under [Section 6.5] of the Credit Agreement, Grantor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Trust Property.

9. Condemnation/Eminent Domain. All awards and proceeds relating to any condemnation of any of the Premises which are not used by Grantor to restore the remaining portion of the Premises shall be deemed Net Cash Proceeds and applied in the manner specified in the Credit Agreement.

10. Leases. Except as not prohibited under the Credit Agreement, Grantor shall not (a) execute an assignment or pledge of any Lease relating to all or any portion of the Trust Property other than in favor of Beneficiary, or (b) execute or permit to exist any Lease of any of the Trust Property.

11. Further Assurances. To further assure Beneficiary’s rights under this Deed of Trust, Grantor agrees promptly upon demand of Beneficiary to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Trust Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Beneficiary to confirm the lien of this Deed of Trust and all other rights or benefits conferred on Beneficiary by this Deed of Trust.

12. Beneficiary’s Right to Perform. If Grantor fails to perform any of the covenants or agreements of Grantor, Beneficiary or Trustee, without waiving or releasing Grantor from any obligation or default under this Deed of Trust, may, at any time after the occurrence and during the continuance of an Event of Default (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Grantor to Beneficiary or Trustee (as the case may be) and the same shall be secured by this Deed of Trust and shall be an encumbrance on the Trust Property prior to any right, title to, interest in or claim upon the Trust Property attaching subsequent to the date of this Deed of

Trust. No payment or advance of money by Beneficiary or Trustee under this Section shall be deemed or construed to cure Grantor’s default or waive any right or remedy of Beneficiary or Trustee.

13. Remedies. (a) Upon the occurrence and during the continuance of any Event of Default, Beneficiary may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Grantor and in and to the Trust Property (it being understood that any such exercise shall be subject to the Intercreditor Agreement), including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Beneficiary may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary (it being understood that any such exercise shall be subject to the Intercreditor Agreement):

(i) Beneficiary may elect to foreclose under power of sale, in which case Beneficiary shall execute and deliver to Trustee written declaration of default and demand for sale and written notice of default and of election to cause all or any part of the Trust Property to be sold, which notice Trustee shall cause to be filed for record; and after the lapse of such time as may then be required by law following the recordation of such notice of default, and notice of sale having been given as then required by law, Trustee, without demand on Grantor, shall sell such property at the time and place fixed by it in such notice of sale, either as a whole or in separate parcels and in such order as Beneficiary may direct (Grantor waiving any right to direct the order of sale), at public auction to the highest bidder for cash in lawful money of the United States (or cash equivalents acceptable to Trustee to the extent permitted by applicable law), payable at the time of sale. Trustee may postpone the sale of all or any part of the Trust Property by public announcement at such time and place of sale, and from time to time after any such postponement may postpone such sale by public announcement at the time fixed by the preceding postponement. Trustee shall deliver to the purchaser at such sale its deed conveying the property so sold, but without any covenant or warranty, express or implied, and the recitals in such deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including Trustee or Beneficiary, may purchase at such sale, and any bid by Beneficiary may be, in whole or in part in the form of cancellation of all or any part of the secured Obligations. Trustee shall receive the proceeds of such sale and, after retaining reasonable attorneys’ fees incurred by the Trustee in such proceeding, apply such proceeds to the cost of sale, including, but not limited to, costs of collection, taxes, assessments, costs of recording, service fees and incidental expenditures, the amount due on the Obligations secured hereby and advancements and other sums expended by the Beneficiary according to the provisions hereof and otherwise as required by the then existing law relating to foreclosures. If permitted by the then existing law relating foreclosures, the Trustee may sell and convey the Trust Property under the power aforesaid, although the Trustee has been, may now be or may hereafter be attorney or agent or employee of the Beneficiary with respect to the Obligations or with respect to any matter or business whatsoever. If permitted by the then existing law relating to foreclosures, Trustee may adjourn from time to time any sale by Trustee to be made under or by virtue of this Deed of Trust by announcement at the time and place appointed for such sale or for such adjourned sale or sales; and, except as otherwise provided by any applicable provision of law, Trustee, without further notice or publication, except for any notice or publication as may be required by the then existing law, may make such sale at the time and place to which the same shall be adjourned;

(ii) Beneficiary may, to the extent permitted by applicable law, (A) institute and maintain an action of Deed of Trust foreclosure against all or any part of the Trust Property, (B) institute and maintain an action on the Credit Agreement, the Guarantee and Collateral Agreement or any other Loan Document, (C) sell all or part of the Trust Property (Grantor expressly granting to Beneficiary the power of sale), or (D) take such other action at law or in equity for the enforcement of this Deed of Trust or any of the Loan Documents as the law may allow. Beneficiary may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the Default Rate shall be due on any judgment obtained by Beneficiary from the date of judgment until actual payment is made of the full amount of the judgment; and

(iii) Beneficiary may, to the extent permitted by applicable law, personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Trust Property or any other collateral as security for the Obligations enter into and upon the Trust Property and each and every part thereof and exclude Grantor and its agents and employees therefrom without liability for trespass, damage or otherwise (Grantor hereby agreeing to surrender possession of the Trust Property to Beneficiary upon demand at any such time) and use, operate, manage, maintain and control the Trust Property and every part thereof. Following such entry and taking of possession, Beneficiary shall be entitled, without limitation, (x) to lease all or any part or parts of the Trust Property for such periods of time and upon such conditions as Beneficiary may, in its reasonable discretion, deem proper, (y) to enforce, cancel or modify any Lease (subject to the terms of any such Lease) and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Trust Property as Beneficiary shall deem appropriate as fully as Grantor might do.

(b) In case of a foreclosure sale, the Real Estate may be sold, at Beneficiary’s election, in one parcel or in more than one parcel and Beneficiary is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Trust Property to be held.

(c) It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Trust Property received by Beneficiary shall be held by Beneficiary for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and shall be applied to payment of the Obligations in the manner set forth in Section 6.3 of the Guarantee and Collateral Agreement and the Intercreditor Agreement.

14. Right of Beneficiary to Credit Sale. Upon the occurrence of any sale made under this Deed of Trust, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Beneficiary may bid for and acquire the Trust Property or any part thereof. In lieu of paying cash therefor, to the extent permitted by applicable law, Beneficiary may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Deed of Trust, the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Beneficiary is authorized to deduct under this Deed of Trust. In such event, this Deed of Trust, the Credit Agreement, the Guarantee and Collateral Agreement and documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

15. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Beneficiary as a matter of right and without notice to Grantor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Trust Property or any other collateral or the interest of Grantor therein as security for the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Trust Property, without requiring the posting of a surety bond, or the solvency or insolvency of Grantor or any other party obligated for payment of all or any part of the Obligations, and whether or not waste has occurred with respect to the Trust Property, and Grantor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers or manager shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Beneficiary in case of entry as provided in this Deed of Trust, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Trust Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Trust Property unless such receivership is sooner terminated.

16. Extension, Release, etc. (a) Without affecting the lien or charge of this Deed of Trust upon any portion of the Trust Property not then or theretofore released as security for the full amount of the Obligations, Beneficiary may, from time to time and without notice except as specifically set forth in the Credit Agreement, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Loan Documents or any other obligation secured by this Deed of Trust, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Loan Documents or any other obligation secured by this Deed of Trust or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Beneficiary’s option any parcel, portion or all of the Trust Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

(b) No recovery of any judgment by Beneficiary and no levy of an execution under any judgment upon the Trust Property or upon any other property of Grantor shall affect the lien of this Deed of Trust or any liens, rights, powers or remedies of Beneficiary hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

(c) If Beneficiary shall have the right to foreclose this Deed of Trust or to direct the Trustee to exercise its power of sale, to the extent permitted by applicable law, Grantor authorizes Beneficiary at its option to foreclose the lien of this Deed of Trust (or direct the sale of the Trust Property, as the case may be) subject to the rights of any tenants of the Trust Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Trust Property by Trustee, or to terminate such tenant’s rights in such sale will not be asserted by Grantor as a defense to any proceeding instituted by Beneficiary to collect the Obligations or to foreclose the lien of this Deed of Trust.

(d) Unless expressly provided otherwise, in the event that ownership of this Deed of Trust and title to the Trust Property or any estate therein shall become vested in the same person or entity, this Deed of Trust shall not merge in such title but shall continue as a valid lien on the Trust Property for the amount secured hereby.

17. Security Agreement under Uniform Commercial Code; Fixture Filing; UCC Filing. (a) It is the intention of the parties hereto that this Deed of Trust shall constitute a “security agreement” within the meaning of the Uniform Commercial Code (the “Code”) of the State in which the Trust Property is located. If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Beneficiary shall have the option, subject to the terms of the Intercreditor Agreement and applicable law, of either (i) proceeding under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Trust Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Trust Property in accordance with Beneficiary’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Beneficiary shall elect to proceed under the Code, then at least ten (10) days’ prior written notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Beneficiary shall include, but not be limited to, reasonable attorneys’ fees and legal expenses. At Beneficiary’s request, Grantor shall assemble the personal property and make it available to Beneficiary at a place designated by Beneficiary which is reasonably convenient to both parties.

(b) Certain portions of the Trust Property are or will become “fixtures” (as that term is defined in the Code) on the Land, and this Deed of Trust, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said Code upon such portions of the Trust Property that are or become fixtures. The real property to which the fixtures relate is described in Schedule A. The record owner of the Land is Grantor. As of the date hereof, the name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Grantor set forth in the first paragraph of this Deed of Trust, and the name of the secured party for purposes of this financing statement is the name of the Beneficiary set forth in the first paragraph of this Deed of Trust. As of the date hereof, the mailing address of the Grantor/debtor is the address of the Grantor set forth in the first paragraph of this Deed of Trust. As of the date hereof, the mailing address of the Beneficiary/secured party from which information concerning the security interest hereunder may be obtained is the address of the Beneficiary set forth in the first paragraph of this Deed of Trust. As of the date hereof, Grantor’s organizational identification number is 2053985.

18. Assignment of Rents. (a) Grantor hereby assigns to Beneficiary the Rents as further security for the payment of and performance of the Obligations, and, subject to the terms of the Intercreditor Agreement, Grantor grants to Beneficiary the right to enter the Trust Property for the purpose of collecting the same, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are fully paid and performed, but Beneficiary hereby waives the right to enter the Trust Property for the purpose of collecting the Rents and Grantor shall be entitled to collect, receive, use and retain the Rents until the occurrence and during the continuance of an Event of Default; such right of Grantor to collect, receive, use and retain the Rents may be revoked by Beneficiary upon the occurrence and during the continuance of any Event of Default by giving not less than 10 days’ written notice of such revocation to Grantor; in the event such notice is given, Grantor shall pay over to Beneficiary, or to any receiver appointed to collect the Rents, any lease security deposits. Except to the extent provided for in any of the Leases, Grantor shall not accept prepayments or installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Grantor has not affirmatively done any act which would prevent Beneficiary from, or limit Beneficiary in, acting under any of the provisions of the foregoing assignment.

19. Additional Rights. The holder of any subordinate lien or subordinate deed of trust on the Trust Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Deed of Trust nor shall Grantor consent to any holder of any subordinate lien or subordinate deed of trust joining any tenant under any Lease in any action to foreclose the lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Deed of Trust all subordinate lienholders and the Beneficiary and beneficiaries under subordinate Deed of Trusts are subject to and notified of this provision, and any action taken by any such lienholder or beneficiary contrary to this provision shall be null and void. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Beneficiary on account of such Default or Event of Default.

20. Notices. All notices, requests and demands to or upon the Beneficiary or the Grantor hereunder shall be effected in the manner provided for in Section 9.2 of the Credit Agreement.

21. No Oral Modification. This Deed of Trust may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 9.1 of the Credit Agreement. Any agreement made by Grantor and Beneficiary after the date of this Deed of Trust relating to this Deed of Trust shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance, to the extent permitted by applicable law.

22. Partial Invalidity. In the event any one or more of the provisions contained in this Deed of Trust shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding to the contrary anything contained in this Deed of Trust or in any provisions of any Loan Document, the obligations of Grantor and of any other obligor under any Loan Documents shall be subject to the limitation that Beneficiary shall not charge, take or receive, nor shall Grantor or any other obligor be obligated to pay to Beneficiary, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Beneficiary.

23. Grantor’s Waiver of Rights. To the fullest extent permitted by law, Grantor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Trust Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Trust Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Grantor may do so, Grantor agrees that Grantor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Deed of Trust before exercising any other remedy granted hereunder and Grantor, for Grantor and its successors and assigns, and for any and all persons ever claiming any interest in the Trust Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Trustee or Beneficiary of the power of sale or other rights hereby created.

24. Remedies Not Exclusive. Beneficiary and Trustee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Deed of Trust or under any of the other Loan Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed of trust, Deed of Trust, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Deed of Trust nor its enforcement, shall prejudice or in any manner affect Beneficiary’s or Trustee’s rights to realize upon or enforce any other security now or hereafter held by Beneficiary or Trustee, it being agreed that Beneficiary or Trustee shall be entitled to enforce this Deed of Trust and any other security now or hereafter held by Beneficiary or Trustee in such order and manner as Beneficiary or Trustee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Trustee or Beneficiary is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Beneficiary or Trustee or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Beneficiary or Trustee, as the case may be. Except as otherwise provided by applicable law, in no event shall Beneficiary, in the exercise of the remedies provided in this Deed of Trust (including, without limitation, in connection with the assignment of Rents to Beneficiary or Trustee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Trust Property), be deemed a “mortgagee in possession,” and Beneficiary nor Trustee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

25. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Deed of Trust, Beneficiary shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) securing the Obligations upon other property in the State in which the Premises are located (whether or not such property is owned by Grantor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, Beneficiary may, at its election, commence or consolidate in a single trustee’s sale or foreclosure action all trustee’s sale or foreclosure proceedings against all such collateral securing the Obligations (including the Trust Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located. Grantor acknowledges that the right to maintain a consolidated foreclosure action is a specific inducement to Beneficiary to extend the indebtedness borrowed pursuant to or guaranteed by the Loan Documents, and Grantor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Grantor further agrees that if Trustee or Beneficiary shall be prosecuting one or more foreclosure or other proceedings against a portion of the Trust Property or against any collateral other than the Trust Property, which collateral directly or indirectly secures the Obligations, or if Beneficiary shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral (or, in the case of a trustee’s sale, to meet the statutory requirements for, any such sale of), then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Beneficiary may commence or continue any trustee’s sale or foreclosure proceedings and exercise its other remedies granted in this Deed of Trust against all or any part of the Trust Property and Grantor waives any objections to the commencement or continuation of a foreclosure of this Deed of Trust or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Deed of Trust or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to sell the Trust Property in a trustee’s sale, to foreclose this Deed of Trust, nor the exercise of any other rights hereunder nor the recovery of any judgment by Beneficiary in any such proceedings or the occurrence by the Trustee, of any sale in any such proceedings shall not prejudice, limit or preclude Beneficiary’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Grantor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Deed of Trust, and Grantor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Deed of Trust on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Beneficiary may, at its election, cause the sale of all collateral which is the subject of a single trustee’s sale or foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

26. Successors and Assigns. All covenants of Grantor contained in this Deed of Trust are imposed solely and exclusively for the benefit of Beneficiary and Trustee and their respective successors and permitted assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Beneficiary at any time if in the sole discretion of either of them such a waiver is deemed advisable. All such covenants of Grantor shall run with the land and bind Grantor, the successors and assigns of Grantor (and each of them) and all subsequent owners of the Trust Property, and shall inure to the benefit of Beneficiary and its successors and assigns. Without limiting the generality of the foregoing, any successor to Trustee appointed by Beneficiary shall succeed to all rights of Trustee as if such successor had been originally names as Trustee hereunder. The word “Grantor” shall be construed as if it read “Grantors” whenever the sense of this Deed of Trust so requires and if there shall be more than one Grantor, the obligations of the Grantors shall be joint and several.

27. No Waivers, etc. Any failure by Beneficiary or Trustee to insist upon the strict performance by Grantor of any of the terms and provisions of this Deed of Trust shall not be deemed to be a waiver of any of the terms and provisions hereof, and Beneficiary, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Grantor of any and all of the terms and provisions of this Deed of Trust to be performed by Grantor. Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the beneficiary of any subordinate deed of trust or the holder of any subordinate lien on the Trust Property, any part of the security held for the obligations secured by this Deed of Trust without, as to the remainder of the security, in any way impairing or affecting the lien of this Deed of Trust or the priority of such lien over any subordinate lien or deed of trust.

28. Governing Law, etc. This Deed of Trust shall be governed by and construed and interpreted in accordance with the laws of the State in which the Trust Property is located, except that Grantor expressly acknowledges that by their respective terms the Credit Agreement and the Guarantee and Collateral Agreement shall be governed and construed in accordance with the laws of the State of New York, and for purposes of consistency, Grantor agrees, to the extent permitted under applicable law, that in any in personam proceeding related to this Deed of Trust the rights of the parties to this Deed of Trust shall also be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in that State.

29. Certain Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed of Trust shall be used interchangeably in singular or plural form and the word “Grantor” shall mean “each Grantor or any subsequent owner or owners of the Trust Property or any part thereof or interest therein,” the word “Beneficiary” shall mean “Beneficiary or any successor agent for the Lenders,” the word “Trustee” shall mean “Trustee and any successor or Substitute Trustee hereunder,” the word “person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words ‘Trust Property” shall include any portion of the Trust Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Deed of Trust are for convenience of reference only and in no way limit or amplify the provisions hereof.

30. Duty of Beneficiary; Authority of Beneficiary. (a) By acceptance of the benefits hereof, each Secured Party, as between Beneficiary and such Secured Party, acknowledges and consents to the provisions of Section 8 of the Credit Agreement and agrees that the Beneficiary, in its capacity as Administrative Agent, shall not incur any liability whatsoever to any such holder of any Obligations for any release directed or consented to by it in accordance with the Credit Agreement. Furthermore, by acceptance of the benefits hereof, each Secured Party, as between Beneficiary and such Secured Party, acknowledges and consents to the provisions of the Credit Agreement, this Deed of Trust and the other Loan Documents, and that it shall not be entitled to the benefits of this Deed of Trust or the other Loan Documents except pursuant to the terms and conditions of the Credit Agreement, this Deed of Trust and the other Loan Documents.

(b) JPMorgan Chase Bank, N. A. has been appointed administrative agent for the Lenders hereunder pursuant to Section 8 of the Credit Agreement. It is expressly understood and agreed by Grantor that any authority conferred upon Beneficiary hereunder is subject to the terms of the delegation of authority made by the Lenders to the Beneficiary pursuant to the Credit Agreement, and that the Beneficiary has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Section 8. Any successor Administrative Agent appointed pursuant to Section 8 of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Beneficiary hereunder.

31. Last Dollars Secured; Priority. To the extent that this Deed of Trust secures only a portion of the indebtedness owing or which may become owing by Grantor to the Secured Parties, the parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby. If at any time this Deed of Trust shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Deed of Trust until the lien amount shall equal the principal amount of the Obligations outstanding.

32. Enforcement Expenses; Indemnification. (a) Grantor agrees to pay, and to save the Beneficiary and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Trust Property or in connection with any of the transactions contemplated by this Deed of Trust.

(b) Grantor agrees to pay, and to save the Beneficiary and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Deed of Trust to the extent the Grantor would be required to do so pursuant to Section 9.5 of the Credit Agreement.

(c) The agreements in this Section 32 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

33. Release. If any of the Trust Property shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement and the Net Cash Proceeds are applied in accordance with the terms of the Credit Agreement to the extent applicable, then the Beneficiary, at the request and sole expense of Grantor, shall execute and deliver to Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Trust Property or, at Grantor’s request (but at no cost to Beneficiary) assign this Deed of Trust without recourse to Beneficiary to a Trustee designated by Grantor. The Grantor shall deliver to the Beneficiary, at least five business days prior to the date of the proposed release or assignment, a written request for release or assignment identifying the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Grantor stating that such transaction is in compliance with, and permitted by, the Credit Agreement and the other Loan Documents.

34. Omitted.

35. Intercreditor Agreement. The terms of this Deed of Trust, any Lien granted to the Beneficiary (for the benefit of the Secured Parties) pursuant to this Deed of Trust and the exercise of any right or remedy by the Beneficiary hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any inconsistency between the provisions of this Deed of Trust and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall supersede the provisions of this Deed of Trust.

36. Substitute Trustee. In case of the resignation of the Trustee, or the inability (through death or otherwise), refusal or failure of the Trustee to act, or at the option of Beneficiary or Required Lenders for any other reason (which reason need not be stated), a substitute trustee (“Substitute Trustee”) may be named, constituted and appointed by Beneficiary or the Required Lenders, without other formality than an appointment and designation in writing, which appointment and designation shall be full evidence of the right and authority to make the same and of all facts therein recited, and this conveyance shall vest in the Substitute Trustee the title, powers and duties herein conferred on the Trustee originally named herein, and the conveyance of the Substitute Trustee to the purchaser(s) at any sale of the Trust Property of any part thereof shall be equally valid and effective. The right to appoint a Substitute Trustee shall exist as often and whenever from any of said causes, the Trustee, original or substitute, resigns or cannot, will not or does not act, or Beneficiary or the holder(s) of a majority of the Obligations desires to appoint a new Trustee. No bond shall ever be required of the Trustee, original or substitute. The recitals in any conveyance made by the Trustee, original or substitute, shall be accepted and construed in court and elsewhere as prima facie evidence and proof of the facts recited, and no other proof shall be required as to the request by Beneficiary or the Required Lenders to the Trustee to enforce this Deed of Trust, or as to the notice of or holding of the sale, or as to any particulars thereof, or as to the resignation of the Trustee, original or substitute, or as to the inability, refusal or failure of the Trustee, original or substitute, to act, or as to the election of Beneficiary or the holder(s) of a majority of the Obligations to appoint a new Trustee, or as to appointment of a Substitute Trustee, and all prerequisites of said sale shall be presumed to have been performed; and each sale made under the powers herein granted shall be a perpetual bar against Grantor and the heirs, personal representatives, successors and assigns of Grantor. Trustee, original or substitute, is hereby authorized and empowered to appoint any one or more persons as attorney-in-fact to act as Trustee under him and in his name, place and stead in order to take any actions that Trustee is authorized and empowered to do hereunder, such appointment to be evidenced by an instrument signed and acknowledged by said Trustee, original or substitute; and all acts done by said attorney-in-fact shall be valid, lawful and binding as if done by said Trustee, original or substitute, in person.

37. Indemnification of Trustee. Except for gross negligence or willful misconduct, Trustee shall not be liable for any act or omission or error of judgment. Trustee may rely on any document believed by him in good faith to be genuine. All money received by Trustee shall, until used or applied as herein provided, be held in trust, and Trustee shall not be liable for interest thereon. Grantor shall indemnify Trustee against all liability and expenses that he may incur in the performance of his duties hereunder except for gross negligence or willful misconduct.

38. Receipt of Copy. Grantor acknowledges that it has received a true copy of this Deed of Trust.

39. Acceptance by Trustee. Trustee accepts its duties and obligations under this Deed of Trust and the Credit Documents when this Deed of Trust, duly executed and acknowledged, is made a public record as provided by law.

40. Grantor’s Waivers. Grantor waives, to the extent permitted by law, (a) the benefit of all laws now existing or that may hereafter be enacted providing for any appraisement before sale of any portion of the Property, (b) all rights and remedies which Grantor may have or be able to assert by reason of the laws of the State of California pertaining to the rights and remedies of sureties, (c) the right to assert any statute of limitations as a bar to the enforcement of the lien of this Deed of Trust or to any action brought to enforce the Obligations, (d) any rights, legal or equitable, to require marshalling of assets or to require foreclosure sales in a particular order, including any rights under California Civil Code Sections 2899 and 3433, and all rights of Grantor under California Civil Code Section 2822. Beneficiary shall have the right to determine the order in which any portion of the Trust Property is subject to the remedies herein and the order in which the Obligations are satisfied by proceeds realized by such remedies. Beneficiary shall have the right to determine the order in which any portion of the Trust Property is subject to the remedies herein and the order in which the Obligations are satisfied by proceeds realized by such remedies.

41. Request for Notice. In accordance with California Civil Code Section 2924b, a request is hereby made by Grantor that a copy of any notice of default and a copy of any notice of sale under this Deed of Trust be mailed to Grantor at Grantor’s address set forth in the first paragraph of this Deed of Trust.

42. Non-Residential Property. This Deed of Trust does not cover real property principally improved by one or more structures containing in the aggregate four (4) or less residential dwelling units and at all times constitutes a commercial deed of trust.

43. Environmental Default and Remedies. In the event that any portion of the Trust Property is determined to be “environmentally impaired” (as “environmentally impaired” is defined in California Code of Civil Procedure Section 726.5(e)(3)) or to be an “affected parcel” (as “affected parcel” is defined in California Code of Civil Procedure Section 726.5(e)(1)), then, without otherwise limiting or in any way affecting Beneficiary’s or Trustee’s right sand remedies under this Deed of Trust, Beneficiary may elect to exercise its right under California Code of Civil Procedure Section 726.5(a) to (1) waive its lien on such environmentally impaired or affected parcel portion of the Trust Property and (2) exercise (i) the rights and remedies of an unsecured creditor, including reduction of its claim against Grantor to judgment, and (ii) any other rights and remedies permitted by law. All costs and expenses, including, but not limited to, attorneys and paralegals’ fees and costs and courts costs incurred by Beneficiary in connection with any action commenced under this Section, including any action required by California Code of Civil Procedure Section 726.5(b) to determine the degree to which the Trust Property is environmentally impaired, plus interest thereon at the Default Rate, provided that such interest rate shall not exceed the maximum interest rate permitted by law, until paid, shall be added to the Obligations secured by this Deed of Trust and shall be due and payable to Beneficiary upon its demand made at any time following the conclusion of such action.

This Deed of Trust has been duly executed by Grantor as of the date first above written and is intended to be effective as of such date.

FENDER MUSICAL INSTRUMENTS CORPORATION

By:
Name:
Title:

State of	)
)
County of	)

On this              day of June, 2007, before me,                     , a Notary Public in and for the State of California, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal	(Seal)

Signature

My commission expires:

Schedule A

Description of the Land

All that certain real property situated in the County of Riverside, State of California, described as follows:

Parcel A:

Lot 3 of that certain Lot Line Adjustment Resolution No. LLA 02-034 recorded August 1, 2003 as Instrument No. 2003-584434 of Official Records, more particularly described as follows:

Lots 2 and 3 of Tract No. 22187 as shown by Map in Book 212, Pages 10 through 13 of Maps, records of Riverside County, more particularly described as follows:

Beginning at the most Easterly corner of said Lot 2; Thence South 45° 28’ 59” West along the Southeasterly line of said Lot 2, 127.87 feet to a point on a tangent 556.00 foot radius curve, concave Northwesterly to which a radial line bears South 44° 31’ 01” East;

Thence Westerly along said curve 328.67 feet through a central angle of 33° 52’ 09” to a point to which radial line bears South 10° 38’ 52” East to the most Southerly corner of said Lot 2; Thence North 10° 38’ 52” West, 59.72 feet; Thence North 47° 59’ 02” West, 268.95 feet to the most Easterly corner of said Lot 3; Thence South 83° 42’ 04” West along the Southerly line of said Lot 3, 408.48 feet to a point on a non-tangent 49.50 foot radius curve, concave Southwesterly to which a radial line bears North 76° 44’ 25” East said curve being the right of way of Cessna Circle; Thence Northwesterly along said curve 73.99 feet through a central angle of 84° 57’ 18” to a point to which radial line bears North 08° 12’ 53” West; Thence North 20° 41’ 53” West along the Westerly line of said Lot 3, 107.05 feet; Thence North 42° 10’ 10” East along the Northwesterly line of said Lot 3, 660.00 feet to the most Northerly corner of said Lot 2; Thence South 47° 59’ 03” East along the Northeasterly line of said Lot 2, 868.34 feet to the point of beginning.

Excepting therefrom and reserving unto Michael J. Yorba and Marcos A. Yorba, as Successor Co-Trustees of the Rancho P.S. Yorba Trust dated June 14, 1974 by Grant Deed recorded December 15, 1988 as Document No. 88-368173 of Official Records, all oil, gas, and mineral rights in said land below a depth of 500 feet without the right of surface entry as reserved in previous deeds of record.

Parcel B:

Lot 4 of Tract 22187, in the City of Corona, County of Riverside, State of California, as shown by Map on file in Book 212, Page(s) 10, 11, 12 and 13, of Maps, Riverside County Records.

Excepting therefrom and reserving unto Michael J. Yorba and Marcos A. Yorba, as Successor Co-Trustees of The Rancho P.S. Yorba Trust dated June 14, 1974 by Grant Deed recorded December 15, 1988 as Instrument No. 88-368173 of Official Records, all oil, gas and mineral rights in said land below a depth of 500 feet without the right of surface entry as reserved in previous deeds of record.

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Revolving Facility Credit Agreement, dated as of June [7], 2007 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among FENDER MUSICAL INSTRUMENTS CORPORATION (the “Borrower”), the Lenders party thereto, the Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.17(d) of the Credit Agreement.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Exhibit E

Schedule 1

to Assignment and Assumption with respect to

the Revolving Facility Credit Agreement, dated as of June [7], 2007 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among FENDER MUSICAL

INSTRUMENTS CORPORATION (the “Borrower”), the Lenders party thereto, the Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned
	$	. %

[Name of Assignee]	[Name of Assignor]

By:	By:
Title:	Title:

Accepted for Recordation in the Register:	Required Consents (if any):

, as	[Name of Borrower]
Administrative Agent

By:	By:
Title:	Title:
, as
Administrative Agent

By:
Title:

, as
Issuing Bank

By:
Title:

Exhibit E

June 7, 2007

JPMorgan Chase Bank, N.A.

as Term Facility Agent and

as Revolving Facility Agent

The Lenders party to the Credit Agreements defined below.

Ladies and Gentlemen:

We have acted as transaction counsel to Fender Musical Instruments Corporation, a Delaware corporation (the “Borrower”), Fender Asia Pacific Corp., a Delaware corporation (“Fender Asia”), Jackson/Charvel Manufacturing, Inc., a Delaware corporation (“Jackson”), and Fender International Corporation, a Delaware corporation (“FIC” and, together with the Borrower, Fender Asia and Jackson, the “Fender Companies” and each, a “Fender Company”) in connection with the following:

(1) the Term Facility Credit Agreement, dated as of June 7, 2007 (the “Term Credit Agreement”), among Borrower, the several banks and other financial institutions or entities from time to time party thereto (the Term Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the Term Facility Agent”), and Goldman Sachs Credit Partners L.P., as syndication agent,

(2) the Revolving Facility Credit Agreement, dated as of June 7, 2007 (the “Revolving Credit Agreement”, and together with the Term Credit Agreement, the “Credit Agreements”), among the Borrower, the several banks and other financial institutions or entities from time to time party thereto (the “Revolving Lenders” and, together with the Term Lenders, the “Lenders”), The CIT Group/Commercial Services, Inc. and Wachovia Bank, National Association, as co-documentation agents, Wells Fargo Bank, National Association, as syndication agent, and JPMorgan Chase Bank, N.A., as the Administrative Agent (in such capacity, the “Revolving Facility Agent”),

(3) the Term Facility Guarantee and Collateral Agreement, dated as of June 7, 2007 (the “Term Guarantee and Collateral Agreement”), made by the Borrower and the other Fender Companies in favor of the Term Facility Agent,

(4) the Revolving Facility Guarantee and Collateral Agreement, dated as of June 7, 2007 (the “Revolving Guarantee and Collateral Agreement”, and together with

JPMorgan Chase Bank, N.A.

The Lenders party to the Credit Agreements

Page -2-

the Term Guarantee and Collateral Agreement, the “Guarantee and Collateral Agreements”), made by the Borrower and the other Fender Companies in favor of the Revolving Facility Agent;

(5) the Intercreditor Agreement, dated as of June 7, 2007 (the “Intercreditor Agreement”) among the Borrower, the other Fender Companies, the Term Facility Agent and the Revolving Facility Agent;

(6) the Undisclosed (First) Pledge of Movable Assets, dated as of June 7, 2007 (the “Dutch First Pledge”) between FIC and the Revolving Facility Agent; and

(7) the Undisclosed (Second) Pledge of Movable Assets, dated as of June 7, 2007 (the “Dutch Second Pledge” and, together with the Dutch First Pledge, the “Dutch Pledges”) between FIC and the Revolving Facility Agent.

For purposes of this opinion letter, (a) the term “Financing Statements” means the eight financing statements attached as Exhibits hereto, and (b) the term “Intellectual Property Security Agreements” means the Guarantee and Collateral Agreements, together with the following: (1) the Grant of Security Interest in Trademark Rights dated as of June 7, 2007, made by the Borrower and by Jackson in favor of JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders parties to the Term Credit Agreement, (2) the Grant of Security Interest in Trademark Rights dated as of June 7, 2007 made by the Borrower and by Jackson in favor of JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders parties to the Revolving Credit Agreement, (3) the Grant of Security Interest in Patent Rights dated as of June 7, 2007, made by the Borrower in favor of JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders parties to the Term Credit Agreement, (4) the Grant of Security Interest in Patent Rights dated as of June 7, 2007, made by the Borrower in favor of JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders parties to the Revolving Credit Agreement, (5) the Grant of Security Interest in Copyright Rights dated as of June 7, 2007, made by the Borrower in favor of JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders parties to the Term Credit Agreement, and (6) the Grant of Security Interest in Copyright Rights dated as of June 7, 2007, made by the Borrower in favor of JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders parties to the Revolving Credit Agreement. Capitalized terms used herein but not defined herein have the meanings assigned to them in the Credit Agreements.

We have examined executed counterparts of the Credit Agreements, the Guarantee and Collateral Agreements, and the Intellectual Property Security Agreements, and originals or certified, conformed or photographic copies of such corporate records, certificates, and other documents, and such matters of law as we have deemed necessary or appropriate for purposes of this opinion.

Upon the basis of such examination, it is our opinion that:

1. Each of the Fender Companies is a validly existing corporation in good standing under the laws of the State of Delaware.

JPMorgan Chase Bank, N.A.

The Lenders party to the Credit Agreements

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2. Each of the Credit Agreements, the Guarantee and Collateral Agreements, the Intellectual Property Security Agreements, the Intercreditor Agreement, and the Dutch Pledges has been duly authorized, executed and delivered by each Fender Company party thereto.

3. The Credit Agreements and the Guarantee and Collateral Agreements each constitute a valid and legally binding obligation of each Fender Company party thereto enforceable against such Fender Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

4. The execution and delivery by each Fender Company of the Credit Agreements, the Guarantee and Collateral Agreements, and the Intellectual Property Security Agreements to which such Fender Company is a party, the borrowings in accordance with the terms of the Credit Agreements, the performance of the payment obligations of each Fender Company thereunder and the granting of the security interests to be granted by each Fender Company pursuant thereto will not result in a violation by such Fender Company of any United States Federal or New York State statute or the provisions of the Delaware General Corporation Law.

5. The Revolving Guarantee and Collateral Agreement is effective under the Uniform Commercial Code as in effect in the State of New York (the “UCC”) to create in favor of the Revolving Facility Agent for the benefit of the Revolving Facility Lenders, a security interest (the “Revolving Security Interest”) in each Grantor’s right, title and interest, if any, in the Collateral as defined and described therein (the “Revolving Collateral”) to the extent a security interest in such Revolving Collateral may be created under the UCC. The Term Guarantee and Collateral Agreement is effective under the UCC to create in favor of the Term Facility Agent for the benefit of the Term Facility Lenders, a security interest (the “Term Security Interest”) in each Grantor’s right, title and interest, if any, in the Collateral as defined and described therein (the “Term Collateral”) to the extent a security interest in such Term Collateral may be created under the UCC.

6. Each of the Financing Statements is in appropriate form for filing in the office of the Secretary of State of the State of Delaware. Upon the filing in the office of the Secretary of State of the State of Delaware of each of the Financing Statements relating to the Revolving Security Interest, the Revolving Security Interest in that portion of the Revolving Collateral in which a security interest may be perfected by the filing of a financing statement under the Uniform Commercial Code of the State of Delaware will be perfected. Upon the filing in the office of the Secretary of State of the State of Delaware of each of the Financing Statements relating to the Term Security Interest, the Term Security Interest in that portion of the Term Collateral in which a security interest may be

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The Lenders party to the Credit Agreements

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perfected by the filing of a financing statement under the Uniform Commercial Code of the State of Delaware will be perfected.

7. Upon delivery in the State of New York to the Revolving Facility Agent for the benefit of the Revolving Lenders of the certificates representing the investment property identified on Exhibit F to the Revolving Guarantee and Collateral Agreement (the “Pledged Securities”) in registered form, indorsed in blank by an effective indorsement or accompanied by undated stock powers with respect thereto duly indorsed in blank by an effective indorsement, the Revolving Facility Agent for the benefit of the Revolving Lenders will have a perfected security interest in the Pledged Securities under the UCC. Upon delivery in the State of New York to the Term Facility Agent for the benefit of the Term Lenders of the Pledged Securities in registered form, indorsed in blank by an effective indorsement or accompanied by undated stock powers with respect thereto duly indorsed in blank by an effective indorsement, the Term Facility Agent for the benefit of the Term Lenders will have a perfected security interest in the Pledged Securities under the UCC. Assuming neither the Agents nor any of the Secured Parties has notice of any adverse claim to the Pledged Securities, the Agents will acquire the security interest in the Pledged Securities free of any adverse claim.

8. The Revolving Facility Agent will have a perfected security interest in the Deposit Accounts and Lock Boxes for the benefit of the Revolving Lenders under the UCC upon the bank with which the Deposit Accounts and Lock Boxes are maintained agreeing that (i) such bank will comply with instructions originated by the Revolving Facility Agent directing disposition of the funds in the Deposit Accounts and Lock Boxes without further consent of the Fender Company which owns the Deposit Accounts and Lock Boxes, and (ii) such bank’s agreement that the depository bank’s jurisdiction relating to the Deposit Accounts and Lock Boxes shall be the State of New York. The Term Facility Agent will have a perfected security interest in the Deposit Accounts and Lock Boxes for the benefit of the Term Lenders under the UCC upon the bank with which the Deposit Accounts and Lock Boxes are maintained agreeing that (i) such bank will comply with instructions originated by the Term Facility Agent directing disposition of the funds in the Deposit Accounts and Lock Boxes without further consent of the Fender Company which owns the Deposit Accounts and Lock Boxes, and (ii) such bank’s agreement that the depository bank’s jurisdiction relating to the Deposit Accounts and Lock Boxes shall be the State of New York.

9. None of the Fender Companies is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

10. Assuming the Borrower uses the proceeds received under the Credit Agreements in accordance with Section 3.16 of each Credit Agreement,

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The Lenders party to the Credit Agreements

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such use of proceeds by the Borrowers will not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.

11. The Security Interest in that portion of the Collateral and consisting of copyrights registered with the United States Copyright Office (with the exception of any such Collateral that has expired, lapsed or been abandoned) that are owned by a Fender Company may be perfected by the proper filing and recordation of the Copyright Security Agreement (with each such registered copyright identified in the schedules thereto) in the United States Copyright Office using appropriate recordation cover sheets and paying all necessary recordation fees, together with the filing of a financing statement in the Office of the Secretary of State of the State of Delaware.

12. The Security Interest in that portion of the Collateral and consisting of patents issued by, and applications therefor filed with, the United States Patent and Trademark Office (with the exception of any such Collateral that has expired, lapsed or been abandoned) that are owned by a Fender Company may be perfected by the proper filing and recordation of the Patent Security Agreement (with each such patent and application therefor identified in the schedules thereto) in the United States Patent and Trademark Office using appropriate recordation cover sheets and paying all necessary recordation fees, together with the filing of a financing statement in the Office of the Secretary of State of the State of Delaware.

13. The Security Interest in that portion of the Collateral and consisting of trademark and/or service mark registrations issued by, and applications therefor filed with, the United States Patent and Trademark Office (with the exception of any such Collateral that has expired, lapsed or been abandoned and the further exception of any United States intent-to-use trademark or service mark application) that are owned by a Fender Company may be perfected by the proper filing and recordation of the Trademark Security Agreement (with each such trademark and/or service mark registration and application therefor identified in the schedules thereto) in the United States Patent and Trademark Office using appropriate recordation cover sheets and paying all necessary recordation fees, together with the filing of a financing statement in the Office of the Secretary of State of the State of Delaware.

The foregoing opinions are subject to the following:

A. The obligations of the Fender Companies and the rights and remedies of the Secured Parties under the Guarantee and Collateral Agreements (i) may be subject to possible limitations upon the exercise of remedial or procedural provisions contained therein, provided that such limitations do not, in our opinion (but subject to the other comments and qualifications set forth in this opinion) make the remedies and procedures that will be afforded to the Secured Parties inadequate for the practical realization of the substantive benefits purported to be provided to the Secured Parties pursuant to such

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agreement; and (ii) are subject to limitations on the perfection of security interests in proceeds under UCC Section 9-315.

B. We have assumed that none of the Collateral consists, or will consist of “as extracted Collateral” crops, timber to be cut, consumer goods or farm products and we express no opinion as to any fixtures or goods that are to become fixtures.

C. Our opinions with respect to the validity and attachment of the grant by the Secured Parties of a security interest in Copyrights and proceeds thereof is qualified as set forth in this paragraph. Although there is case law supporting the conclusion that Copyrights and proceeds thereof are general intangibles for purposes of the UCC, the law is unclear as to whether a security interest in a Copyright and proceeds thereof is perfected before the U.S. Copyright Office issues a valid Certificate of Registration for the Copyright and a fully executed document substantially in the form of the Grant of Security Interest in Copyright Rights included as a schedule to the Guarantee and Collateral Agreements and identifying such Copyright has been within one month of its execution in the United States, or within two months of its execution outside the United States, duly recorded in the U.S. Copyright Office, including with a properly completed “Document Cover Sheet” identifying each work of ownership that is subject of each respective Certificate of Registration by its title and Certificate of Registration number. We express no opinion with respect to the perfection of any security interest in any Copyright or proceeds thereof unless and until the U.S. Copyright office has issued a valid Certificate of Registration for the Copyright and a related, fully executed Copyright Security Agreement has been duly recorded as specified above.

D. We note that the transfer upon foreclosure of any Trademarks might be invalid unless accompanied by sufficient assets and goodwill of the business with which the Trademarks are associated, or in the case of certain U.S. trademark and service mark applications, unless accompanied by a transfer of the business, or the relevant portion thereof, of the applicant.

E. We note that certain licenses of Intellectual Property may be found to be unassignable or otherwise non-transferable even in connection with a bankruptcy or transaction not involving a direct assignment of such license. In addition, licenses of Intellectual Property may, and in the case of certain licenses examined by us under which the Fender Companies are licensees do, contain provisions which prohibit the granting of security interest, invalidate a lien or terminate the license in the event a lien purports to attach thereto.

F. We have assumed that the Grantors under the Guarantee and Collateral Agreements own (beneficially and of record) all of the Collateral pledged by them and we express no opinion as the nature or extent of any Grantor’s rights in such Collateral. We note that in connection with Collateral that is comprised of patents, patent applications, and trademarks and/or service mark registrations and applications issued by or filed with (as applicable) the United States Patent and Trademark Office, and copyrights registered with the United States Copyright Office, any transfer upon

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The Lenders party to the Credit Agreements

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foreclosure would require additional filings with the United States Patent and Trademark Office or United States Copyright Office, as applicable. We further express no opinion as to the effect of a filing of security interest documents with the United States Patent and Trademark Office or United States Copyright Office in the event that the chain of title or other information recorded with such offices is inaccurate or incomplete or in the event of an error in the recordation of such documents in either such office.

G. Shares, notes, contracts, leases and other agreements, including without limitation, licenses of Intellectual Property may, and in the case of certain licenses examined by us under which the Fender Companies are licensees do, contain provisions which prohibit the granting of a security interest, invalidate a lien or terminate the license in the event a lien purports to attach thereto.

In addition, in rendering the foregoing opinion we express no opinion with respect to:

(i) any provisions of the Credit Agreements or the Guarantee and Collateral Agreements that (A) prohibit or restrict parties thereto from transferring their respective rights in the Collateral or from creating, attaching, perfecting or enforcing a security interest in such Collateral except as specified therein, (B) impose a consent requirement on such transfer or pledge, or (C) provide that such transfer or pledge giving rise to a default, breach, right of recoupment, claim, defense, termination, right of termination or remedy may be unenforceable by virtue of Sections 9-401, 9-406, 9-407, 9-408 or 9-409 of the UCC;

(ii) the validity, binding effect or enforceability of any provision of the Credit Agreements or the Guarantee and Collateral Agreements that purports to (A) permit the Secured Parties or any other person to sell or otherwise dispose of any Collateral subject thereto except in compliance with all applicable laws or (B) to impose on the Secured Parties standards for the care of any Collateral in its possession other than as provided in section 9-207 of the UCC;

(iii) the ownership, validity, enforceability, registerability, scope or ability to use any Intellectual Property;

(iv) whether the filing of the documents specified in our opinions above would be effective to perfect a security interest in patents, patent applications, trademark and service mark registrations and applications, and registered copyrights as against a subsequent purchaser for value without notice;

(v) the validity, binding effect or enforceability of any contractual provisions (a) purporting to provide indemnification of any person for any claims, damages, liabilities or expenses resulting from violation by such person of any applicable securities laws or from the consequences of the gross negligence or willful misconduct of such person or (b) to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances;

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The Lenders party to the Credit Agreements

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(vi) the validity, binding effect or enforceability of any contractual provisions as against any person other than the Fender Companies, including, without limitation, any such provisions that establish or purport to establish the priority, seniority or subordination of claims, liens, rights or obligations of any person, whether in or to collateral, as against any Fender Company or otherwise (including references or any legends to intercreditor, subordination or other similar agreements); and

(vii) as contemplated by the qualifications set forth above, we are expressing no opinion as to Federal or state laws relating to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

The opinions expressed in this opinion letter are limited to the federal law of the United States, the laws of the State of New York and the General Corporation Law and Uniform Commercial Code of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In connection with the opinions in paragraphs 4 and 5 to the extent the Delaware UCC is applicable, we have reviewed and relied solely upon the official compilation of the Delaware UCC, Title 6 of the Delaware Code, and our general familiarity with the Uniform Commercial Code in effect in other jurisdictions, and we have not reviewed, and do not purport to be expert in Delaware commercial law matters more generally.

With respect to all matters of Dutch law, we understand that you have been provided with and are relying upon the opinion, dated the date hereof, of De Brauw Blackstone Westbroek N.V., special Dutch counsel to the Lenders, delivered to you pursuant to Section 4.1(i)(iii) of the Credit Agreements.

We have also relied as to certain matters upon information obtained from public officials, officers of the Borrower and other sources believed by us to be responsible, and we have assumed that the signatures on all documents examined by us are genuine, that each of the Loan Documents (as defined in the Credit Agreements) has been duly authorized by each party thereto other than the Fender Companies and has been duly executed and delivered by each such other party thereto and assumptions which we have not independently verified.

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The Lenders party to the Credit Agreements

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This opinion is provided to the addressees as of the date hereof and is exclusively for their benefit as Lenders and their permitted assigns under the Credit Agreements as of the date hereof and may not be used or relied upon by any other persons.

Very truly yours,

/s/ Sullivan & Cromvell LLP

June 7, 2007

To the Agents and the Lenders

identified below:

Ladies and Gentlemen:

We have acted as counsel to Fender Musical Instruments Corporation, a Delaware corporation (the “Borrower”), in connection with (a) the Term Facility Credit Agreement dated as of June 7, 2007 (the “Term Credit Agreement”), among the Borrower, the lending institutions party thereto (each a “Term Lender” and, collectively, the “Term Lenders”), Goldman Sachs Credit Partners, L.P., as Syndication Agent and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (in such capacity, the “Term Agent”), and (b) the Revolving Facility Credit Agreement dated as of June 7, 2007 (the “Revolving Credit Agreement” and, together with the Term Credit Agreement, the “Credit Agreements”), among the Borrower, the lending institutions party thereto (each a “Revolving Lender” and, collectively, the “Revolving Lenders” and, together with the Term Lenders, the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent for the Revolving Lenders (the “Revolver Agent” and, together with the Term Agent, the “Agents”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Term Credit Agreement.

As such counsel and for purposes of our opinions set forth below, we have examined executed counterparts of the Credit Agreements and originals or certified, conformed or photographic copies of such corporate records, certificates, and other documents, and such matters of law as we have deemed necessary or appropriate for purposes of this opinion, including:

(i)	the Credit Agreements;

(ii)	a Deed of Trust, Security Agreement, Assignment of Leases and Rents, and Fixture Filing (the “Term Deed of Trust”), given by Borrower as grantor, to Lawyers Title Insurance Company, as trustee, for the benefit of Term Agent, as beneficiary, to be recorded in the office of the County Recorder for the County of Riverside, California (the “County Recording Office”); and

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June 7, 2007

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(iii)	a Deed of Trust, Security Agreement, Assignment of Leases and Rents, and Fixture Filing (the “Revolver Deed of Trust” and, together with the Term Deed of Trust, the “Deeds of Trust”), given by Borrower as grantor, to Lawyers Title Insurance Company, as trustee, for the benefit of Revolver Agent, as beneficiary, to be recorded in the County Recording Office.

The Credit Agreements and the Deeds of Trust are referred to herein, individually, as a “Loan Document” and, collectively, as the “Loan Documents.” As used herein, “California Collateral” means, collectively, that portion of the collateral constituting an interest in real property and included within the meaning of Trust Property as defined in the Deeds of Trust.

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization, execution and delivery of each Loan Document, and each other document referred to above by all of the parties thereto (other than the due authorization, execution and delivery of the Loan Documents by the Borrower); (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments reviewed by us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies of original documents, corporate records, certificates and other instruments reviewed by us conform to such original documents, records, certificates and other instruments; (v) the legal capacity of all individuals executing documents; (vi) that the Loan Documents are the valid and binding obligations of each of the parties thereto (other than the Borrower) under New York law (or California law, in the case of the Deed of Trust), enforceable against such parties (other than the Borrower) under New York law (or California law, in the case of the Deed of Trust) in accordance with their respective terms and have not been amended or terminated orally or in writing except as disclosed to us; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Borrower and other Persons on which we have relied for the purposes of this opinion are true and correct on and as of the date hereof; (viii) that the description in the Loan Documents of real property or interests therein is accurate and legally sufficient to enable a subsequent purchaser to identify each such property or interest, (ix) that legal, beneficial and record title to the California Collateral is, and at all times relevant to this opinion will be, vested solely in the Borrower, and (x) that the rights and remedies set forth in the Loan Documents will be exercised reasonably and in good faith and were granted without fraud or duress and for good, valuable and adequate consideration and without intent to hinder, delay or defeat any rights of any creditors or stockholders of, or other holders of equity interests in, the Borrower. As to all questions of fact material to this opinion, we have relied (without investigation, except as expressly indicated herein) upon certificates or comparable documents of officers and representatives of the Borrower and upon the representations and warranties of the Borrower contained in the Credit Agreements and other Loan Documents.

To the Agent and Lenders

June 7, 2007

3

Upon the basis of our examination and the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, it is our opinion that:

1. The Borrower has taken all necessary corporate action on its part to be taken in order to authorize the execution, delivery and performance of the Loan Documents to which it is a party and has duly executed and delivered each of the Loan Documents to which it is a party.

2. Each of the Loan Documents to which the Borrower is a party constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3. The Term Deed of Trust is in proper form for recording in the County Recording Office, complies as to form with California statutory requirements for recording in the County Recording Office and complies as to form with California statutory requirements for a financing statement filed as a fixture filing. The Term Deed of Trust is in appropriate form to create a lien on the real property and Fixtures owned by the Borrower as described therein and, upon the making of the Loan, will create in favor of the Term Agent a valid and binding lien under California real property law on the real property described in the Deed of Trust, and, when duly recorded in the County Recording Office, the Deed of Trust will constitute a perfected lien under California real property law on the real property described in the Deed of Trust; provided, however, that no opinion is rendered herein as to the priority of any such lien. No re-filing or re-recording of the Term Deed of Trust is necessary to maintain its effectiveness or priority, except that, pursuant to California Civil Code Section 882.020, the lien of such an instrument expires at and is not enforceable after the later of: (i) ten years after the maturity date or last date fixed for payment of the debt or performance of the secured obligation, if that date is ascertainable from the record, or (ii) if not so ascertainable, sixty years after the date the instrument was recorded, or (iii) if a notice of intent to preserve the lien or encumbrance is recorded prior to its expiration, pursuant to California Civil Code Section 880.310 et seq., ten years after the date that the notice of intent is recorded unless the time of expiration is again similarly extended.

4. The Revolving Deed of Trust is in proper form for recording in the County Recording Office, complies as to form with California statutory requirements for recording in the County Recording Office and complies as to form with California statutory requirements for a financing statement filed as a fixture filing. The Revolving Deed of Trust is in appropriate form to create a lien on the real property and Fixtures owned by the Borrower as described therein and, upon the making of the Loan, will create in favor of the Revolving Agent a valid and binding lien under California real property law on the real property described in the Deed of Trust, and, when duly recorded in the County Recording Office, the Deed of Trust will constitute a perfected lien under

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June 7, 2007

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California real property law on the real property described in the Deed of Trust; provided, however, that no opinion is rendered herein as to the priority of any such lien. No refiling or re-recording of the Deed of Trust is necessary to maintain its effectiveness or priority, except that, pursuant to California Civil Code Section 882.020, the lien of such an instrument expires at and is not enforceable after the later of: (i) ten years after the maturity date or last date fixed for payment of the debt or performance of the secured obligation, if that date is ascertainable from the record, or (ii) if not so ascertainable, sixty years after the date the instrument was recorded, or (iii) if a notice of intent to preserve the lien or encumbrance is recorded prior to its expiration, pursuant to California Civil Code Section 880.310 et seq., ten years after the date that the notice of intent is recorded unless the time of expiration is again similarly extended.

5. Other than recording fees and charges required to be paid upon the recordation of each Deed of Trust in the County Recording Office, no mortgage tax or filing fee is required to be paid in the State of California, the County, or any political subdivision thereof as a consequence of the execution, delivery, filing or recording of either Deed of Trust. We express no opinion, however, with respect to any income, franchise, sales, withholding, real or personal property, business license or other tax that may result from the transaction provided for in the Loan Documents or the performance of the obligations created thereby.

6. Other than the payment of the recording fees and charges required to be paid upon the recordation of each Deed of Trust in the County Recording Office, the recording of such Deed of Trust with the County Recording Office and the proper indexing of such Deed of Trust by the County Recording Office, no further action, recordation or public filing is required as a matter of California law to establish of record the rights of the parties as against the California Collateral as of the date of recording.

The foregoing opinions are subject to the following exceptions, qualifications and limitations:

A. We express no opinion with respect to any of the following (collectively, the “Excluded Laws”): (i) anti-fraud laws or other federal and state securities laws; (ii) Federal Reserve Board margin regulations; (iii) pension and employee benefit laws, e.g., ERISA; (iv) federal and state antitrust and unfair competition laws; (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Exon-Florio Act; (vi) the statutes, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and other political subdivisions (whether created or enabled through legislative action at the federal, state or regional level); (vii) federal and state environmental laws; (viii) federal and state land use and subdivision laws; (ix) federal and state tax laws; (x) federal and state laws relating to communications (including, without limitation, the Communications Act of 1934, as amended, and the

To the Agent and Lenders

June 7, 2007

5

Telecommunications Act of 1996, as amended); (xi) federal patent, copyright and trademark, state trademark and other federal and state intellectual property laws; (xii) federal and state racketeering laws, e.g., RICO; (xiii) federal and state health care laws and federal and state safety laws, e.g., OSHA; (xiv) federal and state laws concerning aviation, vessels, railway or other transportation equipment or matters; (xv) federal and state laws concerning public utilities; (xvi) federal and state labor laws; (xvii) federal and state laws and policies concerning (A) national and local emergencies, (B) possible judicial deference to acts of sovereign states including judicial acts, and (C) criminal and civil forfeiture laws; (xviii) federal and state banking and insurance laws; (xix) export, import and customs laws; (xx) the Anti-Terrorism Order, as amended, and all federal, state and local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements and policies relating to the Anti-Terrorism Order (including without limitation the Executive Order of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit and Threaten to Commit or Support Terrorism); (xxi) the USA Patriot Improvement and Reauthorization Act of 2005, its successor statutes and similar statutes in effect from time to time and the policies promulgated thereunder and any foreign assets control regulations of the United States Treasury Department or any enabling legislation or order relating thereto; and (xxii) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and in the case of each of the foregoing, all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto.

B. We express no opinion with respect to (i) the truth of the factual representations and warranties contained in the Loan Documents, (ii) the effect of the law of any jurisdiction other than the State of New York which limits the rates of interest legally chargeable or collectible, or (iii) any document or agreement other than the Loan Documents regardless of whether such document or agreement is referred to in the Loan Documents.

C. We express no opinion as to the efficacy of any statements or provisions in the Loan Documents which purport to be agreements by the parties but which are, in effect, conclusions regarding the legal characterization of certain statements or provisions in the Loan Documents or certain factual situations. Without limiting the generality of the foregoing, we express no opinion as to any provisions in the Loan Documents (1) with respect to the circumstances under which Lender might be considered to be a “mortgagee in possession” of the real property described in either Deed of Trust, or (2) with respect to whether the Loan Documents are to be construed for or against a particular party, or (3) that no merger of any fee title or leasehold interest in the real property described in either Deed of Trust shall occur except with Lender’s consent.

D. We express no opinion with respect to the effect which the introduction of extrinsic evidence as to the meaning of any Loan Document may have on the enforceability thereof.

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June 7, 2007

6

E. We express no opinion as to the effect on our opinions regarding the Loan Documents arising out of the status or activities of, or laws applicable to, the Agents, the Lenders or any other party, if any, to the Loan Documents (other than the Borrower), and, without limiting the foregoing, we are not expressing any opinion as to the effect of compliance or non-compliance by such parties with any state or federal laws or regulations applicable to the transactions contemplated by the Loan Documents because of the nature of any of their businesses.

F. Our opinion set forth in opinion paragraph 2 above is subject to (i) the effect of any applicable bankruptcy, insolvency, fraudulent transfer or fraudulent conveyance, reorganization, moratorium or similar law affecting creditors’ rights generally; (ii) the effect of public policy considerations, statutes or court decisions which may limit rights to obtain exculpation, indemnification or contribution (including, without limitation, indemnification regarding violations of the securities laws and indemnification for losses resulting from a judgment for the payment of any amount other than in United States dollars); (iii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law; and (iv) the effect of certain laws and judicial decisions which may render unenforceable in whole or in part certain rights and remedies provided in each Deed of Trust (including any thereof which conflict with, are rendered ineffective by or are not permitted under Article 9 of the Uniform Commercial Code as in effect in any applicable jurisdiction, or are in conflict with any other laws governing foreclosure and disposition procedures or limitations on attorneys’ or trustee fees), but the inclusion of such rights and remedies in the Term Deed of Trust or the Revolving Deed of Trust, as applicable, does not affect the validity of such Deed of Trust, or render such Deed of Trust inadequate for the practical realization of the security interests and liens afforded thereby, upon a material default by the Borrower in the payment of principal or interest as provided in the Term Credit Agreement or in the Revolving Credit Agreement, as applicable.

G. No opinion is expressed herein with respect to the validity, binding effect or enforceability of (i) any provision contained in the Loan Documents allowing any party to exercise any remedial rights without notice to the Borrower, (ii) any waiver of demand or notice by the Borrower, or any waiver of any rights or any defense which as a matter of law or public policy cannot be waived, (iii) any provision contained in the Loan Documents purporting to prohibit, restrict or condition the assignment of any agreement to the extent the same is rendered ineffective by Sections 9-406 through 9-409 of the Uniform Commercial Code as in effect in a relevant jurisdiction, (iv) any provision contained in the Loan Documents purporting to establish evidentiary standards, (v) any provision of the Loan Documents which purports to establish the subject matter jurisdiction of the United States District Court to adjudicate any controversy related to any of the Loan Documents, (vi) any provision of the Loan Documents which purports to

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entitle any Agent, any Lender or any other Person to specific performance of any provision thereof, (vii) any provision of the Loan Documents which requires a Person to cause another Person to take or to refrain from taking action under circumstances in which such Person does not control such other Person, (viii) any provision of the Loan Documents providing for the effectiveness of service of process by mail in any suit, action or proceeding of any nature arising in connection with or in any way relating to any Loan Document, (ix) any provision of the Loan Documents that requires waivers or amendments to be in writing insofar as such provision suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (x) any provision of the Loan Documents that states that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (xi) any liquidated damage or other provision of the Loan Documents that imposes (or is deemed or construed to impose) a penalty or forfeiture, (xii) any provision of the Loan Documents that appoints one party as an attorney-in-fact for an adverse party; (xiii) any provision of the Loan Documents that purports to limit the liability of any party thereto to third parties, (xiv) any provision of the Loan Documents that purports to waive a right to a jury trial in a judicial proceeding, (xv) any provision of the Loan Documents that states that time is of the essence; or (xvi) any provision of the Loan Documents insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes.

H. We have assumed, with your permission, that (a) each Lender is (i) a bank incorporated or organized under the laws of the United States of America or any state of the United States of America, within the meaning of Section 1 of Article XV of the California Constitution and Section 3805 of the California Financial Code, (ii) a foreign (other nation) bank under, and with the characteristics set forth in, Section 1716 of the California Financial Code, (iii) a finance lender duly licensed under the California Finance Lenders Law, Section 22000 et seq. of the California Financial Code, or (iv) a “subsidiary of a bank holding company which is not a bank,” within the meaning of Section 3707 of the California Financial Code; (b) all loans and other credit facilities under the Loan Agreement will be made by the Lenders for their own account or for the account of another person or entity that qualifies for an exemption from the interest rate limitations of California law; and (c) there is no present agreement on the part of any of the Lenders to sell participations or any other interest in the loans or other credit facilities to be made under the Loan Agreement to any person or entity other than a person or entity that also qualifies for an exemption from the interest rate limitations of California law.

I. Section 1717 of the California Civil Code provides that, in any action on a contract where the contract specifically provides that attorney’s fees and costs incurred to enforce that contract shall be awarded either to one of the parties or to the prevailing

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party, then the party that is determined to be the party prevailing in the action, whether that party is the party specified in the contract or not, shall be entitled to reasonable attorneys’ fees in addition to other costs.

J. Our opinions are limited solely to laws and regulations (other than the Excluded Laws) which in our experience are generally applicable to transactions in the nature of those contemplated by the Loan Documents between unregulated parties. Without limitation of the foregoing qualifications stated in this paragraph J, we express no opinion with respect to any matter pertaining to the construction, installation or operation of any property or assets.

K. We express no opinion with respect to (a) the right, title or interest of any Loan Party in or to any real or personal property, (b) the priority of any lien, security interest or other encumbrance, or (c) any provision of the Loan Documents purporting to encumber after-acquired real property or interests therein.

L. We express no opinion as to the validity, binding effect or enforceability of any contractual provisions as against any person other than the Borrower, including, without limitation, any such provisions that establish or purport to establish the priority, seniority or subordination of claims, liens, rights or obligations of any person, whether in or to collateral, as against the Borrower or otherwise (including references or any legends to intercreditor, subordination or other similar agreements).

M. We express no opinion as to the validity or enforceability of any provision of any Loan Document that: (i) requires a borrower to provide hazard insurance coverage against risks in an amount exceeding the replacement value of any improvements to real property, (ii) imposes requirements respecting impound accounts in conflict with applicable law, (iii) provides for the application of insurance or condemnation proceeds to reduce indebtedness in conflict with applicable law, (iv) purports to assign rents, issues and profits absolutely and not as security, (v) contains a waiver of any party’s statutory right to reinstate a secured obligation by paying the delinquent amounts of the fully accelerated debt at any time prior to the time provided by statute, (vi) purports to allow any Lender or any Agent to pursue a foreclosure of the California Collateral other than in accordance with California state law, (vii) indemnifies any party against its own negligence or willful misconduct, (viii) conflicts with the provisions of California law relating to real property antideficiency, fair value and one form of action rules, (ix) provide for the acceleration of any indebtedness upon any transfer or further encumbrance of any of the collateral for any loan, or upon a change of ownership of any entity which directly or indirectly owns any interest in any such collateral, except to the extent that (A) such provisions are made enforceable pursuant to the federal preemption afforded by the Garn-St. Germain Depository Institutions Act of 1982, as set forth at 12 U.S.C. Section 1701j-3 and the regulations adopted pursuant thereto or (B) enforcement is reasonably necessary to protect against impairment of the lender’s security or an increase in the risk of default, (ix) provide for penalties, liquidated damages, acceleration

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of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges and increased interest rates upon default, (x) provide that time is of the essence, or (xi) provide for confession of judgment.

N. Under California law certain remedies, waivers and other provisions of the Loan Documents may not be enforceable; nevertheless, subject to the limitations and qualifications expressed elsewhere in this opinion letter, upon a material default by the Borrower in the payment of principal or interest thereon as provided, in the case of the Term Loan, the Term Credit Agreement or Term Deed of Trust, or, in the case of the Revolving Loan, the Revolving Credit Agreement or Revolving Deed of Trust, such unenforceability will not preclude (i) the acceleration of the obligation of the Borrower to repay such principal and interest, and (ii) the foreclosure in accordance with California law of the security interest in the California Collateral secured by the applicable Deed of Trust.

O. We advise you that the only method clearly established under California law for enforcement of an assignment of rents is by appointment of a receiver by a court in an action for specific performance of the provisions of the Deed of Trust providing for the assignment of rents. The appointment of a receiver in the State of California requires a proceeding in equity. An action to enforce an assignment of rents provision in a deed of trust would likely be brought under California Code of Civil Procedure Section 564(b)(11), which authorizes the appointment of a receiver “in an action by a secured lender for specific performance of an assignment of rents provision in a deed of trust, mortgage or separate assignment document” The appointment of a receiver under Section 564(b)(l1) is a discretionary decision of the court and a creditor is not entitled to the appointment of a receiver as a matter of right.

P. In furtherance of the limitations set forth above, we advise you of the following provisions of California law:

(i) Section 726 of the California Code Civil Procedure provides that any action to recover on a debt or other right secured by a mortgage or a deed of trust on real property must comply with the requirements of that section, which requirements relate to and specify the procedures for the sale of encumbered property, the application of proceeds, the rendition in certain cases of a deficiency judgment and other related matters. We advise you that in such an action or proceeding, the debtor may require the creditor to exhaust all of its security before a personal judgment may be obtained against the debtor for a deficiency. We also advise you that failure to comply with the provisions of Section 726 (including an attempt to exercise a right to set off with respect to any funds of any Loan Party that may be deposited with you from time to time and with respect to which you do not hold a perfected security interest) may result in the loss of your lien on the real property collateral and the loss of your right to a deficiency judgment. See, e.g., Walker v. Community Bank, 10 Cal. 3d 729, 518 P.2d 329, 111 Cal. Rptr. 897 (1974); Security Pacific National Bank v. Wozab, 51 Cal. 3d 991, 800 P.2d 557,

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275 Cal. Rptr. 201 (1990). For example, in Security Pacific National Bank v. Wozab, supra, the lender was held to have lost its lien on real property security by exercising a right of setoff with respect to funds of the borrower deposited with the lender and as to which the lender did not have a security interest. We further advise you that both the recovery of a judgment in an action on a note and a creditor’s securing a pre-judgment writ of attachment on assets in another jurisdiction have been held to release the mortgage lien on California realty. Ould v. Stoddard, 54 Cal. 613 (1880); Shin v. Superior Court, 26 Cal. App. 4th 542 (1994).

(ii) Section 580a of the California Code of Civil Procedure provides that a creditor to whom a deed of trust or mortgage on real property or any interest therein was given may not seek a money judgment upon the secured obligation after sale of the encumbered property by power of sale unless such action for a money judgment is brought within three months after the date of sale and is limited to a deficiency judgment based on the greater of the amount for which the property was sold or the fair market value of the property at the time of sale (as determined by a probate referee). A money judgment could not be sought by the creditor which held the non-judicial foreclosure sale under its deed of trust or mortgage as a deficiency action by the foreclosing creditor would be prohibited in any event by Section 580d of the California Code of Civil Procedure (discussed below). However, Section 580a has been held to apply to a sold-out junior lienholder which purchased its former security by bidding at a trustee’s sale conducted under the senior deed of trust (see, e.g., Walter E. Heller Western, Inc. v. Bloxham, 176 Cal. App. 3d 266, 221 Cal. Rptr. 425 (1985).

(iii) Section 580d of the California Code of Civil Procedure provides that no deficiency judgment shall be rendered upon a note secured by a deed of trust or mortgage on real property after sale of the real property under the power of sale contained in such deed of trust or mortgage.

(iv) Section 2924c of the California Civil Code provides that whenever the maturity of an obligation secured by a deed of trust or mortgage on real property is accelerated by reason of a default in the payment of interest or in the payment of any installment of principal or other sums secured thereby, or by reason of failure of the trustor or mortgagor to pay taxes, assessments or insurance premiums, the trustor or mortgagor and certain other specified persons (including any junior or subordinate lienholders) have the right, to be exercised at any time within the reinstatement period described in such section, to cure such default by paying the entire amount then due (including certain reasonable costs and expenses incurred in enforcing such obligations but excluding any principal amount that would not then be due had no default occurred) and thereby cure the default and reinstate such deed of trust or mortgage and the obligations secured thereby to the same effect as if no acceleration had occurred. If the power of sale in the deed of trust or mortgage is not exercised, such reinstatement right may be exercised at any time prior to entry of the decree of foreclosure.

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(v) Section 726.5 of the California Code of Civil Procedure authorizes, under certain circumstances, a real estate-secured commercial lender to waive its lien against a parcel of “environmentally impaired” security (as therein defined) and sue the borrower without foreclosing on the real property collateral for the loan.

(vi) Section 736 of the California Code of Civil Procedure permits a lender, under certain circumstances, to sue for breach of contract relating to any “environmental provisions” (as therein defined) concerning real property security without foreclosing on the real property security or in an action brought following foreclosure, whether judicial or non-judicial.

(vii) Enforceability as it relates to personal property is subject to the effect of the Uniform Commercial Code as in effect in the State of California (the “California UCC”) and the provisions of California law governing the creation, perfection and enforcement of security interests in personal property and fixtures, including, but not limited to, the unenforceability, under certain circumstances, of provisions permitting a secured party to determine the terms and manner of the disposition of such collateral, where such terms and manner of disposition may not be commercially reasonable. We express no opinion concerning the creation, attachment, perfection or enforceability of any security interest or lien in or on any personal property collateral described in the Deeds of Trust.

Q. The California Supreme Court has ruled that an express pre-dispute waiver of a jury trial is not enforceable. Accordingly, we express no opinion as to the legal validity or enforceability of any provisions in the Deeds of Trust which purport to provide for a pre-dispute waiver of a jury trial waiver. Grafton Partners LP v. The Superior Court of Alameda County, 36 Cal. 4th 944 (2005).

R. We express no opinion herein as to the valid and binding obligations of the Borrower or the enforceability of such obligations against the Borrower, (i) under California law with respect to any of the New York Loan Documents, or (ii) under New York law with respect to the Deeds of Trust.

S. We advise you that the enforceability of waivers of the following may be limited on statutory or public policy grounds: (i) broadly or vaguely stated rights, (ii) the benefits of statutory, regulatory or constitutional rights, (iii) unknown future defenses, or (iv) rights to damages.

T. No opinion is expressed herein with respect to the validity, binding effect or enforceability of (i) any provision of the Loan Documents which purports to change or waive rules of evidence, or fix the method or quantum of proof to be applied in litigation or other adversarial proceedings; (ii) any provision of the Loan Documents purporting to effect a confession of judgment (in this regard, we draw your attention to the procedural

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requirements therefor contained in California Code of Civil Procedure Sections 1132 through 1134 and successor provisions); and (iii) any provision of the Loan Documents relating to the appointment of receivers (including any provision purporting to effect the pre-default consent by any Loan Party to any such appointment).

U. California statutes and case law impose limitations on waivers of statutes of limitation including those by agreement.

V. We express no opinion as to the validity or enforceability of any intercreditor agreement as among the Agents or the Lenders or as to the priority of their interests as against one another or as against other creditors of the Borrower.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein (including, without limitation, qualification paragraph A with respect to Excluded Laws), we express no opinion with regard to any law other than (i) the internal laws of the State of New York and California, as applicable and (ii) to the extent set forth in opinion paragraph 1 above with respect to the Borrower, the Delaware General Corporation Law (based solely upon our review of a standard compilation thereof).

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent, other than we hereby consent to reliance upon the terms and conditions specified herein by future assignees of your interest under the Term Credit Agreement or the Revolving Credit Agreement pursuant to an assignment that is made and consented to under the applicable Credit Agreement, on the condition and express understanding and agreement that (i) this opinion letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to consider its applicability or correctness to any such assignee, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

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This opinion is rendered to you as of the date hereof and is not to be deemed to have been reissued or updated by any subsequent delivery of a copy hereof. Further, we do not undertake to and will not be required to advise you or any other Person with regard to any change after the date hereof in the circumstances or law that may bear on the matters or the conclusions set forth in this opinion.

Very truly yours,

/s/ Sullivan & Cromvell LLP

June 7, 2007

Ladies and Gentlemen:

You have asked me to provide certain opinions in connection the Term Facility Credit Agreement, dated as of June 7, 2007 (as amended, supplemented or otherwise modified from time to time (the “Revolving Credit Agreement”), among FENDER MUSICAL INSTRUMENTS CORPORATION, the Lenders party thereto, the Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent, and the Revolving Facility Credit Agreement, dated as of June 7, 2007 (as amended, supplemented or otherwise modified from time to time (the “Revolving Credit Agreement”), among FENDER MUSICAL INSTRUMENTS CORPORATION, the Lenders party thereto, the Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (the Revolving Credit Agreement and the Term Credit Agreement, together, the “Credit Agreements”).

I am the Chief Legal Officer of each of Fender Musical Instruments Corporation, a Delaware corporation (“FMIC”), Fender Asia Pacific Corp., a Delaware corporation (“Fender Asia”), Jackson/Charvel Manufacturing, Inc., a Delaware corporation (“Jackson”), and Fender International Corporation, (“FIC” and, together with the Borrower, Fender Asia and Jackson, the “Fender Companies” and each, a “Fender Company”). FMIC is the sole stockholder of each of Fender Asia, Jackson and FIC.

In preparation for delivery of this opinion, I have examined, or have arranged for the examination by an attorney or attorneys under my general supervision of, the following documents:

(1) the Term Facility Credit Agreement, dated as of June 7, 2007 (the “Term Credit Agreement”), among Borrower, the several banks and other financial institutions or entities from time to time party thereto (the “Term Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Term Facility Agent”), and Goldman Sachs Credit Partners L.P., as syndication agent,

(2) the Revolving Facility Credit Agreement, dated as of June 7, 2007 (the “Revolving Credit Agreement”, and together with the Term Credit Agreement, the

                                     1946 DIAMOND ANNIVERSARY 2006

“Credit Agreements”), among the Borrower, the several banks and other financial institutions or entities from time to time party thereto (the “Revolving Lenders” and, together with the Term Lenders, the “Lenders”), The CIT Group/Commercial Services, Inc. and Wachovia Bank, National Association, as co-documentation agents, Wells Fargo Bank, National Association, as syndication agent, and JPMorgan Chase Bank, N.A., as the Administrative Agent (in such capacity, the “Revolving Facility Agent”),

(3) the Term Facility Guarantee and Collateral Agreement, dated as of June 7, 2007 (the “Term Guarantee and Collateral Agreement”), made by the Borrower and the other Fender Companies in favor of the Term Facility Agent,

(4) the Revolving Facility Guarantee and Collateral Agreement, dated as of June 7, 2007 (the “Revolving Guarantee and Collateral Agreement”, and together with the Term Guarantee and Collateral Agreement, the “Guarantee and Collateral Agreements”), made by the Borrower and the other Fender Companies in favor of the Revolving Facility Agent;

(5) the Intercreditor Agreement, dated as of June 7, 2007 (the “Intercreditor Agreement”), among the Borrower, the other Fender Companies, the Term Facility Agent and the Revolving Facility Agent;

(6) the Security Documents (as defined below);

(7) the Undisclosed (First) Pledge of Movable Assets, dated as of June 7, 2007 (the “Dutch First Pledge”) between FIC and the Revolving Facility Agent; and

(8) the Undisclosed (Second) Pledge of Movable Assets, dated as of June 7, 2007 (the “Dutch Second Pledge” and, together with the Dutch First Pledge, the “Dutch Pledges”) between FIC and the Revolving Facility Agent.

For purposes of this opinion letter the term “Security Documents” shall include the following: (a) the UCC financing statements for each of Fender Asia Pacific Corp., Fender International Corp., Fender Musical Instruments Corp. and Jackson/Charvel Manufacturing, Inc., each naming JPMorgan Chase Bank, N.A. as administrative agent for each of the Term Credit Agreement and the Revolving Credit Agreement and each filed on June 7, 2007 and (b) the term “Intellectual Property Security Agreements” means the Guarantee and Collateral Agreements, together with the following: (1) the Grant of Security Interest in Trademark Rights dated as of June 7, 2007, made by the Borrower and the other Fender Companies in favor of JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders parties to the Term Credit Agreement, (2) the Grant of Security Interest in Trademark Rights dated as of June 7, 2007 made by the Borrower and the other Fender Companies in favor of JPMorgan Chase Bank, NA., as the Administrative Agent for the Lenders parties to the Revolving Credit Agreement, (3) the Grant of Security Interest in Patent Rights dated as of June 7, 2007, made by the Borrower and the other Fender Companies in favor of JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders parties to the Term Credit Agreement, (4) the

Grant of Security Interest in Patent Rights dated as of June 7, 2007, made by the Borrower and the other Fender Companies in favor of JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders parties to the Revolving Credit Agreement, (5) the Grant of Security Interest in Copyright Rights dated as of June 7, 2007, made by the Borrower and the other Fender Companies in favor of JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders parties to the Term Credit Agreement, and (6) the Grant of Security Interest in Copyright Rights dated as of June 7, 2007, made by the Borrower and the other Fender Companies in favor of JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders parties to the Revolving Credit Agreement. Capitalized terms used herein but not defined herein have the meanings assigned to them in the Credit Agreements.

I, or an attorney or attorneys under my general supervision, have also examined such corporate records of the Fender Companies, certificates of public officials and of officers of the Fender Companies and agreements, instruments and other documents as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I or such attorneys have, when relevant facts were not independently established by me or by them, relied upon representations or certificates of the Fender Companies or their officers or public officials. I have assumed (i) the due execution and delivery, pursuant to due authorization, of the Agreements by all parties thereto other than FMIC, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to the originals of all documents submitted to me as copies and (iv) the genuineness of all signatures (other than those of the Fender Companies).

I, or an attorney or attorneys under my general supervision, have made such examination of law as in my or their judgment is necessary or appropriate for purposes of this opinion.

Based on the foregoing and subject to the limitations stated herein, I am of the opinion that as of the date set forth above:

1. The execution and delivery by each Fender Company of the Loan Documents to which it is a party, its borrowings in accordance with the terms of the Loan Documents, performance of its payment obligations thereunder and granting of the security interests to be granted by it pursuant to Security Documents (a) will not result in any violation of (1) the Certificate of Incorporation or By-Laws of such Fender Company, (2) any order known to me issued by any court or governmental agency or body to which such Credit Party is subject, (b) to my knowledge will not result in a default under the terms of any material lease, indenture, agreement or instrument to which such Fender Company is a party and (c) to my knowledge will not result in, or require the creation or imposition of any Lien on any of the properties owned by, or revenues of, any Fender Company, pursuant to any Requirement of Law or material lease, indenture, agreement or instrument to which such Fender Company is a party (other than the Liens created by the Security Documents), in each case, except as would not reasonably be expected to constitute a Material Adverse Effect.

2. Each of the Fender Companies has the power and authority, and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that any such failure would not constitute a Material Adverse Effect.

3. To my knowledge and other than as identified in the Agreements, there is no action, suit or proceeding now pending before or by any court, arbitrator or governmental agency, body or official to which any Fender Company is a party or to which the business, assets or property of any Fender Company is subject, and no such action, suit or proceeding is threatened to which any Fender Company would be a party or to which the business, assets or property of any Fender Company would be subject, that in either case questions the validity of the Loan Documents, in each case, except as would not reasonably be expected to constitute a Material Adverse Effect.

Sincerely Yours,

/s/ Mark D. Van Vleet
Mark D. Van Vleet

Advocation Notarieson [ILLEGIBLE] DE BRAUW BLACK STONE WESTBROEK

JPMorgan Chase Bank, N.A. (the “Pledgee”)	660 Fifth Avenue, 4th Floor New York, NY 10019-6108 T +1 212 259 4100 F +1 212 258 4111

Date June 7, 2007	Mr Bemand Spoor-advocart
Our ref. 92001546\1003(final)-1134

Dear sirs,

Fender

Assets Deeds of Pledge

1	Introduction

I have acted on behalf of De Brauw Blackstone Westbroek New York as Dutch legal adviser (advocaat) to the Pledgee In connection with the Assets Deeds of Pledge (as defined below). I have taken instructions solely from Simpson Thacher & Bartlett LLP, US legal advisor to the Pledgee.

2	Dutch Law

This opinion is limited to Dutch law as applied by the Dutch courts and published and in effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, Dutch law.

3	Scope of Inquiry; definitions

For the purpose of this opinion, I have examined the following documents:

3.1	A print of an e-mailed copy received by me on June 7, 2007 of an executed copy of a deed of undisclosed (first) pledge of moveable assets dated June 7,

[ILLEGIBLE]

[ILLEGIBLE]

DE BRAUW

        BLACK STONE

    WESTBROEK

2007 between Fender International Corporation as pledgor (the “Pledgor”) and the Pledges as pledgee (the “First Assets Deed of Pledge”) and providing for a first ranking undisclosed pledge (the “First Assets Pledge”) on the existing and future assets referred to therein (the “Assets”).

3.2	A print of an e-mailed copy received by me on June 7, 2007 of an executed copy of a deed of undisclosed (second) pledge of moveable assets dated June 7, 2007 between the Pledgor and the Pledgee as pledgee (the “Second Assets Deed of Pledge”) and providing for a second ranking undisclosed pledge (the “Second Assets Pledge”) on the Assets.

3.3	A print of an e-mailed copy received by me on June 7, 2007 of an executed copy of a revolving facility guarantee and collateral agreement dated June 7, 2007, between, inter alia. Fender Musical Instruments Corporation as the borrower, the Pledgor as grantor and the Pledgee as administrative agent.

3.4	A print of an e-mailed copy received by me on June 7, 2007 of an executed copy of a term facility guarantee and collateral agreement dated June 7, 2007, between, Inter alia, Fender Musical Instruments Corporation as the borrower, the Pledgor as grantor and the Pledgee as administrative agent.

3.5	A print of an e-mailed copy received by me on June 7, 2007 of an executed copy of a revolving facility credit agreement dated June 7, 2007, between, inter alia. Fender Musical Instruments Corporation as borrower, the lenders named therein, The CIT Group/Commercial Services, Inc. and Wachovia Capital Finance Corporation (Western) as co-documentation agents, Wells Fargo Bank, National Association as syndication agent and the Pledgee as administrative agent.

3.6	A print of an e-mailed copy received by me on June 7, 2007 of an executed copy of a term facility credit agreement dated June 7, 2007, between, infer alia, Fender Musical Instruments Corporation as borrower, the Pledgee as administrative agent and Goldman Sachs Credit Partners L.P. as syndication agent.

I have not examined any document, and do not express an opinion on any document or any reference to it, other than the documents listed in this paragraph 3. My examination has been limited to the text of the documents and I have not Investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

DE BRAUW

        BLACK STONE

    WESTBROEK

3.7	In this opinion:

“Assets Deeds of Pledge” means the First Assets Deed of Pledge Agreement and the Second Assets Deed of Pledge, each an “Assets Deed of Pledge”,

“Assets Pledges” means the First Assets Pledge and the Second Assets Pledge, each an “Assets Pledge”.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the Individual concerned.

4.3	Each Assets Deed of Pledge is within the capacity and powers of, and has been validly authorised and entered into by each party.

4.4	Each Assets Deed of Pledge has been or will have been registered with the competent Dutch tax authorities.

4.5	The obligations secured by each Assets Pledge:

(a)	are obligations to pay an amount of money within the meaning of Section 3:227 subsection 1 Civil Code (Burgerlijk Wetbook, “CC”):

(b)	are sufficiently identifiable (voldoende bepealbaar) within the meaning of Section 3:231 subsection 2 CC; and

(c)	shall not be modified in any material way.

4.6	Each Asset is or, where future Assets are concerned, will be:

(a)	an Independent (zelfstandig) movable object and not a registered object (roerende zaak, niet-reglstergood);

(b)	physically located in the Netherlands at (i) the time of the registration of the Assets Deed of Pledge concerned with the competent tax Dutch authorities as referred to in paragraph 4.4, or in respect of future Assets only, at the later of that time and the time when the Pledgor acquires the Asset, and (II) at any time thereafter;

DE BRAUW

        BLACK STONE

    WESTBROEK

(c)	not in international transit; and

(d)	not a paper embodying a right in bearer or order form,

4.7	Each Asset is sufficiently Identified (met voldoende bepaaldheld omschreven) In the Assets Deed of Pledge concerned.

4.8	In respect of each Asset, at the time of the registration of the Assets Deed of Pledge concerned with the competent Dutch tax authorities as referred to in paragraph 4.4 or, where future Assets are concerned, at the later of that time and the time when the Pledgor acquires the Asset and Immediately thereafter:

(a)	the Pledgor has the power (beschlkkingsbevoegdheld) to create the Assets Pledge concerned on the Asset and

(b)	the Asset is free of any Dutch limited right (beperkt recht) or attachment or any foreign law right which may be invoked against the Pledgee.

(It is noted that under Dutch law the Pledgor loses the power to create the Assets Pledge on an Asset if it becomes subject to bankruptcy (faillissement), suspension of payments (surseance van betaling) or emergency measures (noodregeling) (each such situation an “Insolvency and “Insolvent” having the corresponding meaning). Under Dutch law, an Insolvency generally takes effect at 00.00 hrs on the day of the Insolvency judgment.)

4.9	There are no dealings between the parlies which affect the Assets Deeds of Pledge.

5	Opinion

Based on the documents and confirmations referred to and the assumptions in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me, (including force (bedreiging), fraud (bedrog), undue influence (misbruik van omstandlgheden) or a mistake (dwaling) in connection with the Assets Deeds of Pledge), I am of the following opinion:

5.1	Under Dutch law, the contractual provisions of each Assets Deed of Pledge are valid, binding and enforceable against the Pledgor.

5.2	Each Assets Pledge is a valid and enforceable Dutch law pledge (pandrecht) on the Assets in favour of the Pledgee for the purposes specified in Clause 3 of the Assets Deed of Pledge concerned.

DE BRAUW

        BLACK STONE

    WESTBROEK

5.3	Under Dutch law there are no governmental or regulatory consents, approvals or authorisations required by the Pledgor for its entry into and performance of the Assets Deeds of Pledge.

5.4	Under Dutch law, there are no registration, filing or similar formalities required to ensure the validity, binding effect and enforceability against the Pledgor of the Assets Deeds of Pledge except for the purpose of complying with the assumption in paragraphs 4.4.

6	Qualifications

This opinion is subject to the following qualifications:

6.1	This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors.

6.2	Under Dutch law, when applying Dutch law as the governing law of the Assets Deeds of Fledge (including the Assets Pledges):

•

effect may be given to the law of another jurisdiction with which the situation has a close connection, insofar as, under the law of that jurisdiction, that law is mandatory irrespective of the governing law of the Assets Deed of Pledge concerned (including, for the avoidance of doubt, any rules (whether mandatory or not) which must be applied pursuant to Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings (OJ 2000, L 160, 1);

•	regard will be had to the law of the jurisdiction in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.

6.3	The enforcement in a Dutch court of the Assets Deeds of Pledge Is subject to Dutch rules of civil procedure. In addition, foreclosure on the Assets Pledges (including allocation of the proceeds) is subject to Dutch law.

6.4	The binding effect and enforceabilty of each Assets Deed of Pledge (Including foreclosure on each Assets Pledge) may be affected by (l) rights of third parties acquiring an Asset or a limited right in respect thereof and acting in good faith (te goeder trouw), (II) statutory preferential rights, rights of retention and other rights of third parties which may be Invoked against the Pledgee, and (III) rules of Dutch law which generally apply to arrangements like the Assets Deeds of Pledge, Including (without limitation) the requirements of reasonableness and fairness (redelijkheld en billijkheid) and rules relating to force majeure.

DE BRAUW

        BLACK STONE

    WESTBROEK

6.5	To the extent that Dutch law applies, a power of attorney can be made irrevocable only (I) insofar as it has been granted for the purpose of performing a legal act In the Interest of the authorised person or a third party and (II) subject to any amendments made or limitations imposed by the courts on serious grounds (gewichtige redenen).

6.6	To the extent that Dutch law applies, a legal act (rechtshandeling) performed by a person (including (without limitation) an agreement pursuant to which it guarantees the performance of the obligations of a third party or agrees to provide or provides security for any of its or a third party’s obligations and any other legal act having a similar effect)) may be nullified by any of its creditors, if (I) it performed the act without an obligation to do so (onverpllchf), (II) the creditor concerned was prejudiced as a consequence of the act and (III) at the time the act was performed both It and (unless the act was for no consideration (om niet)) the party with or towards which It acted, knew or should have known that one or more of its creditors (existing or future) would be prejudiced.

6.7	I do not express any opinion as to any taxation matters.

7	Reliance

This opinion is solely for your benefit and solely for the purpose of the Assets Deeds of Pledge. It is not to be transmitted to anyone else nor Is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without my written consant. A copy may, however, be provided to your legal advisers solely for the purpose of the Assets Deeds of Pledge and of giving their opinion and subject to the same resbictions.

Yours faithfully,

/s/ Bernard Spoor
Bernard Spoor
for DeBrauw Blackstone Westbroek New York

EXHIBIT G

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Revolving Facility Credit Agreement, dated as of June [7], 2007 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among FENDER MUSICAL INSTRUMENTS CORPORATION (the “Borrower”), the Lenders party thereto, the Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.                                      (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.17(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate.

2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.

4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:

EXHIBIT H

FORM OF

LENDER ADDENDUM

The undersigned Lender (i) agrees to all of the provisions of the Revolving Facility Credit Agreement, dated as of June [7], 2007 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among FENDER MUSICAL INSTRUMENTS CORPORATION (the “Borrower”), the Lenders party thereto, the Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and (ii) becomes a party thereto, as a Lender, with obligations applicable to such Lender thereunder, including, without limitation, the obligation to make extensions of credit to the Borrower in an aggregate principal amount not to exceed the amount of its Commitment, as set forth opposite the undersigned Lender’s name in Schedule 1.1A to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(Name of Lender)

By:
Name:
Title:

Dated as of                     , 2007 [Insert scheduled Closing Date]

EXHIBIT I

INTERCREDITOR AGREEMENT

among

FENDER MUSICAL INSTRUMENTS CORPORATION,

as Borrower,

the Loan Parties named and signatories herein,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent for the Revolving Facility Secured Parties,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent for the Term Facility Secured Parties

Dated as of June 7, 2007

i

ii

ST&B DRAFT 5/4/07

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT, dated as of June 7, 2007 (this “Agreement”), among JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “Revolving Facility Agent”) for the Revolving Facility Secured Parties (as defined below), JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “Term Facility Agent”) for the Term Facility Secured Parties (as defined below), FENDER MUSICAL INSTRUMENTS CORPORATION (the “Borrower”) and each of the Loan Parties (as defined below) which are signatories to this Agreement.

WHEREAS, the Borrower and the Revolving Facility Agent are parties, together with certain lenders, to the $100,000,000 Revolving Facility Credit Agreement, dated as of the date hereof (as amended, the “Existing Revolving Facility Agreement”), pursuant to which such lenders have agreed to make loans and extend other financial accommodations to the Borrower; and

WHEREAS, the Borrower and the Term Facility Agent are parties, together with certain lenders and Goldman Sachs Credit Partners L.P., as syndication agent, to the $200,000,000 Term Facility Credit Agreement, dated as of the date hereof (the “Existing Term Facility Agreement”), pursuant to which such lenders have agreed to make loans to the Borrower; and

WHEREAS, the Borrower and the other Loan Parties have granted to the Revolving Facility Agent security interests in the Common Collateral as security for payment and performance of the Revolving Facility Obligations; and

WHEREAS, the Borrower and the other Loan Parties have granted to the Term Facility Agent security interests in the Common Collateral as security for payment and performance of the Term Facility Obligations;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 1. DEFINITIONS.

1.1. UCC Definitions. Unless otherwise defined herein, the following terms are used herein as defined in the Uniform Commercial Code: Accessions, Account Debtor, Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Financial Assets, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Securities Accounts and Supporting Obligations.

1.2. Defined Terms. The following terms, as used herein, have the following meanings:

“Access Period”: with respect to each parcel or item of Term Facility Priority Collateral, the period, following the commencement of any Enforcement Action, which begins on the earlier of (a) the day on which the Revolving Facility Agent provides the Term Facility Agent with the notice of its election to request access to such parcel or item of Term Facility Priority Collateral pursuant to Section 3.4(d) and (b) the fifth Business Day after the Term Facility Agent provides the Revolving Facility Agent with notice that the Term Facility Agent (or its agent) has obtained possession or control of such parcel or item of Term Facility Priority Collateral and ends on the earliest of (i) the day which is 180 days after the date (the “Initial Access Date”) on which the Revolving Facility Agent initially obtains the ability to take physical possession of, remove or otherwise control physical access to, or actually uses, such parcel or item of Term Facility Priority Collateral plus such number of days, if any, after the Initial Access Date that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to associated Revolving Facility Priority Collateral, (ii) the date on which all or substantially all of the Revolving Facility Priority Collateral associated with such parcel or item of Term Facility Priority Collateral is sold, collected or liquidated, (iii) the Revolving Facility Obligations Payment Date and (iv) the date on which the default which resulted in such Enforcement Action has been cured or waived in writing.

“Additional Debt”: as defined in Section 9.3(b).

“Additional Revolving Facility Agreement”: any agreement designated, and permitted to be designated, as such under the Term Facility Agreements and the other applicable Revolving Facility Agreements then in effect.

“Additional Term Facility Agreement”: any agreement designated, and permitted to be designated, as such under the Revolving Facility Agreements and the other Term Facility Agreements then in effect.

“Agreement”: as defined in the introductory paragraph hereof.

“Availability”: as defined in the Existing Revolving Facility Agreement.

“Bankruptcy Code”: the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Borrower”: as defined in the introductory paragraph hereof.

“Common Collateral”: all assets that are both Revolving Facility Collateral and Term Facility Collateral.

“Comparable Revolving Facility Security Document”: in relation to any Common Collateral subject to any Term Facility Security Document, that Revolving Facility Security Document that creates a security interest in the same Common Collateral, granted by the same Loan Party, as applicable.

“Comparable Term Facility Security Document”: in relation to any Common Collateral subject to any Revolving Facility Security Document, that Term Facility Security Document that creates a security interest in the same Common Collateral, granted by the same Loan Party, as applicable.

“Copyrights”: (i) all works of authorship and copyrights arising under the laws of the United States, any group of countries, other country or any political subdivision thereof, in any media, whether registered or unregistered and whether published or unpublished, all registrations thereof, and all applications in connection therewith, including, without limitation, all registrations and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Credit Bid Rights”: (a) in respect of any order relating to a sale of assets constituting Revolving Facility Priority Collateral in any Insolvency Proceeding, that (i) such order grants the Term Facility Agent and the Term Facility Secured Parties (individually and in any combination) the right to bid at the sale of such assets and the right to offset its claims secured by Term Facility Liens upon such assets against the purchase price of such assets if (A) the bid of the Term Facility Agent or such Term Facility

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Secured Parties is determined by a court to be the best offer at a sale and (B) the bid of the Term Facility Agent or such Term Facility Secured Parties includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay all unpaid Revolving Facility Obligations (except Unasserted Contingent Obligations and Swap Obligations) and to satisfy all Liens entitled to priority over the Revolving Facility Liens that attach to the proceeds of the sale, and such order requires such amount to be so applied and (ii) such order allows the claims of the Term Facility Agent and the Term Facility Secured Parties in such Insolvency Proceeding to the extent required for the grant of such rights, and (b) in respect of any order relating to a sale of assets constituting Term Facility Priority Collateral in any Insolvency Proceeding, that (i) such order grants the Revolving Facility Agent and the Revolving Facility Secured Parties (individually and in any combination) the right to bid at the sale of such assets and the right to offset its claims secured by Revolving Facility Liens upon such assets against the purchase price of such assets if (A) the bid of the Revolving Facility Agent or such Revolving Facility Secured Parties is determined by a court to be the best offer at a sale and (B) the bid of the Revolving Facility Agent or such Revolving Facility Secured Parties includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay all unpaid Term Facility Obligations (except Unasserted Contingent Obligations) and to satisfy all Liens entitled to priority over the Term Facility Liens that attach to the proceeds of the sale, and such order requires such amount to be so applied and (ii) such order allows the claims of the Revolving Facility Agent and the Revolving Facility Secured Parties in such Insolvency Proceeding to the extent required for the grant of such rights.

“Debt”: as of any date, as to any Person, the sum of, without duplication (a) the amount outstanding on such date under notes, bonds, debentures, commercial paper, or other similar evidences of indebtedness for money borrowed of such Person and (b) all other amounts that would appear as debt on a consolidated balance sheet of such Person and its Subsidiaries as of such date in accordance with GAAP (excluding items which appear in the footnotes only).

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Enforcement Action”: with respect to the Revolving Facility Obligations or the Term Facility Obligations, the exercise of any rights and remedies with respect to any Common Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the Revolving Facility Documents or the Term Facility Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code, in each case in accordance with the terms of the Revolving Facility Documents or the Term Facility Documents, as applicable.

“Excess Cash Flow”: as defined in the Existing Term Facility Agreement.

“Existing Revolving Facility Agreement”: as defined in the first recital of this Agreement.

“Existing Term Facility Agreement”: as defined in the second recital of this Agreement.

“Insolvency Proceeding”: any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

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“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Copyrights, the Patents and the Trademarks.

“Licenses”: (a) any and all licensing agreements or similar arrangements in and to Intellectual Property and all rights under same, and (b) all income, royalties, and payments now or hereafter due or payable under and with respect thereto, to the extent (a) and (b) do not constitute Excluded Property.

“Lien”: with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Party”: the Borrower and each direct or indirect subsidiary that is now or hereafter becomes a party to any Revolving Facility Document or Term Facility Document. All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

“Obligations”: any principal, interest, premiums, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness.

“Patents”: (i) all letters patent of the United States, any group of countries, other country or any political subdivision thereof, (ii) all applications for letters patent of the United States or any group of countries, other country or any political subdivision thereof, (iii) all reissues, continuations and continuations-in-part, divisions and extensions thereof, similar legal protection related thereto, or rights to obtain the foregoing,

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Post-Petition Interest”: any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency Proceeding (or would accrue but for the commencement of an Insolvency Proceeding), whether or not allowed or allowable in any such Insolvency Proceeding.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account) that constitute Collateral.

“Recovery”: as defined in Section 5.5.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral.

4

“Replacement Revolving Facility Agreement”: has the meaning set forth in the definition of “Revolving Facility Agreement”.

“Replacement Term Facility Agreement”: has the meaning set forth in the definition of “Term Facility Agreement”.

“Revolving Facility Agent”: as defined in the introductory paragraph hereof. In the case of any Replacement Revolving Facility Agreement and to the extent the then existing Revolving Facility Agent ceases to act in such capacity, the Revolving Facility Agent shall be the Person identified as such in such Agreement,

“Revolving Facility Agreement”: the collective reference to (a) the Existing Revolving Facility Agreement, (b) any Additional Revolving Facility Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase, renew, refund, replace (whether upon or after termination or otherwise) or refinance (including by means of sales of debt securities to institutional investors) in whole or in part from time to time the indebtedness and other obligations outstanding under the Revolving Facility Agreement, any Additional Revolving Facility Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not an Revolving Facility Agreement hereunder (a “Replacement Revolving Facility Agreement”). Any reference to the Revolving Facility Agreement hereunder shall, except as otherwise provided, be deemed a reference to any Revolving Facility Agreement then existing.

“Revolving Facility Collateral”: all assets, whether now owned or hereafter acquired by the Borrower or any other Loan Party, in which a Lien is granted or purported to be granted to any Revolving Facility Secured Party as security for any Revolving Facility Obligation.

“Revolving Facility Creditors”: the “Lenders” as defined in the Existing Revolving Facility Agreement, together with any other holders of Revolving Facility Obligations.

“Revolving Facility DIP Financing”: as defined in Section 5.2(a).

“Revolving Facility Documents”: the Revolving Facility Agreement, each Revolving Facility Security Document, each Revolving Facility Guarantee and each other “Loan Document” as defined in the Revolving Facility Agreement.

“Revolving Facility Guarantee”: any guarantee by any Loan Party of any or all of the Revolving Facility Obligations.

“Revolving Facility Lien”: any Lien created by the Revolving Facility Security Documents.

“Revolving Facility Obligations”: (1) with respect to the Existing Revolving Facility Agreement and the related Revolving Facility Documents, all “Obligations” of each Loan Party as defined in the Revolving Facility Agreement, and (2) with respect to each other Revolving Facility Agreement, (a) all principal of and interest (including, without limitation, any Post-Petition Interest) and premium (if any) on all loans made pursuant to the Revolving Facility Agreement, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the Revolving Facility Agreement, (c) all Specified Swap Obligations, (d) all Specified Cash Management Obligations and (e) all Revolving Facility Guarantees, fees, expenses and other Obligations payable from time to time pursuant to the Revolving

5

Facility Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any Revolving Facility Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Term Facility Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Revolving Facility Secured Parties and the Term Facility Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Revolving Facility Obligations Payment Date”: the first date on which (a) the Revolving Facility Obligations (other than those that constitute Unasserted Contingent Obligations and Swap Obligations) have been indefeasibly paid in cash in full (or cash collateralized, backstopped or defeased in accordance with the terms of the Revolving Facility Documents), (b) all commitments to extend credit under the Revolving Facility Documents have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the Revolving Facility Documents (other than such as have been cash collateralized, backstopped or defeased in accordance with the terms of the Revolving Facility Security Documents), and (d) the Revolving Facility Agent has delivered a written notice to the Term Facility Agent stating that the events described in clauses (a), (b) and (c) have occurred to the satisfaction of the Revolving Facility Secured Parties, which notice shall be delivered by the Revolving Facility Agent to the Term Facility Agent promptly after the occurrence of the events described in clauses (a), (b) and (c) (but without liability for any failure to so deliver such notice).

“Revolving Facility Priority Collateral”: with respect to each Loan Party, all such Loan Party’s now existing or hereinafter arising (i) Accounts; (ii) Inventory; (iii) Instruments, Documents and Chattel Paper evidencing or substituted for Accounts and Inventory; (iv) all Deposit Accounts with any bank or other financial institution (including all cash, cash equivalents, financial assets and other funds on deposit therein or credited thereto other than to the extent constituting Proceeds of Term Facility Priority Collateral segregated as specified in the last proviso of this definition); (v) all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of Accounts and Inventory, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing; and (vi) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; provided, however, that, any Collateral, regardless of type, received in exchange for Revolving Facility Priority Collateral pursuant to an Enforcement Action in accordance with the terms of the Existing Revolving Facility Agreement and this Agreement shall be treated as Revolving Facility Priority Collateral under this Agreement, the Term Facility Security Documents and the Revolving Facility Security Agreements; provided, further, that any Collateral of the type that constitutes Revolving Facility Priority Collateral, if received in exchange for Term Facility Priority Collateral pursuant to an Enforcement Action in accordance with the terms of the Existing Term Facility Agreement and this Agreement, shall be treated as Term Facility Priority Collateral under this Agreement, the Term Facility Security Documents and the Revolving Facility Security Agreements; provided, further, that Revolving Facility Priority Collateral shall exclude, however, all Term Facility Priority Collateral (other than Term Facility Priority Collateral which is treated as Revolving Facility Priority Collateral as set forth in the first proviso above), it being understood and agreed that the Revolving Facility Secured Parties remain entitled to the benefit of their second priority Lien in any such Collateral; and, provided, further, however, that “Revolving Facility Priority Collateral” shall include proceeds from the disposition of any Term Facility Priority Collateral permitted by the Revolving Facility Agreement and the Term Facility Agreement to the extent such proceeds would otherwise constitute Revolving Facility Priority Collateral and are not required to be applied to the mandatory prepayment of the Term Facility Obligations pursuant to the Term Facility Documents, unless such proceeds either (a)

6

arise from a disposition of Term Facility Priority Collateral resulting from any Enforcement Action taken by the Term Facility Secured Parties permitted by this Agreement or (b) are deposited in a segregated cash collateral account with the Term Facility Agent to the extent required by the Term Facility Documents (and, in the case of clauses (a) and (b), such proceeds shall be included in “Term Facility Priority Collateral”).

“Revolving Facility Secured Parties”: the Revolving Facility Agent and the Revolving Facility Creditors.

“Revolving Facility Security Documents”: the “Security Documents” as defined in the Revolving Facility Agreement, and any other documents that are designated under the Revolving Facility Agreement as “Revolving Facility Security Documents” for purposes of this Agreement.

“Secured Parties”: the Revolving Facility Secured Parties and the Term Facility Secured Parties.

“Specified Cash Management Obligations”: with respect to any Loan Party, any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Specified Cash Management Services.

“Specified Cash Management Services”: each and any of the following services provided to any Loan Party by the Revolving Facility Agent or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by any Loan Party and any Revolving Facility Secured Party at the time such Swap Agreement is entered into, which has been designated by such Revolving Facility Secured Party and such Loan Party as secured and the Revolving Facility Agent is notified of such designation by such Revolving Facility Secured Party not later than 30 days after the execution and delivery by such Loan Party, as a “Specified Swap Agreement”.

“Subsidiary”: with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments

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only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligations”: with respect to any Loan Party, any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Specified Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Specified Swap Agreement transaction.

“Term Facility Agent”: as defined in the introductory paragraph hereof. In the case of any Replacement Term Facility Agreement and to the extent the then existing Term Facility Agent ceases to act in such capacity, the Term Facility Agent shall be the Person identified as such in such Agreement.

“Term Facility Agreement”: the collective reference to (a) the Existing Term Facility Agreement, (b) any Additional Term Facility Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture, or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Term Facility Agreement, any Additional Term Facility Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Facility Agreement hereunder (a “Replacement Term Facility Agreement”). Any reference to the Term Facility Agreement hereunder, except as otherwise provided herein, shall be deemed a reference to any Term Facility Agreement then existing,

“Term Facility Collateral”: all assets, whether now owned or hereafter acquired by the Borrower or any other Loan Party, in which a Lien is granted or purported to be granted to any Term Facility Secured Party as security for any Term Facility Obligation.

“Term Facility Creditors”: the “Lenders” as defined in the Term Facility Agreement and any other holders of Term Facility Obligations.

“Term Facility DIP Financing”: as defined in Section 5.2(b).

“Term Facility Documents”: each Term Facility Agreement, each Term Facility Security Document, each Term Facility Guarantee and each other “Loan Document” as defined in the Term Facility Agreement.

“Term Facility Guarantee”: any guarantee by any Loan Party of any or all of the Term Facility Obligations.

“Term Facility Lien”: any Lien created by the Term Facility Security Documents.

“Term Facility Obligations”: (1) with respect to the Term Facility Agreement, all “Obligations” as defined in the Term Facility Agreement, and (2) with respect to each other Term Facility Agreement, (a) all principal of and interest (including, without limitation, any Post-Petition Interest) and premium (if any) on all loans made pursuant to the Term Facility Agreement and (b) all Term Facility Guarantees, fees, expenses and other Obligations payable from time to time pursuant to the Term Facility Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any Term Facility Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any

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Revolving Facility Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Revolving Facility Secured Parties and the Term Facility Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Term Facility Obligations Payment Date”: the first date on which (a) the Term Facility Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized, backstopped or defeased in accordance with the terms of the Term Facility Documents) and (b) the Term Facility Agent has delivered a written notice to the Revolving Facility Agent stating that the foregoing has occurred to the satisfaction of the Term Facility Secured Parties, which notice shall be delivered by the Term Facility Agent to the Revolving Facility Agent promptly after the occurrence of the events described in clause (a) (but without liability for any failure to so deliver such notice).

“Term Facility Priority Collateral”: all Common Collateral other than Revolving Facility Priority Collateral.

“Term Facility Secured Party”: the Term Facility Agent and the Term Facility Creditors.

“Term Facility Security Documents”: the “Security Documents” as defined in the Term Facility Agreement and any documents that are designated under the Term Facility Agreement as “Term Facility Security Documents” for purposes of this Agreement.

“Trademarks”: (i) all trademarks, trade names, brand names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, domain names, service marks, logos and other source or business identifiers, and all goodwill associated therewith or symbolized thereby, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any group of countries other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

“Unasserted Contingent Obligations”: at any time, Revolving Facility Obligations or Term Facility Obligations, as the case may be, for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Revolving Facility Obligation or Term Facility Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Revolving Facility Obligations and Term Facility Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Uniform Commercial Code”: the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall, unless otherwise

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provided, be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors or assigns, (iii) any reference herein to any Loan Party shal be construed to include such Loan Party as debtor and debtor-in-possession and any receiver or trustee fo such Loan Party in any Insolvency Proceeding, (iv) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Sections shall be construed to refer to Sections of this Agreement and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. LIEN PRIORITIES.

2,1. Subordination of Liens. (a) Any and all Liens on the Revolving Facility Priority Collateral now existing or hereafter created or arising in favor of any Term Facility Secured Party securing the Term Facility Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise are expressly junior in priority, operation and effect to any and all Liens or the Revolving Facility Priority Collateral now existing or hereafter created or arising in favor of the Revolving Facility Secured Parties securing the Revolving Facility Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Term Facility Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any Revolving Facility Document or Term Facility Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any Revolving Facility Secured Party securing any of the Revolving Facility Obligations are (A) subordinated to any Lien securing any obligation of any Loan Party other than the Term Facility Obligations or (B) otherwise subordinated, voided, avoided, invalidated or lapsed.

(b) Any and all Liens on the Term Facility Priority Collateral now existing or hereafter created or arising in favor of any Revolving Facility Secured Party securing the Revolving Facility Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise are expressly junior in priority, operation and effect to any and all Liens on the Term Facility Priority Collateral now existing or hereafter created or arising in favor of the Term Facility Secured Parties securing the Term Facility Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Revolving Facility Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any Term Facility Document or Revolving Facility Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any Term Facility Secured Party securing any of the Term Facility Obligations are (A) subordinated to any Lien securing any obligation of any Loan Party other than the Revolving Facility Obligations or (B) otherwise subordinated, voided, avoided, invalidated or lapsed.

(c) No Revolving Facility Secured Party or Term Facility Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Common Collateral granted to the other. Notwithstanding any failure by any Revolving Facility Secured Party or Term Facility Secured Party to perfect its security interests in the

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Common Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Common Collateral granted to the Revolving Facility Secured Parties or the Term Facility Secured Parties, the priority and rights as between the Revolving Facility Secured Parties and the Term Facility Secured Parties with respect to the Common Collateral shall be as set forth herein.

2.2. Nature of Revolving Facility Obligations. The Term Facility Agent on behalf of itself and the other Term Facility Secured Parties acknowledges that a portion of the Revolving Facility Obligations represents debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the Revolving Facility Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the Revolving Facility Obligations may be increased, replaced or refinanced, in each event without notice to or consent by the Term Facility Secured Parties and without affecting the provisions hereof. The lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the Revolving Facility Obligations or the Term Facility Obligations, or any portion thereof.

2.3. Agreements Regarding Actions to Perfect Liens, (a) The Term Facility Agent on behalf of itself and the other Term Facility Secured Parties agrees that, prior to the Revolving Facility Obligations Payment Date, UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of the Term Facility Agent shall be in form reasonably satisfactory to the Revolving Facility Agent. The Revolving Facility Agent agrees to promptly notify the Term Facility Agent and the Borrower upon the occurrence of all the events described in clauses (a), (b) and (c) of the defined term “Revolving Facility Obligations Payment Date”.

(b) The Revolving Facility Agent on behalf of itself and the other Revolving Facility Secured Parties agrees that, prior to the Term Facility Obligations Payment Date, UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings filed or recorded by or on behalf of the Revolving Facility Agent shall be in form reasonably satisfactory to the Term Facility Agent. The Term Facility Agent agrees to promptly notify the Revolving Facility Agent and the Borrower upon the occurrence of the event described in clause (a) of the defined term “Term Facility Obligations Payment Date”.

(c) The Revolving Facility Agent agrees on behalf of itself and the other Revolving Facility Secured Parties that, prior to the Term Facility Obligations Payment Date, all mortgages, deeds of trust, deeds and similar instruments (collectively, “mortgages”) now or hereafter filed against real property in favor of or for the benefit of the Revolving Facility Agent shall be in form reasonably satisfactory to the Term Facility Agent and shall contain substantially the following notation: “The lien created by this mortgage on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to JPMorgan Chase Bank, N.A., as Administrative Agent, and its successors and assigns in such property in accordance with the provisions of the Intercreditor Agreement dated as of June 7, 2007 among JPMorgan Chase Bank, N.A., as Revolving Facility Agent, JPMorgan Chase Bank, N.A., as Term Facility Agent, and Fender Musical Instruments Corporation and certain of its subsidiaries”.

(d) Each of the Revolving Facility Agent and the Term Facility Agent hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Common Collateral pursuant to the Revolving Facility Security Documents or the Term Facility Security Documents, as applicable, such possession or control is also for the benefit of the Term Facility Agent and the other Term Facility Secured Parties or the

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Revolving Facility Agent and the other Revolving Facility Secured Parties, as applicable, solely to the extent required to perfect their security interest in such Common Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the Revolving Facility Agent or the Term Facility Agent (or any third party acting on either such Person’s behalf) with respect to such Common Collateral or provide the Term Facility Agent or any other Term Facility Secured Party or the Revolving Facility Agent or any other Revolving Facility Secured Party, as applicable, with any rights with respect to such Common Collateral beyond those specified in this Agreement, the Revolving Facility Security Documents and the Term Facility Security Documents, provided that (i) subsequent to the occurrence of the Revolving Facility Obligations Payment Date (if the Term Facility Obligations Payment Date has not occurred), the Revolving Facility Agent shall (A) deliver to the Term Facility Agent, at the Borrower’s sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Term Facility Documents or (B) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs, and (ii) subsequent to the occurrence of the Term Facility Obligations Payment Date (if the Revolving Facility Obligations Payment Date has not occurred), the Term Facility Agent shall (A) deliver to the Revolving Facility Agent, at the Borrower’s sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Revolving Facility Documents or (B) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs, and provided, further, that the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Revolving Facility Secured Parties and the Term Facility Secured Parties and shall not impose on the Revolving Facility Secured Parties or the Term Facility Secured Parties any obligations in respect of the disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.

2.4. No New Liens. (a) Until me Revolving Facility Obligations Payment Date has occurred, (i) there shall be no Lien, and no Loan Party shall have any right to create any Lien unless not prohibited under the Revolving Facility Agreement, on any assets of any Loan Party securing any Term Facility Obligation if these same assets are not subject to, and do not become subject to, a Lien securing the Revolving Facility Obligations subject to the lien priorities set forth in Section 2.1 and (ii) if any Term Facility Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any Term Facility Obligation which assets are not also subject to the Lien of the Revolving Facility Agent under the Revolving Facility Documents, subject to the lien priorities set forth in Section 2.1, then the Term Facility Agent will, without the need for any further consent of any other Term Facility Secured Party and notwithstanding anything to the contrary in any other Term Facility Document, be deemed to also hold and have held such Lien for the benefit of the Revolving Facility Agent as security for the Revolving Facility Obligations (subject to the lien priorities set forth in Section 2.1 and the other terms hereof) and shall promptly notify the Revolving Facility Agent in writing of the existence of such Lien. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the Revolving Facility Secured Parties, the Term Facility Agent and the other Term Facility Secured Parties agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.4 shall be subject to Section 4.1.

(b) Until the Term Facility Obligations Payment Date has occurred, (i) there shall be no Lien (other than cash collateralization or backstopping of any Revolving Facility Obligations consisting of letters of credit or Specified Swap Obligations), and no Loan Party shall have any right to create any Lien (other than cash collateralization or backstopping of any Revolving Facility Obligations consisting of letters of credit or Specified Swap Obligations) unless not prohibited under the Term Facility Agreement, on any assets of any Loan Party securing any Revolving Facility Obligation if these same assets are not subject to, and do not become subject to, a Lien securing the Term Facility Obligations subject to the lien priorities set forth in Section 2.1 and (ii) if any Revolving Facility Secured Party shall acquire or hold any

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Lien on any assets of any Loan Party securing any Revolving Facility Obligation which assets are not also subject to the Lien of the Term Facility Agent under the Term Facility Documents, subject to the lien priorities set forth in Section 2.1, then the Revolving Facility Agent will, without the need for any further consent of any other Revolving Facility Secured Party and notwithstanding anything to the contrary in any other Revolving Facility Document, be deemed to also hold and have held such Lien for the benefit of the Term Facility Agent as security for the Term Facility Obligations (subject to the lien priorities set forth in Section 2.1 and the other terms hereof) and shall promptly notify the Term Facility Agent in writing of the existence of such Lien. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the Term Facility Secured Parties, the Revolving Facility Agent and the other Revolving Facility Secured Parties agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.4 shall be subject to Section 4.1.

(c) The Term Facility Agent, on behalf of itself and the other Term Facility Secured Parties, agrees that all Liens securing the Term Facility Obligations shall be held by the Term Facility Agent for the benefit of the Term Facility Secured Parties, and all Term Facility Secured Parties shall cause all such Liens to be granted to the Term Facility Agent. The Revolving Facility Agent, on behalf of itself and the other Revolving Facility Secured Parties, agrees that all Liens securing the Revolving Facility Obligations shall be held by the Revolving Facility Agent for the benefit of the Revolving Facility Secured Parties, and all Revolving Facility Secured Parties shall cause all such Liens to be granted to the Revolving Facility Agent.

2.5. Specified Swap Obligations and Specified Cash Management Obligations. Notwithstanding anything to the contrary set forth in this Agreement, if at any date the events described in clauses (a), (b) and (c) of the defined term “Revolving Facility Obligations Payment Date” (other than with respect to Specified Swap Obligations, Specified Cash Management Obligations and Unasserted Contingent Obligations) shall have occurred, the Term Facility Agent on behalf of itself and the other Term Facility Secured Parties shall have the right to take any Enforcement Action with respect to the Revolving Facility Priority Collateral; provided that the Term Facility Agent on behalf of itself and the other Term Facility Secured Parties hereby acknowledges and agrees that any proceeds of the Revolving Facility Priority Collateral received after such date shall be applied in accordance with Section 4.1(a) until the Revolving Facility Obligations Payment Date.

SECTION 3. ENFORCEMENT RIGHTS.

3.1. Exclusive Enforcement. (a) Until the Revolving Facility Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party, the Revolving Facility Secured Parties shall have the exclusive right to take and continue any Enforcement Action with respect to the Revolving Facility Priority Collateral, without any consultation with or consent of any Term Facility Secured Party except as otherwise expressly provided for in this Agreement; provided that nothing contained herein shall be construed as preventing the Term Facility Agent or any Term Facility Secured Party from taking any action which is reasonably necessary to (i) perfect the Term Facility Liens upon the Revolving Facility Priority Collateral (other than by possession or “control” (within the meaning of the Uniform Commercial Code)), (ii) prove, preserve or protect (but not enforce) the Term Facility Liens upon the Revolving Facility Priority Collateral, so long as such action would not, in any case, adversely affect any Revolving Facility Lien or (iii) enforce any Term Facility Liens upon the Revolving Facility Priority Collateral in accordance with the express terms of this Agreement, including Section 2.5 and this Section 3.1. Upon the occurrence and during the continuance of an event of default under the Revolving Facility Documents, the Revolving Facility Agent and the other Revolving Facility Secured Parties may take and continue any Enforcement Action with respect to the Revolving Facility Obligations and the Revolving Facility Priority Collateral in such order and

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manner as they may determine in their sole discretion and in accordance with the provisions of the Revolving Facility Documents. Notwithstanding anything to the contrary in this Section 3.1 and Section 3.2, if (a) the Term Facility Agent notifies the Revolving Facility Agent that it is permitted and wishes to initiate an Enforcement Action under the Term Facility Documents as of the date such notice is given as a result of the events of default described in such notice (such events, the “Term Facility Enforcement Trigger Events”) and (b) the Revolving Facility Agent or the Revolving Facility Secured Parties, as the case may be, do not initiate an Enforcement Action with respect to the Revolving Facility Priority Collateral within 180 days after the receipt of such notice (if any such Enforcement Action so initiated is subsequently withdrawn at the option of the Revolving Facility Agent or the Revolving Facility Secured Parties, as the case may be, prior to the conclusion of such Enforcement Action other than in connection with the settlement thereof and the cure of the underlying Term Facility Enforcement Trigger Events, then such 180-day period shall continue to accrue as if such Enforcement Action had not been initiated) or an Insolvency Proceeding occurs during such period, the Term Facility Agent and the Term Facility Secured Parties shall have the right to initiate and prosecute Enforcement Actions with respect to the Revolving Facility Priority Collateral to the extent that Term Facility Enforcement Trigger Events are continuing on the last day of such period (it being understood that the proceeds of any such Enforcement Action shall be applied in accordance with the priorities set forth in this Agreement and that such Enforcement Action will otherwise be subject to the other provisions of this Agreement).

(b) Until the Term Facility Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party, the Term Facility Secured Parties shall have the exclusive right to take and continue any Enforcement Action with respect to the Term Facility Priority Collateral, without any consultation with or consent of any Revolving Facility Secured Party except as otherwise expressly provided for in this Agreement; provided that nothing contained herein shall be construed as preventing the Revolving Facility Agent or any Revolving Facility Secured Party from taking any action which is reasonably necessary to (i) perfect the Revolving Facility Liens upon the Term Facility Priority Collateral (other than by possession or “control” (within the meaning of the Uniform Commercial Code)), (ii) prove, preserve or protect (but not enforce) the Revolving Facility Liens upon the Term Facility Priority Collateral, so long as such action would not, in any case, adversely affect any Term Facility Lien or (iii) enforce any Revolving Facility Liens upon the Term Facility Priority Collateral in accordance with the express terms of this Agreement. Upon the occurrence and during the continuance of an event of default under the Term Facility Documents, the Term Facility Agent and the other Term Facility Secured Parties may take and continue any Enforcement Action with respect to the Term Facility Obligations and the Term Facility Priority Collateral in such order and manner as they may determine in their sole discretion and in accordance with the terms of the Term Facility Documents. Notwithstanding anything to the contrary in this Section 3.1 and Section 3.2, if (a) the Revolving Facility Agent notifies the Term Facility Agent that it is permitted and wishes to initiate an Enforcement Action under the Revolving Facility Documents as of the date such notice is given as a result of the events of default described in such notice (such events, the “Revolving Facility Enforcement Trigger Events”) and (b) the Term Facility Agent or the Term Facility Secured Parties, as the case may be, do not initiate an Enforcement Action with respect to the Term Facility Priority Collateral within 180 days after the receipt of such notice (if any such Enforcement Action so initiated is subsequently withdrawn at the option of the Term Facility Agent or the Term Facility Secured Parties, as the case may be, prior to the conclusion of such Enforcement Action other than in connection with the settlement thereof and the cure of the underlying Revolving Facility Enforcement Trigger Events, then such 180-day period shall continue to accrue as if such Enforcement Action had not been initiated) or an Insolvency Proceeding occurs during such period, the Revolving Facility Agent and the Revolving Facility Secured Parties shall have the right to initiate and prosecute Enforcement Actions with respect to the Term Facility Priority Collateral to the extent that Revolving Facility Enforcement Trigger Events are continuing on the last day of such period (it being understood that the proceeds of any such Enforcement

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Action shall be applied in accordance with the priorities set forth in this Agreement and that such Enforcement Action will otherwise be subject to the other provisions of this Agreement).

3.2. Standstill and Waivers. (a) The Term Facility Agent, on behalf of itself and the other Term Facility Secured Parties, agrees that, until the Revolving Facility Obligations Payment Date has occurred, subject to Section 2.5, the proviso set forth in Section 3.1(a) and the proviso set forth in Section 5.1(a):

(i) they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Term Facility Obligation pari passu with or senior to, or to give any Term Facility Secured Party any preference or priority relative to, the Liens on the Revolving Facility Priority Collateral securing the Revolving Facility Obligations;

(ii) they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Revolving Facility Priority Collateral by any Revolving Facility Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) in respect of the Revolving Facility Priority Collateral by or on behalf of any Revolving Facility Secured Party;

(iii) they have no right to (A) direct either the Revolving Facility Agent or any other Revolving Facility Secured Party to exercise any right, remedy or power with respect to the Revolving Facility Priority Collateral or pursuant to the Revolving Facility Security Documents in respect of the Revolving Facility Priority Collateral or (B) consent or object to the exercise by the Revolving Facility Agent or any other Revolving Facility Secured Party of any right, remedy or power with respect to the Revolving Facility Priority Collateral or pursuant to the Revolving Facility Security Documents in respect of the Revolving Facility Priority Collateral or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (iii), whether as a junior lien creditor in respect of the Revolving Facility Priority Collateral or otherwise, they hereby irrevocably waive such right);

(iv) they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Revolving Facility Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no Revolving Facility Secured Party shall be liable for, any action taken or omitted to be taken by any Revolving Facility Secured Party with respect to the Revolving Facility Priority Collateral or pursuant to the Revolving Facility Documents in respect of the Revolving Facility Priority Collateral so long as such Revolving Facility Secured Party, in taking or omitting to take such action, has not breached or otherwise violated this Agreement;

(v) they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Revolving Facility Priority Collateral; and

(vi) they will not seek, and hereby waive any right, to have the Revolving Facility Priority Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Revolving Facility Priority Collateral.

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(b) The Revolving Facility Agent, on behalf of itself and the other Revolving Facility Secured Parties, agrees that, until the Term Facility Obligations Payment Date has occurred, subject to the proviso set forth in Section 3.1(b) and the proviso set forth in Section 5.1(b):

(i) they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Revolving Facility Obligation pari passu with or senior to, or to give any Revolving Facility Secured Party any preference or priority relative to, the Liens on the Term Facility Priority Collateral securing the Term Facility Obligations;

(ii) they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Term Facility Priority Collateral by any Term Facility Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) in respect of the Term Facility Priority Collateral by or on behalf of any Term Facility Secured Party;

(iii) they have no right to (A) direct either the Term Facility Agent or any other Term Facility Secured Party to exercise any right, remedy or power with respect to the Term Facility Priority Collateral or pursuant to the Term Facility Security Documents in respect of the Term Facility Priority Collateral or (B) consent or object to the exercise by the Term Facility Agent or any other Term Facility Secured Party of any right, remedy or power with respect to the Term Facility Priority Collateral or pursuant to the Term Facility Security Documents in respect of the Term Facility Priority Collateral or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (iii), whether as a junior lien creditor in respect of the Term Facility Priority Collateral or otherwise, they hereby irrevocably waive such right);

(iv) they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Term Facility Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no Term Facility Secured Party shall be liable for, any action taken or omitted to be taken by any Term Facility Secured Party with respect to the Term Facility Priority Collateral or pursuant to the Term Facility Documents in respect of the Term Facility Priority Collateral so long as such Term Facility Secured Party, in taking or omitting to take such action, has not breached or otherwise violated this Agreement;

(v) they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Term Facility Priority Collateral; and

(vi) they will not seek, and hereby waive any right, to have the Term Facility Priority Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Term Facility Priority Collateral.

3.3. Judgment Creditors. In the event that any Term Facility Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Revolving Facility Liens and the Revolving Facility Obligations) to the same extent as all other Liens securing the Term Facility Obligations are subject to the terms of this Agreement.

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In the event that any Revolving Facility Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Term Facility Liens and the Term Facility Obligations) to the same extent as all other Liens securing the Revolving Facility Obligations are subject to the terms of this Agreement.

3.4. Cooperation; Sharing of Information and Access; License. (a) The Term Facility Agent, on behalf of itself and the other Term Facility Secured Parties, agrees that each of them shall take such actions as the Revolving Facility Agent shall reasonably request in connection with the exercise by the Revolving Facility Secured Parties of their rights set forth herein in respect of the Revolving Facility Priority Collateral. The Revolving Facility Agent, on behalf of itself and the other Revolving Facility Secured Parties, agrees that each of them shall take such actions as the Term Facility Agent shall reasonably request in connection with the exercise by the Term Facility Secured Parties of their rights set forth herein in respect of the Term Facility Priority Collateral.

(b) In the event that the Revolving Facility Agent shall, in the exercise of its rights under the Revolving Facility Documents or otherwise, receive possession or control of any books and records of any Loan Party which contain information identifying or pertaining to the Term Facility Priority Collateral, the Revolving Facility Agent shall promptly notify the Term Facility Agent of such fact and, upon request from the Term Facility Agent and as promptly as practicable thereafter, shall either make available to the Term Facility Agent such books and records for inspection and duplication or provide to the Term Facility Agent copies thereof. In the event that the Term Facility Agent shall, in the exercise of its rights under the Term Facility Documents or otherwise, receive possession or control of any books and records of any Loan Party which contain information identifying or pertaining to the Revolving Facility Priority Collateral, the Term Facility Agent shall promptly notify the Revolving Facility Agent of such fact and, upon request from the Revolving Facility Agent and as promptly as practicable thereafter, shall either make available to the Revolving Facility Agent such books and records for inspection and duplication or provide to the Revolving Facility Agent copies thereof.

(c) The Term Facility Agent, on behalf of the Term Facility Secured Parties, hereby irrevocably grants the Revolving Facility Agent a non-exclusive worldwide license to or right to use, to the maximum extent permitted by applicable law and to the extent of the Term Facility Agent’s interest therein, exercisable without payment of royalty or other compensation to the Term Facility Agent, any of the Intellectual Property to the extent constituting Common Collateral, subject to the rights of third parties therein and whether now or hereafter owned by, licensed to, or otherwise used by the Loan Parties in order for the Revolving Facility Agent and the Revolving Facility Secured Parties to purchase, use, market, repossess, possess, store, assemble, manufacture, process, sell, transfer, distribute or otherwise dispose of any asset included in the Revolving Facility Priority Collateral in connection with the liquidation, disposition, foreclosure or realization upon the Revolving Facility Priority Collateral in accordance with the terms of the Revolving Facility Documents; provided that such license shall expire on the earlier of (i) the Revolving Facility Obligations Payment Date and (ii) the date that the Revolving Facility Priority Collateral has been liquidated, disposed of, foreclosed on or realized upon (the “License Expiration Date”). The Term Facility Agent agrees that any of the Intellectual Property constituting Term Facility Priority Collateral that is sold, transferred or otherwise disposed of by the Term Facility Agent (whether pursuant to an Enforcement Action or otherwise) prior to the License Expiration Date will be subject to the rights of the Revolving Facility Agent as set forth in this Section 3.4.

(d) If the Term Facility Agent, or any agent or representative of the Term Facility Agent, or any receiver, shall, after the commencement of any Enforcement Action, obtain possession or physical control of any of the Term Facility Priority Collateral, the Term Facility Agent shall promptly notify the Revolving Facility Agent in writing of that fact, and the Revolving Facility Agent shall, within ten

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Business Days thereafter, notify the Term Facility Agent in writing as to whether the Revolving Facility Agent desires to exercise access rights under this Agreement. In addition, if the Revolving Facility Agent, or any agent or representative of the Revolving Facility Agent, or any receiver, shall obtain possession or physical control of any of the Term Facility Priority Collateral in connection with an Enforcement Action, then the Revolving Facility Agent shall promptly notify the Term Facility Agent that the Revolving Facility Agent is exercising its access rights under this Agreement and its rights under Section 3.4 under either circumstance. Upon delivery of such notice by the Revolving Facility Agent to the Term Facility Agent, the parties shall confer in good faith to coordinate with respect to the Revolving Facility Agent’s exercise of such access rights, with such access rights to apply to any parcel or item of Term Facility Priority Collateral access to which is reasonably necessary to enable the Revolving Facility Agent during normal business hours to convert Revolving Facility Priority Collateral consisting of raw materials and work-in-process into saleable finished goods and/or to transport such Revolving Facility Priority Collateral to a point where such conversion can occur, to otherwise prepare Revolving Facility Priority Collateral for sale and/or to arrange or effect the sale of Revolving Facility Priority Collateral, all in accordance with the manner in which such matters are completed in the ordinary course of business. Consistent with the definition of “Access Period,” access rights will apply to differing parcels or items of Term Facility Priority Collateral at differing times, in which case, a differing Access Period will apply to each such parcel or items. During any pertinent Access Period, the Revolving Facility Agent and its agents, representatives and designees shall have an irrevocable, non-exclusive right to have access to, and a rent-free (with respect to the rights of the Term Facility Agent but not with respect to the rights of any third parties) right to use, the relevant parcel or item of the Term Facility Priority Collateral for the purposes described above. The Revolving Facility Agent shall take proper and reasonable care under the circumstances of any Term Facility Priority Collateral that is used by the Revolving Facility Agent during the Access Period and repair and replace any damage (ordinary wear-and-tear excepted) caused by the Revolving Facility Agent or its agents, representatives or designees and the Revolving Facility Agent shall comply with all applicable laws in all material respects in connection with its use or occupancy or possession of the Revolving Facility Priority Collateral. The Revolving Facility Agent shall indemnify and hold harmless the Term Facility Agent and the Term Facility Creditors for any injury or damage to Persons or property (ordinary wear-and-tear excepted) caused by the acts or omissions of Persons under its control; provided, however, that the Revolving Facility Agent and the Revolving Facility Creditors will not be liable for any diminution in the value of Term Facility Priority Collateral caused by the absence of the Revolving Facility Priority Collateral therefrom. The Revolving Facility Agent and the Term Facility Agent shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not interfere materially with the activities of the other as described above, including the right of Term Facility Agent to show the Term Facility Priority Collateral to prospective purchasers and to ready the Term Facility Priority Collateral for sale. Consistent with the definition of the term “Access Period,” if any order or injunction is issued or stay is granted or is otherwise effective by operation of law that prohibits the Revolving Facility Agent from exercising any of its rights hereunder, then the Access Period granted to the Revolving Facility Agent under this Section 3.4 shall be stayed during the period of such prohibition and shall continue thereafter for the number of days remaining as required under this Section 3.4. The Term Facility Agent shall not foreclose or otherwise sell, remove or dispose of any of the Term Facility Priority Collateral during the Access Period with respect to such Collateral if such Collateral is reasonably necessary to enable the Revolving Facility Agent to convert, transport or arrange to sell the Revolving Facility Priority Collateral as described above.

3.5. No Additional Rights For the Loan Parties Hereunder. Except as provided in Section 3.6, if any Revolving Facility Secured Party or Term Facility Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Loan Party shall be entitled to use such violation as a defense to any action by any Revolving Facility Secured Party or Term Facility Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Revolving Facility Secured Party or Term Facility Secured Party.

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3.6. Actions Upon Breach. (a) If any Term Facility Secured Party or Revolving Facility Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against any Loan Party or the Common Collateral, such Loan Party, with the prior written consent of the Revolving Facility Agent or the Term Facility Agent, as applicable, may interpose as a defense or dilatory plea the making of this Agreement, and any Revolving Facility Secured Party or Term Facility Secured Party, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of such Loan Party.

(b) Should any Term Facility Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Common Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Revolving Facility Secured Party (in its own name or in the name of the relevant Loan Party) or the relevant Loan Party may obtain relief against such Term Facility Secured Party, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Term Facility Agent on behalf of each Term Facility Secured Party that (i) the Revolving Facility Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Term Facility Secured Party waives any defense that the Loan Parties and/or the Revolving Facility Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.

(c) Should any Revolving Facility Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Common Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Term Facility Secured Party (in its own name or in the name of the relevant Loan Party) or the relevant Loan Party may obtain relief against such Revolving Facility Secured Party, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Revolving Facility Agent on behalf of each Revolving Facility Secured Party that (i) the Term Facility Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Revolving Facility Secured Party waives any defense that the Loan Parties and/or the Term Facility Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.

SECTION 4. APPLICATION OF PROCEEDS; DISPOSITIONS AND RELEASES; INSPECTION AND INSURANCE.

4.1. Application of Proceeds; Turnover Provisions. (a) All proceeds of Revolving Facility Priority Collateral (including without limitation any interest earned thereon) resulting from the sale, collection or other disposition of Revolving Facility Priority Collateral in connection with or resulting from any Enforcement Action, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows: first to the Revolving Facility Agent for application to the Revolving Facility Obligations in accordance with the terms of the Revolving Facility Documents, until the Revolving Facility Obligations Payment Date has occurred and thereafter, to the Term Facility Agent for application in accordance with the Term Facility Documents. Until the occurrence of the Revolving Facility Obligations Payment Date, any Revolving Facility Priority Collateral, including without limitation any such Revolving Facility Priority Collateral constituting proceeds, that may be received by any Term Facility Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the Revolving Facility Agent, for the benefit of the Revolving Facility Secured Parties, in the same form as received, with any necessary endorsements, and each Term Facility Secured Party hereby authorizes the Revolving Facility Agent to make any such endorsements as agent for the Term Facility Agent (which authorization, being coupled with an interest, is irrevocable). Upon the occurrence of the

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Revolving Facility Obligations Payment Date and the Term Facility Obligations Payment Date, any remaining proceeds of Revolving Facility Priority Collateral shall be distributed to the Borrower.

(b) All proceeds of Term Facility Priority Collateral (including without limitation any interest earned thereon) resulting from the sale, collection or other disposition of Term Facility Priority Collateral in connection with or resulting from any Enforcement Action, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows: first to the Term Facility Agent for application to the Term Facility Obligations in accordance with the terms of the Term Facility Documents, until the Term Facility Obligations Payment Date has occurred and thereafter, to the Revolving Facility Agent for application in accordance with the Revolving Facility Documents. Until the occurrence of the Term Facility Obligations Payment Date, any Term Facility Priority Collateral, including without limitation any such Term Facility Priority Collateral constituting proceeds, that may be received by any Revolving Facility Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the Term Facility Agent, for the benefit of the Term Facility Secured Parties, in the same form as received, with any necessary endorsements, and each Revolving Facility Secured Party hereby authorizes the Term Facility Agent to make any such endorsements as agent for the Revolving Facility Agent (which authorization, being coupled with an interest, is irrevocable). Upon the occurrence of the Term Facility Obligations Payment Date and the Revolving Facility Obligations Payment Date, any remaining proceeds of Term Facility Priority Collateral shall be distributed to the Borrower.

4.2. Releases of Liens. (a) (i) Upon any release, sale or disposition of Revolving Facility Priority Collateral permitted pursuant to the terms of the Revolving Facility Documents that results in the release of the Revolving Facility Lien (other than release of the Revolving Facility Lien due to the occurrence of the Revolving Facility Obligations Payment Date at a time when the Term Facility Obligations Payment Date has not occurred) on any Revolving Facility Priority Collateral, the Term Facility Lien on such Revolving Facility Priority Collateral (excluding any portion of the proceeds of such Revolving Facility Priority Collateral remaining after the Revolving Facility Obligations Payment Date occurs at a time when the Term Facility Obligations Payment Date has not occurred) shall be automatically and unconditionally released with no further consent or action of any Person so long as such release, sale or disposition of Revolving Facility Priority Collateral is permitted pursuant to the terms of the Term Facility Documents.

(ii) Upon any release, sale or disposition of Revolving Facility Priority Collateral that results in the release of the Revolving Facility Lien (other than release of the Revolving Facility Lien due to the occurrence of the Revolving Facility Obligations Payment Date at a time when the Term Facility Obligations Payment Date has not occurred) on any Revolving Facility Priority Collateral pursuant to any Enforcement Action, the Term Facility Lien on such Revolving Facility Priority Collateral (excluding any portion of the proceeds of such Revolving Facility Priority Collateral remaining after the Revolving Facility Obligations Payment Date occurs at a time when the Term Facility Obligations Payment Date has not occurred) shall be automatically and unconditionally released with no further consent or action of any Person so long as the proceeds of such Revolving Facility Priority Collateral are applied in accordance with Section 4.1(a) (with, in the case of Revolving Facility Obligations consisting of debt of a revolving nature, a corresponding permanent reduction in the commitments thereto).

(iii) The Term Facility Agent shall promptly execute and deliver such release documents and instruments and shall take such further actions as the Revolving Facility Agent (or, in the case of a release, sale or disposition permitted under the Term Facility Documents, as the Borrower) shall request to evidence any release of the Term Facility Lien described herein. The Term Facility Agent hereby appoints the Revolving Facility Agent and any officer or duly authorized person of the Revolving Facility Agent, with full power of substitution, as its true and

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lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Term Facility Agent and in the name of the Term Facility Agent or in the Revolving Facility Agent’s own name, from time to time, in the Revolving Facility Agent’s sole discretion and in accordance with the Revolving Facility Documents, for the purposes of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

(b) (i) Upon any release, sale or disposition of Term Facility Priority Collateral permitted pursuant to the terms of the Term Facility Documents that results in the release of the Term Facility Lien (other than release of the Term Facility Lien due to the occurrence of the Term Facility Obligations Payment Date at a time when the Revolving Facility Obligations Payment Date has not occurred) on any Term Facility Priority Collateral, the Revolving Facility Lien on such Term Facility Priority Collateral (excluding any portion of the proceeds of such Term Facility Priority Collateral remaining after the Term Facility Obligations Payment Date occurs at a time when the Revolving Facility Obligations Payment Date has not occurred) shall be automatically and unconditionally released with no further consent or action of any Person so long as such release, sale or disposition of Term Facility Priority Collateral is permitted pursuant to the terms of the Revolving Facility Documents.

(ii) Upon any release, sale or disposition of Term Facility Priority Collateral that results in the release of the Term Facility Lien (other than release of the Term Facility Lien due to the occurrence of the Term Facility Obligations Payment Date at a time when the Revolving Facility Obligations Payment Date has not occurred) on any Term Facility Priority Collateral pursuant to any Enforcement Action, the Revolving Facility Lien on such Term Facility Priority Collateral (excluding any portion of the proceeds of such Term Facility Priority Collateral remaining after the Term Facility Obligations Payment Date occurs at a time when the Revolving Facility Obligations Payment Date has not occurred) shall be automatically and unconditionally released with no further consent or action of any Person so long as the proceeds of such Term Facility Priority Collateral are applied in accordance with Section 4.1(b) (with, in the case of Term Facility Obligations consisting of debt of a revolving nature, a corresponding permanent reduction in the commitments thereto).

(iii) The Revolving Facility Agent shall promptly execute and deliver such release documents and instruments and shall take such further actions as the Term Facility Agent (or, in the case of a release, sale or disposition permitted under the Revolving Facility Documents, as the Borrower) shall request to evidence any release of the Revolving Facility Lien described herein. The Revolving Facility Agent hereby appoints the Term Facility Agent and any officer or duly authorized person of the Term Facility Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Revolving Facility Agent and in the name of the Revolving Facility Agent or in the Term Facility Agent’s own name, from time to time, in the Term Facility Agent’s sole discretion and in accordance with the Term Facility Documents, for the purposes of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

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4.3. Certain Real Property Notices; Inspection Rights and Insurance. (a) To the extent provided under the Revolving Facility Documents, any Revolving Facility Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Revolving Facility Priority Collateral, and the Revolving Facility Agent may advertise and conduct public auctions or private sales of the Revolving Facility Priority Collateral, in each case without notice to, the involvement of or interference by any Term Facility Secured Party or liability to any Term Facility Secured Party.

(b) To the extent provided under the Term Facility Documents, any Term Facility Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Term Facility Priority Collateral, and the Term Facility Agent may advertise and conduct public auctions or private sales of the Term Facility Priority Collateral, in each case without notice to, the involvement of or interference by any Revolving Facility Secured Party or liability to any Revolving Facility Secured Party except as otherwise provided in Section 3.4.

(c) Proceeds of Common Collateral include insurance proceeds, and therefore the lien priorities set forth in Section 2.1 shall govern the ultimate disposition of casualty insurance proceeds. Until the Revolving Facility Obligations Payment Date has occurred, the Revolving Facility Agent will have the sole and exclusive right as between itself and the Term Facility Agent but in all circumstances subject to and solely to the extent provided under the Revolving Facility Documents (i) to adjust or settle any insurance policy or claim covering the Revolving Facility Priority Collateral in the event of any loss thereunder and (ii) to approve any award granted in any condemnation or similar proceeding affecting the Revolving Facility Priority Collateral. Until the Term Facility Obligations Payment Date has occurred, the Term Facility Agent will have the sole and exclusive right as between itself and the Revolving Facility Agent but in all circumstances subject to and solely to the extent provided under the Term Facility Documents (i) to adjust or settle any insurance policy or claim covering the Term Facility Priority Collateral in the event of any loss thereunder and (ii) to approve any award granted in any condemnation or similar proceeding affecting the Term Facility Priority Collateral.

(d) Notwithstanding anything the contrary in the Revolving Facility Agreement or the Term Facility Agreement, the parties hereby agree that in the event that a Recovery Event occurs and the Borrower is required as a result under the terms of the Revolving Facility Agreement or the Term Facility Agreement to prepay or offer to prepay the Revolving Facility Obligations or the Term Facility Obligations, then such prepayments shall be made (a) in the case of a Recovery Event involving Revolving Facility Priority Collateral, first to the Revolving Facility Obligations and then to the Term Facility Obligations as provided in Section 4.1 and (b) in the case of a Recovery Event involving Term Facility Priority Collateral, first to the Term Facility Obligations and then to the Revolving Facility Obligations as provided in Section 4.1.

4.4. Proceeds from Incurrence or Issuance of Indebtedness. Net Cash Proceeds from any Indebtedness issued or incurred by the Borrower or any Group Member to the extent that the Borrower is required to prepay or offer to prepay the Revolving Facility Obligations under the Revolving Facility Documents or the Term Facility Obligations under the Term Facility Documents shall be distributed as follows: first to the Term Facility Agent for application to the Term Facility Obligations in accordance with the terms of the Term Facility Documents, until the Term Facility Obligations Payment Date has occurred, and thereafter, to the Revolving Facility Agent for application in accordance with the Revolving Facility Documents; provided that at any time prior to the Revolving Facility Obligations Payment Date when the sum of Availability plus Perfected Cash (as each such term is defined in the Existing Revolving Facility Agreement) is less than $20,000,000, such proceeds shall be distributed on a pro rata basis to (a) the Term Facility Agent, for application to the Term Facility Obligations in accordance with the terms of

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the Term Facility Documents, and (b) the Revolving Facility Agent, for application in accordance with the Revolving Facility Documents.

SECTION 5. INSOLVENCY PROCEEDINGS.

5.1. Filing of Motions. (a) Until the Revolving Facility Obligations Payment Date has occurred, the Term Facility Agent agrees on behalf of itself and the other Term Facility Secured Parties that no Term Facility Secured Party shall, in or in connection with any Insolvency Proceeding, take any action with respect to the Revolving Facility Priority Collateral or the validity or enforceability of any of the Revolving Facility Documents or any of the Revolving Facility Obligations thereunder, including by filing any pleadings or motions or taking any position at any hearing or proceeding of any nature, that in each case (i) violates, or is prohibited by, this Section 5 (or, in the absence of an Insolvency Proceeding, otherwise would violate or be prohibited by this Agreement), (ii) asserts any right, benefit or privilege that arises in favor of the Term Facility Agent or Term Facility Secured Parties, in whole or in part, as a result of their interest in the Revolving Facility Priority Collateral or in the Term Facility Lien on the Revolving Facility Priority Collateral (unless the assertion of such right is expressly permitted by this Agreement) or (iii) relates in any way to the determination of any Liens or claims held by the Revolving Facility Agent (including the validity and enforceability thereof) or any other Revolving Facility Secured Party or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Term Facility Agent may (A) file a proof of claim in an Insolvency Proceeding and (B) file any necessary responsive or defensive pleadings in opposition of any motion or other pleadings made by any Person objecting to or otherwise seeking the disallowance of the claims of the Term Facility Secured Parties on the Revolving Facility Priority Collateral, in each case subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Term Facility Agent imposed hereby.

(b) Until the Term Facility Obligations Payment Date has occurred, the Revolving Facility Agent agrees on behalf of itself and the other Revolving Facility Secured Parties that no Revolving Facility Secured Party shall, in or in connection with any Insolvency Proceeding, take any action with respect to the Term Facility Priority Collateral or the validity or enforceability of any of the Term Facility Documents or any of the Term Facility Obligations thereunder, including by filing any pleadings or motions or taking any position at any hearing or proceeding of any nature, that in each case (i) violates, or is prohibited by, this Section 5 (or, in the absence of an Insolvency Proceeding, otherwise would violate or be prohibited by this Agreement), (ii) asserts any right, benefit or privilege that arises in favor of the Revolving Facility Agent or Revolving Facility Secured Parties, in whole or in part, as a result of their interest in the Term Facility Priority Collateral or in any Revolving Facility Lien on the Term Facility Priority Collateral (unless the assertion of such right is expressly permitted by this Agreement) or (iii) relates in any way to the determination of any Liens or claims held by the Term Facility Agent (including the validity and enforceability thereof) or any other Term Facility Secured Party or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Revolving Facility Agent may (A) file a proof of claim in an Insolvency Proceeding and (B) file any necessary responsive or defensive pleadings in opposition of any motion or other pleadings made by any Person objecting to or otherwise seeking the disallowance of the claims of the Revolving Facility Secured Parties on the Term Facility Priority Collateral, in each case subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Revolving Facility Agent imposed hereby.

5.2. Financing Matters. (a) If any Loan Party becomes subject to any Insolvency Proceeding at any time prior to the Revolving Facility Obligations Payment Date, and if the Revolving Facility Agent or the other Revolving Facility Secured Parties desire to consent (or not object) to the use of cash collateral that constitutes Revolving Facility Priority Collateral under the Bankruptcy Code or to provide

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financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party by any third party (any such financing, “Revolving Facility DIP Financing”), which Revolving Facility DIP Financing shall be secured by the Revolving Facility Priority Collateral, then the Term Facility Agent agrees, on behalf of itself and the other Term Facility Secured Parties that each Term Facility Secured Party, so long as the aggregate amount of the Revolving Facility DIP Financing does not exceed $165,000,000, (i) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such Revolving Facility DIP Financing, (ii) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such Revolving Facility DIP Financing except as set forth in paragraph 5.4 below, and (iii) will subordinate (and will be deemed hereunder to have subordinated) the Term Facility Liens on the Revolving Facility Priority Collateral (A) to such Revolving Facility DIP Financing on the same terms as the Revolving Facility Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (B) to any adequate protection provided to the Revolving Facility Secured Parties and (C) to any “carve-out,” including for debtor’s professionals, agreed to by the Revolving Facility Agent or the other Revolving Facility Secured Parties, so long as (1) the Term Facility Agent retains the Term Facility Liens on the Common Collateral to secure the Term Facility Obligations (in each case, including proceeds thereof arising after the commencement of any such Insolvency Proceeding), and, as to the Term Facility Priority Collateral only, such Lien has the same priority as existed prior to the commencement of such Insolvency Proceeding and any Lien securing such Revolving Facility DIP Financing is junior and subordinate to the Term Facility Lien on the Term Facility Priority Collateral, (2) all Liens on Revolving Facility Priority Collateral securing any such Revolving Facility DIP Financing shall be senior to or on a parity with the Revolving Facility Liens on such Revolving Facility Priority Collateral and (3) if the Revolving Facility Agent receives a replacement or adequate protection Lien on post-petition assets of any Loan Party that constitute Term Facility Priority Collateral (the “Term Facility Post-Petition Assets”) to secure the Revolving Facility Obligations, (x) such replacement or adequate protection Lien on such Term Facility Post-Petition Assets is junior and subordinate to the Term Facility Lien on such Term Facility Post-Petition Assets and (y) the Term Facility Agent also receives a replacement or adequate protection Lien on such Term Facility Post-Petition Assets to secure the Term Facility Obligations.

(b) If any Loan Party becomes subject to any Insolvency Proceeding at any time prior to the Term Facility Obligations Payment Date, and if the Term Facility Agent or the other Term Facility Secured Parties desire to consent (or not object) to the use of cash collateral that constitutes Term Facility Priority Collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party by any third party (any such financing, “Term Facility DTP Financing”), which Term Facility DIP Financing shall be secured by the Term Facility Priority Collateral, then the Revolving Facility Agent agrees, on behalf of itself and the other Revolving Facility Secured Parties that each Revolving Facility Secured Party, so long as the aggregate amount of the Term Facility DIP Financing does not exceed $420,000,000, (i) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such Term Facility DIP Financing, (ii) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such Term Facility DIP Financing except as set forth in paragraph 5.4 below, and (iii) will subordinate (and will be deemed hereunder to have subordinated) the Revolving Facility Liens on the Term Facility Priority Collateral (A) to such Term Facility DIP Financing on the same terms as the Term Facility Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (B) to any adequate protection provided to the Term Facility Secured Parties and (C) to any “carve-out,” including for debtor’s professionals, agreed to by the Term Facility Agent or the other Term Facility Secured Parties, so long as (1) the Revolving Facility Agent retains the Revolving Facility Liens on the Common Collateral to secure the Revolving Facility Obligations (in each case, including proceeds thereof arising after the commencement of any such Insolvency Proceeding), and, as to the Revolving Facility

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Priority Collateral only, such Lien has the same priority as existed prior to the commencement of such Insolvency Proceeding and any Lien securing such Term Facility DIP Financing is junior and subordinate to the Revolving Facility Lien on the Revolving Facility Priority Collateral, (2) all Liens on Term Facility Priority Collateral securing any such Term Facility DIP Financing shall be senior to or on a parity with the Term Facility Liens on such Term Facility Priority Collateral and (3) if the Term Facility Agent receives a replacement or adequate protection Lien on post-petition assets of any Loan Party that constitute Revolving Facility Priority Collateral (the “Revolving Facility Post-Petition Assets”) to secure the Term Facility Obligations, (x) such replacement or adequate protection Lien on such Revolving Facility Post-Petition Assets is junior and subordinate to the Revolving Facility Lien on such Revolving Facility Post-Petition Assets and (y) the Revolving Facility Agent also receives a replacement or adequate protection Lien on such Revolving Facility Post-Petition Assets to secure the Revolving Facility Obligations.

(c) All Liens granted to the Revolving Facility Agent or the Term Facility Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended to be and shall be deemed to be subject to the lien priorities set forth in Section 2.1 and the other terms and conditions of this Agreement.

5.3. Relief From the Automatic Stay. Until the Revolving Facility Obligations Payment Date, the Term Facility Agent agrees, on behalf of itself and the other Term Facility Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Revolving Facility Priority Collateral, without the prior written consent of the Revolving Facility Agent. Until the Term Facility Obligations Payment Date, the Revolving Facility Agent agrees, on behalf of itself and the other Revolving Facility Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any Term Facility Priority Collateral, without the prior written consent of the Term Facility Agent. In addition, neither the Revolving Facility Agent nor the Term Facility Agent shall seek any relief from the automatic stay with respect to any Common Collateral without providing 30 days’ prior written notice to the other, unless otherwise agreed by both the Revolving Facility Agent and the Term Facility Agent.

5.4. Adequate Protection. (a) The Term Facility Agent, on behalf of itself and the other Term Facility Secured Parties, agrees that, prior to the Revolving Facility Obligations Payment Date, so long as the Revolving Facility Agent and the other Revolving Facility Secured Parties comply with Section 5.4(b), none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the Revolving Facility Agent or the other Revolving Facility Secured Parties for adequate protection of its interest in the Common Collateral or any adequate protection provided to the Revolving Facility Agent or the other Revolving Facility Secured Parties or (ii) any objection by the Revolving Facility Agent or any other Revolving Facility Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection in the Common Collateral or (iii) the payment of interest, fees, expenses or other amounts to the Revolving Facility Agent or any other Revolving Facility Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. The Term Facility Agent, on behalf of itself and the other Term Facility Secured Parties, further agrees that, prior to the Revolving Facility Obligations Payment Date, none of them shall assert or enforce any claim under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise that is senior to or on a parity with the Revolving Facility Liens for costs or expenses of preserving or disposing of any Revolving Facility Priority Collateral. Subject to all other provisions of this Agreement, in any Insolvency Proceeding, if the Revolving Facility Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral that constitutes Revolving Facility Priority Collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any Revolving Facility DIP Financing or use of cash collateral, and the Revolving Facility Secured Parties do not object to the adequate

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protection being provided to them, then in connection with any such Revolving Facility DIP Financing or use of cash collateral the Term Facility Agent, on behalf of itself and any of the Term Facility Secured Parties, may, as adequate protection of their interests in the Revolving Facility Priority Collateral, seek or accept (and the Revolving Facility Agent and the Revolving Facility Secured Parties shall not object to) adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the Revolving Facility Obligations and such Revolving Facility DIP Financing on the same basis as the other Term Facility Liens on the Revolving Facility Priority Collateral are so subordinated to the Revolving Facility Obligations under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the Revolving Facility Secured Parties, provided, however, that the Term Facility Agent shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Term Facility Secured Parties, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims.

(b) The Revolving Facility Agent, on behalf of itself and the other Revolving Facility Secured Parties, agrees that, prior to the Term Facility Obligations Payment Date, so long as the Term Facility Agent and the other Term Facility Secured Parties comply with Section 5.4(a), none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the Term Facility Agent or the other Term Facility Secured Parties for adequate protection of its interest in the Common Collateral or any adequate protection provided to the Term Facility Agent or the other Term Facility Secured Parties or (ii) any objection by the Term Facility Agent or any other Term Facility Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection in the Common Collateral or (iii) the payment of interest, fees, expenses or other amounts to the Term Facility Agent or any other Term Facility Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise; provided that any action described in the foregoing clauses (i) and (ii) does not violate Section 5.2. The Revolving Facility Agent, on behalf of itself and the other Revolving Facility Secured Parties, further agrees that, prior to the Term Facility Obligations Payment Date, none of them shall assert or enforce any claim under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise that is senior to or on a parity with the Term Facility Liens for costs or expenses of preserving or disposing of any Term Facility Priority Collateral. Notwithstanding anything to the contrary set forth in this Section and in Section 5.2(b)(ii), but subject to all other provisions of this Agreement (including, without limitation, Section 5.2(b)(i) and Section 5.3), in any Insolvency Proceeding, if the Term Facility Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral that constitutes Term Facility Priority Collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any DIP Financing or use of cash collateral, and the Term Facility Secured Parties do not object to the adequate protection being provided to them, then in connection with any such DIP Financing or use of cash collateral the Revolving Facility Agent, on behalf of itself and any of the Revolving Facility Secured Parties, may, as adequate protection of their interests in the Term Facility Priority Collateral, seek or accept (and the Term Facility Agent and the Term Facility Secured Parties shall not object to) adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the Term Facility Obligations on the same basis as the other Revolving Facility Liens on the Term Facility Priority Collateral are so subordinated to the Term Facility Obligations under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the Term Facility Secured Parties, provided, however, that the Revolving Facility Agent shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Revolving Facility Secured Parties, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims.

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5.5. Avoidance Issues. (a) If any Revolving Facility Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party any amount (a “Recovery”), because such Recovery was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Revolving Facility Obligations shall be reinstated to the extent of such Recovery and, for the purposes of this Agreement (and, as applicable, the Revolving Facility Documents and the Term Facility Documents), deemed to be outstanding as if such payment had not occurred and the Revolving Facility Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Term Facility Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

(b) If any Term Facility Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party any Recovery, because such Recovery was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Term Facility Obligations shall be reinstated to the extent of such Recovery and, for the purposes of this Agreement (and, as applicable, the Revolving Facility Documents and the Term Facility Documents), deemed to be outstanding as if such payment had not occurred and the Term Facility Obligations Payment Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Revolving Facility Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

5.6. Asset Dispositions in an Insolvency Proceeding. (a) Neither the Term Facility Agent nor any other Term Facility Secured Party shall, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any Revolving Facility Priority Collateral that is supported by the Revolving Facility Secured Parties, and the Term Facility Agent and each other Term Facility Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the Revolving Facility Secured Parties and to have released their Liens on such Revolving Facility Priority Collateral; provided that (i) Revolving Facility Liens and Term Facility Liens will attach to the proceeds of any such sale or disposition with the same lien priorities set forth in Section 2.1 and (ii) Credit Bid Rights in respect of any such sale or disposition shall have been granted to the Term Facility Agent and the other Term Facility Secured Parties.

(b) Neither the Revolving Facility Agent nor any other Revolving Facility Secured Party shall, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any Term Facility Priority Collateral that is supported by the Term Facility Secured Parties, and the Revolving Facility Agent and each other Revolving Facility Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the Term Facility Secured Parties and to have released their Liens on such Term Facility Priority Collateral; provided that (i) Term Facility

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Liens and Revolving Facility Liens will attach to the proceeds of any such sale or disposition with the same lien priorities set forth in Section 2.1, (ii) Credit Bid Rights in respect of any such sale or disposition shall have been granted to the Revolving Facility Agent and the other Revolving Facility Secured Parties and (iii) any of the Intellectual Property constituting Term Facility Priority Collateral that is sold, transferred or otherwise disposed of by the Term Facility Agent (pursuant to an Enforcement Action) prior to the Revolving Facility Obligations Payment Date will be subject to the rights of the Revolving Facility Agent as set forth in Section 3.4.

5.7. Separate Grants of Security and Separate Classification. Each Term Facility Secured Party and each Revolving Facility Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the Revolving Facility Security Documents and the Term Facility Security Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Common Collateral, the Term Facility Obligations are fundamentally different from the Revolving Facility Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Revolving Facility Secured Parties and Term Facility Secured Parties in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Term Facility Secured Parties and the Revolving Facility Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Common Collateral with the effect being that (i) to the extent that the aggregate value of the Revolving Facility Priority Collateral is sufficient (for this purpose ignoring all claims held by the Term Facility Secured Parties), the Revolving Facility Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that is available from the Revolving Facility Priority Collateral before any distribution is made in respect of the claims held by the Term Facility Secured Parties and (ii) to the extent that the aggregate value of the Term Facility Priority Collateral is sufficient (for this purpose ignoring all claims held by the Revolving Facility Secured Parties), the Term Facility Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that is available from the Term Facility Priority Collateral before any distribution is made in respect of the claims held by the Revolving Facility Secured Parties, with the Term Facility Secured Parties and the Revolving Facility Secured Parties hereby acknowledging and agreeing to turn over to the Revolving Facility Secured Parties and the Term Facility Secured Parties, respectively, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of such Secured Parties.

5.8. Other Matters. (a) To the extent that the Term Facility Agent or any Term Facility Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Revolving Facility Priority Collateral, the Term Facility Agent agrees, on behalf of itself and the other Term Facility Secured Parties not to assert any of such rights without the prior written consent of the Revolving Facility Agent; provided that if requested by the Revolving Facility Agent, the Term Facility Agent shall timely exercise such rights in the manner requested by the Revolving Facility Agent, including any rights to payments in respect of such rights.

(b) To the extent that the Revolving Facility Agent or any Revolving Facility Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Term Facility Priority Collateral, the Revolving Facility Agent agrees, on behalf of itself and the other Revolving Facility Secured Parties not to assert any of such rights without the prior written consent of the Term Facility Agent; provided that if requested by the Term Facility Agent, the Revolving Facility Agent

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shall timely exercise such rights in the manner requested by the Term Facility Agent, including any rights to payments in respect of such rights.

5.9. Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be applicable both before and after the filing of any petition by or against any of the Loan Parties under the Bankruptcy Code or comparable foreign laws and all converted or succeeding cases in respect thereof, and all references herein to any Loan Party shall be deemed to apply to the trustee for such Loan Party and such Loan Party as a debtor-in-possession. The relative rights of (a) the Revolving Facility Agent and the other Revolving Facility Secured Parties and (b) the Term Facility Agent and the other Term Facility Secured Parties in or to any distributions from or in respect of any Common Collateral or proceeds of Common Collateral, shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Loan Party as a debtor-in-possession. If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any Revolving Facility Priority Collateral of the reorganized debtor are distributed both on account of Revolving Facility Obligations and on account of Term Facility Obligations, then, to the extent such debt obligations are secured by Liens upon any Revolving Facility Priority Collateral, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to any plan effected pursuant to an Insolvency Proceeding and will apply with like effect to the Liens securing such debt obligations.

SECTION 6. TERM FACILITY DOCUMENTS AND REVOLVING FACILITY DOCUMENTS.

(a) Each Loan Party and the Term Facility Agent, on behalf of itself and the Term Facility Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the Term Facility Documents in violation of this Agreement.

(b) Each Loan Party and the Revolving Facility Agent, on behalf of itself and the Revolving Facility Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the Revolving Facility Documents in violation of this Agreement.

(c) In the event the Revolving Facility Agent enters into any amendment, waiver or consent in respect of any of the Revolving Facility Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Revolving Facility Security Document or changing in any manner the rights of any parties thereunder, in each case solely with respect to any Revolving Facility Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Term Facility Security Document without the consent of or action by any Term Facility Secured Party (with all such amendments, waivers and modifications subject to the terms hereof); provided that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do. not violate the express provisions of the Term Facility Agreements), (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Term Facility Security Document, except to the extent that a release of such Lien is permitted by Section 4.2, (ii) any such amendment, waiver or consent that materially and adversely affects the rights of the Term Facility Secured Parties and does not affect the Revolving Facility Secured Parties in a like or similar manner shall not apply to the Term Facility Security Documents without the consent of the Term Facility Agent and (iii) notice of such amendment, waiver or consent shall be given to the Term Facility Agent no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

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(d) In the event the Term Facility Agent enters into any amendment, waiver or consent in respect of any of the Term Facility Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Facility Security Document or changing in any manner the rights of any parties thereunder, in each case solely with respect to any Term Facility Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Revolving Facility Security Document without the consent of or action by any Revolving Facility Secured Party (with all such amendments, waivers and modifications subject to the terms hereof); provided that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do not violate the express provisions of the Revolving Facility Agreements), (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Revolving Facility Security Document, except to the extent that a release of such Lien is permitted by Section 4.2, (ii) any such amendment, waiver or consent that materially and adversely affects the rights of the Revolving Facility Secured Parties and does not affect the Term Facility Secured Parties in a like or similar manner shall not apply to the Revolving Facility Security Documents without the consent of the Revolving Facility Agent and (iii) notice of such amendment, waiver or consent shall be given to the Revolving Facility Agent no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

SECTION 7. RELIANCE; WAIVERS; ETC.

7.1. Reliance. The Revolving Facility Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Term Facility Agent, on behalf of itself and the Term Facility Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the Revolving Facility Agent and the Revolving Facility Secured Parties. The Term Facility Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Revolving Facility Agent, on behalf of itself and the Revolving Facility Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the Term Facility Agent and the Term Facility Secured Parties.

7.2. No Warranties or Liability. The Term Facility Agent and the Revolving Facility Agent acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any other Revolving Facility Document or any Term Facility Document. Except as otherwise provided in this Agreement, the Term Facility Agent and the Revolving Facility Agent will be entitled to manage and supervise their respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

7.3. No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the Revolving Facility Documents or the Term Facility Documents.

SECTION 8. OBLIGATIONS UNCONDITIONAL.

8.1. Revolving Facility Obligations Unconditional. All rights and interests of the Revolving Facility Secured Parties hereunder, and all agreements and obligations of the Term Facility Secured Parties (and, to the extent applicable, the Loan Parties) hereunder, shall remain in full force and effect irrespective of:

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(a) any lack of validity or enforceability of any Revolving Facility Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Revolving Facility Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Revolving Facility Document;

(c) prior to the Revolving Facility Obligations Payment Date, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Revolving Facility Obligations or any guarantee or guaranty thereof; or

(d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Revolving Facility Obligations, or of any of the Term Facility Agent, or any Loan Party, to the extent applicable, in respect of this Agreement, other than a defense of performance or payment in full of the Revolving Facility Obligations.

8.2. Term Facility Obligations Unconditional. All rights and interests of the Term Facility Secured Parties hereunder, and all agreements and obligations of the Revolving Facility Secured Parties (and, to the extent applicable, the Loan Parties) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Term Facility Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Term Facility Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Term Facility Document;

(c) prior to the Term Facility Obligations Payment Date, any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Term Facility Obligations or any guarantee or guaranty thereof; or

(d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Term Facility Obligations or any of the Revolving Facility Agent, or any Loan Party, to the extent applicable, in respect of this Agreement, other than a defense of performance or payment in full of the Term Facility Obligations.

SECTION 9. MISCELLANEOUS.

9.1. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Revolving Facility Document or any Term Facility Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the parties hereto acknowledge that the terms of this Agreement are not intended to, and shall not, negate any rights granted to the Loan Parties in the Revolving Facility Documents and the Term Facility Documents or impose any obligations on the Loan Parties other than as expressly set forth herein.

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9.2. Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the earlier to occur of the Revolving Facility Obligations Payment Date and the Term Facility Obligations Payment Date. This is a continuing agreement and the Revolving Facility Secured Parties and the Term Facility Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, Borrower or any other Loan Party on the faith hereof.

9.3. Amendments; Waivers. (a) No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the Revolving Facility Agent and the Term Facility Agent, and, in the case of amendments or modifications of Sections 3.5, 3.6, 4,1, 4.2,4.3, 6 and 9 (other than 9.4) and any defined terms in Section 1.2 which are defined by reference hereto in any Revolving Facility Agreement or Term Facility Agreement, such Loan Party.

(b) It is understood that the Revolving Facility Agent and the Term Facility Agent, without the consent of any other Revolving Facility Secured Party or Term Facility Secured Party, may in their discretion determine that a supplemental agreement (which make take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional indebtedness or other obligations (“Additional Debt”) of any of the Loan Parties become Revolving Facility Obligations or Term Facility Obligations, as the case may be, under this Agreement, which supplemental agreement shall specify whether such Additional Debt constitutes Revolving Facility Obligations or Term Facility Obligations, provided, that such Additional Debt is permitted to be incurred by the Revolving Facility Agreement and Term Facility Agreement then existing, and is permitted by said Agreements to be subject to the provisions of this Agreement as Revolving Facility Obligations or Term Facility Obligations, as applicable.

9.4. Information Concerning Financial Condition of the Borrower and the other Loan Parties. Each of the Term Facility Agent and the Revolving Facility Agent hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and each of the other Loan Parties and all other circumstances bearing upon the risk of nonpayment of the Revolving Facility Obligations or the Term Facility Obligations. The Term Facility Agent and the Revolving Facility Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the Term Facility Agent or the Revolving Facility Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

9.5. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

9.6. Submission to Jurisdiction; Waivers. (a) Each Revolving Facility Secured Party, each Term Facility Secured Party and each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, such Federal court. Each such

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party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the any Revolving Facility Secured Party or Term Facility Secured Party may otherwise have to bring any action or proceeding against any Loan Party or its properties in the courts of any jurisdiction.

(b) Each Revolving Facility Secured Party, each Term Facility Secured Party and each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

9.7. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three business days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

9.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the Revolving Facility Secured Parties and Term Facility Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral. Each Revolving Facility Secured Party and Term Facility Secured Party by acknowledging or accepting the benefit of any Lien on any Common Collateral or of this Agreement shall be deemed to be bound by the terms and provisions hereof.

9.9. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.10. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.11. Other Remedies. For avoidance of doubt, it is understood that nothing in this Agreement shall prevent any Revolving Facility Secured Party or any Term Facility Secured Party from exercising any available remedy to accelerate the maturity of any indebtedness or other obligations owing under the

33

Revolving Facility Documents or the Term Facility Documents, as applicable, or to demand payment under any guarantee in respect thereof.

9.12. Counterparts: Integration: Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.

9.13. Additional Loan Parties. Each Person that becomes a Loan Party after the date hereof shall become a party to this Agreement upon execution and delivery by such Person of an Assumption Agreement in the form of Annex 1 to this Agreement.

9.14. Legend. The Revolving Facility Agent, the Revolving Facility Secured Parties, the Term Facility Agent and the Term Facility Secured Parties will cause each primary credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of the Revolving Facility Obligations or Term Facility Obligations, as the case may be, any notes issued pursuant to any such agreement, any guarantee and any security document related thereto to be indorsed with substantially the following legend:

“The terms of this Agreement, any lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement dated as of June 7, 2007 (the “Intercreditor Agreement”) among JPMorgan Chase Bank, as Revolving Facility Agent, JPMorgan Chase Bank, N.A., as Term Facility Agent, Fender Musical Instruments Corporation, as the Borrower, and the other Loan Parties signatory thereto, as amended from time to time. In the event of any inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall supersede the provisions of this Agreement.”

9.15. Dutch Law. Each party agrees that enforcement of rights and remedies in The Netherlands shall be in accordance with the laws of The Netherlands.

34

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A., as Revolving Facility Agent for and on behalf of the Revolving Facility Secured Parties

By:
Name:
Title:

Address for Notices:

Attention:
Telecopy No.:

JPMORGAN CHASE BANK, N.A., as Term Facility Agent for and on behalf of the Term Facility Secured Parties

By:
Name:
Title:

Address for Notices:

Attention:
Telecopy No.:

FENDER MUSICAL INSTRUMENTS CORPORATION

By:
Name:
Title:

Address for Notices:

Attention:
Telecopy No.:

Intercreditor Agreement

FENDER ASIA PACIFIC CORP.

FENDER INTERNATIONAL CORPORATION

FENDER PLAYERS CLUB.COM, L.L.C.

JACKSON/CHARVEL MANUFACTURING, INC.

By:

Name:
Title:

Address for Notices:

Attention:
Telecopy No.:

Intercreditor Agreement

EXHIBIT J

FORM OF

SOLVENCY CERTIFICATE

This Solvency Certificate is delivered pursuant to Section 4.1(m) of the Revolving Facility Credit Agreement, dated as of June [7], 2007 (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among FENDER MUSICAL INSTRUMENTS CORPORATION (the “Borrower”), the Lenders party thereto, the Syndication Agent named therein and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1.	I am the duly elected, qualified and acting Chief Financial Officer of the Borrower.

2.	I have reviewed and am familiar with the contents of this Certificate.

3.     I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.     Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the Refinancing and the borrowings under the Credit Agreement, the Borrower and its Subsidiaries on a consolidated basis are Solvent.

IN WITNESS WHEREOF, I have executed this Certificate this              day of             , 200_.

Name:
Title: Chief Financial Officer

EXHIBIT K

BORROWING BASE CERTIFICATE

[Subject to JPM ABL review]

BORROWING BASE REPORT
Rpt #
Obligor Number:			Date:
Loan Number:			Period Covered:	to

COLLATERAL CATEGORY	A/R	Inventory	TOTAL

Description
1 Beginning Balance (Previous report—Line 8)
2 Additions to Collateral (Gross Sales or Purchases)
3 Other Additions (Add back any non-A/R cash to line 3
4 Deductions to Collateral (Cash Received)
5 Deductions to Collateral (Discounts, other)
6 Deductions to Collateral (Credit Memos, all)
7 Other non-cash credits to A/R
8 Total Ending Collateral Balance
9 Less Ineligible—Past Due
10 Less Ineligible—Cross-age ( %)
11 Less Ineligible—Foreign
12 Less Ineligible—Contra
13 Less Ineligible—Other (attached schedule)
14 Total Ineligible—Accounts Receivable
15 Less Ineligible — Inventory Slow-moving
16 Less Ineligible—Inventory Offsite not covered
17 Less Ineligible — Inventory WIP
18 Less Ineligible — Consigned
19 Less Ineligible — Other (attached schedule)
20 Total Ineligibles Inventory
21 Total Eligible Collateral
22 Advance Rate Percentage
23 Net Available—Borrowing Base Value
24 Reserves
25 Total Borrowing Base Value
26 CAPS/Loan Limits			Total CAPS/Loan Line
27 Maximum Borrowing Limit (Lesser of 25. or 26.)*			Total Available :

LOAN STATUS
28 Previous Loan Balance (Previous Report Line 31)
29 Less: A. Net Collections (Same as line 4) B. Adjustments/Other
30 Add: A. Request for Funds B. Adjustments/Other
31 New Loan Balance
32 Letter of Credit/BA’s outstanding
33 Availability Not Borrowed (Lines 27 less 31 & 32)
34 Revolving Loan			Total New Loan Balance:
35 OVERALL EXPOSURE (lines 31 & 34)

Pursuant to, and in accordance with, the terms and provisions of that certain Revolving Facility Credit Agreement (“Agreement”), among JPMorgan Chase Bank, N.A., as administrative agent for the Lenders, the Lenders parties thereto and Fender Musical Instruments Corporation (“Borrower”), undersigned Financial Officer of the Borrower, on behalf of the Borrower, is executing and delivering to Administrative Agent this Collateral Report accompanied by supporting data (collectively referred to as the “Report”), undersigned Financial Officer of the Borrower, on behalf of the Borrower, represents and warrants to Administrative Agent that this Report is true and correct, and is based on information contained in the Borrower’s own financial accounting records. Undersigned Financial Officer, by the execution of this Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Aereement. and further certifies on this                  day of                 , 20    , that the Borrower is in compliance with said Agreement.

BORROWER’S NAME:	AUTHORIZED SIGNATURE:

Exhibit K